Form 10-K405, Exhibit 13
period 1996-12-31
ANB CORP
filed 1997-03-31
CIK 760992

Mission Statement

The mission of ANB Corporation is to provide a broad range of financial services to its market, to maximize a long-term return to stockholders through capital appreciation and dividends, and to provide a challenging work environment with appropriate compensation.

ANB Corporation will accomplish its mission through its affiliated companies by taking an active financial and civic role in its local communities. The organization shall deal fairly under all circumstances, and shall endeavor to be the most professional and responsive financial institution in the market.

ANB Corporation will continue to grow profitably by attaining excellence in the fulfillment of customer financial service needs. Growth may also be accomplished via acquisition or merger when such actions are in the best interests of all ANB Corporation stockholders.

Shareholder Information

Founded in 1984, ANB Corporation is a multi-bank holding company engaged in the business of commercial banking, trust and asset management. Headquartered in Muncie, Indiana, the business of the company is conducted through its three subsidiaries: American National Bank and Trust Company of Muncie, American National Trust And Investment Management Company, and Peoples Loan & Trust Bank.

American National Bank is a national banking association with its principal office in Muncie, Delaware County, Indiana. American National Trust is a nationally chartered trust bank headquartered in Muncie, with regional offices in three other Indiana communities. Peoples is a state banking association with its home office in Winchester, Randolph County, Indiana.

American National Bank has one wholly owned subsidiary: ANB Financial Planning Services.

ANB Corporation provides commercial banking, trust and asset management products and services through 23 affiliated offices in six Indiana counties.

ALLEN COUNTY
American National Trust And Investment Management Company

DELAWARE COUNTY
American National Bank and Trust Company of Muncie (10 offices)
American National Trust And Investment Management Company
ANB Financial Planning Services

JAY COUNTY
American National Bank and Trust Company of Muncie

MADISON COUNTY
American National Trust And Investment Management Company

RANDOLPH COUNTY
American National Trust And Investment Management Company
Peoples Loan & Trust Bank (5 Offices)

WAYNE COUNTY
Peoples Loan & Trust Bank (2 Offices)

Annual Meeting                         Market Makers
Wednesday, April 16, 1997              NatCity Investments
Minnetrista Cultural Center            McDonald & Company Sec., Inc.
1200 North Minnetrista Parkway         Howe Barnes Investments, Inc.
Muncie, Indiana 47303                  Robert W. Baird & Co., Inc.

Corporate Address                      Stock Transfer Agent
ANB Corporation                        American National Trust And
110 East Main Street                   Investment Management Company
Muncie, Indiana 47305                  320 South High Street
                                       Muncie, Indiana 47305


ANNUAL REPORT (FORM 10-K)
Upon written request, the Company will provide without charge to each shareholder, a copy of the annual report on Form 10-K as filed with the Securities and Exchange Commission for the year ended December 31, 1996. Address all requests to: L.E. Thomas, Chief Financial Officer and Treasurer, at the corporate office address.

COMPANY STOCK PRICES AND DIVIDENDS
The Company's common stock trades on The NASDAQ Stock Market under the symbol ANBC. At December 31, 1996, the Company had 4,490,556 shares of its common stock outstanding, and there were 619 shareholders of record.

The following table sets forth the high and low prices of the Company's common stock as reported by NatCity Investments in 1996 and 1995. The prices do not include retail mark-ups, mark-downs or commissions and may not represent actual transactions. The prices have been adjusted for stock splits. The table also sets forth the cash dividends declared on Company common stock since January 1, 1995. All dividends have been adjusted to give effect to stock splits.

                 Stock Price                                  Dividends
                 High                Low                      Per Share
                 1996      1995      1996      1995           1996      1995
                ------    ------    ------    ------         ------    ------
First Quarter   $16.50    $12.25    $15.50    $11.88         $0.125    $0.105
Second Quarter   17.50     13.50     16.50     12.25          0.125     0.105
Third Quarter    18.00     14.00     17.50     13.50          0.150     0.125
Fourth Quarter   21.00     15.75     18.00     14.00          0.150     0.125

The primary source of funds for the payment of cash dividends by the Company is dividends received from its subsidiaries. The subsidiaries have certain dividend restrictions, which are common to the banking industry, that limit the payment of dividends. The Company has no reason to believe these restrictions will, in any way, impair the payment of future cash dividends.

The Company currently anticipates that it will continue to pay quarterly cash dividends on its common stock. The payment of dividends in the future is at the discretion of the Company's Board of Directors and will depend on the Company's operating results and financial condition, the availability of funds, regulatory limitations, tax considerations and other factors.

FINANCIAL HIGHLIGHTS

ANB Corporation Selected Financial Data
(Dollars in Thousands Except for Per Share Amounts)

                                         1996         1995         1994         1993        1992
FOR THE YEAR:
    Net interest income                $21,028      $19,824      $17,411      $14,424     $14,510
    Provision for loan losses            1,089        1,084          277          519       1,082
    Net interest income after
         provision for loan losses      19,939       18,740       17,134       13,905      13,428
    Income before cumulative effect
         of change in accounting
         method                          6,006        5,285        4,770        4,987       4,573
    Net income                           6,006        5,285        4,770        5,185       4,573
    Dividends                            2,472        2,090        1,866        1,676       1,446
    Average shares outstanding       4,501,155    4,551,822    4,549,010    4,529,060   4,517,680

PER SHARE:*
    Income before cumulative effect
         of change in accounting
         method                          $1.33        $1.16        $1.05        $1.10       $1.01
    Net income                            1.33         1.16         1.05         1.14        1.01
    Dividends                             0.55         0.46         0.41         0.37        0.32
    Stockholders' equity                 11.43        10.92         9.85         9.17        8.38
    Market stock price at year end       20.00        15.75        12.00        13.25       11.25

AT YEAR END:
    Total assets                      $493,847     $483,236     $441,586     $346,335    $353,445
    Loans, net                         372,681      346,016      326,105      237,908     251,520
    Deposits                           405,845      415,351      380,132      289,492     301,422
    Stockholders' equity                51,341       49,471       44,910       41,703      37,904

*Per share amounts have been restated to give retroactive   effect to   the 1995
stock split.

REPORT FROM MANAGEMENT

To our shareholders and friends:

Nineteen ninety-six was a record-setting year for ANB Corporation. All-time highs were recorded in net income per share and net income, dividends per share and total dividends, stockholders' equity, total assets and total loans. Key asset and equity measurements improved, while for the second consecutive year, the Company maintained a net interest margin in excess of five percent.

The board of directors and management of your Company followed closely a strategic initiatives plan - a "road map" document - designed to grow your Company, expand earning opportunities and enhance the value of the shares you hold. The Company grew through one acquisition and poised itself, through reorganization, to take advantage of future growth possibilities. In addition, communication with market makers, analysts and institutional investors received increased emphasis during 1996, an activity that will be heightened in the future.

In 1996, the associates of ANB Corporation and its affiliated companies continued a unified pursuit of an important organizational core value - lifelong learning. We worked to expand our sales and business development abilities, our technological readiness, our leadership and our managerial skills. Most importantly, we did not relent in our steadfast quest for unparalleled customer service; a brand of service for which we have become well known.

As a stakeholder in ANB Corporation, we invite you to read further as we report the results of 1996 and share our expectations for continued success.

RECORD NET INCOME. ANB Corporation net income per share in 1996 was $1.33, an increase of 14.7 percent over the $1.16 earned in 1995. Net income was $6.006 million, an increase of 13.6 percent over 1995 net income.

We are most gratified to report that the double-digit increases in net income per share and net income were achieved in spite of having to pay a one-time charge assessed by the Federal Deposit Insurance Corporation. The non-recurring special assessment, which amounted to $589 thousand, resulted from federal legislation enacted to recapitalize the Savings Association Insurance Fund. The impact on net income for 1996 was 8 CENTS per share.

ANB CORPORATION STOCK, DIVIDEND AND EQUITY GROWTH. The market bid price of ANB Corporation was $15.75 at the beginning of 1996. On December 31, 1996, the market bid price was $20.00, an increase of 27.0 percent during the year. Since the beginning of 1995, ANB Corporation has appreciated in value more than 66.0 percent. An investment of $100 in ANB Corporation on January 1, 1992, would have grown to $293 by December 31, 1996, assuming the reinvestment of all dividends. The average annual compound growth rate during that span of five years was 24.0 percent.

Again in 1996, the dividend paid per share of ANB Corporation stock was increased. Effective with the third quarter payment, the dividend increased
20.0 percent from 12.5 CENTS to 15 CENTS per share. It was the 17th consecutive year during which the dividend per share was increased. Total dividends paid per share during 1996 increased 19.6 percent over the prior year and have risen in excess of 10.8 percent for 13 years in a row.

Total dividends paid to shareholders reached $2.472 million in 1996 with the dividend payout ratio reaching 41.4 percent. Stockholders' equity in the Company increased 3.8 percent during 1996, to an all-time high of $51.3 million. At the end of 1996, ANB Corporation maintained a leverage capital ratio of 9.5 percent and a risk-adjusted total capital ratio of 14.4 percent.

TOTAL ASSETS. Total assets of the Company increased 2.2 percent during the year, from $483.2 million at year end 1995 to $493.8 million at year end 1996. Total loans grew 7.8 percent from $348.9 million to $376.1 million. Credit quality at ANB Corporation remained positive during 1996 due to continued sound credit administration policies and thorough internal loan review. The minimization of loan losses is of central importance to long-term profitability. A strong credit portfolio builds investor confidence and strengthens customer faith in ANB Corporation and its affiliates.

STRATEGIC INITIATIVES. Enhancement of shareholder value receives top priority and attention by the directors and management of your Company. Two years ago, during a day-long corporate board retreat, a strategic initiatives document was developed. The initiatives provide a road map to be followed, the result of which will be growth, expanded earning opportunities and shareholder value enhancement.

In 1996, ANB Corporation senior management accepted the challenge of developing the concept of a statewide community bank network. The network envisioned will consist of individually chartered, community financial institutions supported by a single holding company.

A network such as this will provide community banks and thrifts an alternative to "going it alone;" an alternative to selling to a regional bank holding company where local control and decision-making authority are removed. The network will preserve relationships with the local customer and the community - the foundations upon which community banking is built. The holding company will foster economies of size and scale by serving as a resource for data processing, alternative delivery technologies, internal audit, loan review, human resources, employee benefits, marketing, trust services, access to capital markets and shareholder liquidity.

Within the framework of ANB Corporation's strategic initiatives, a significant 1996 event involved our trust affiliate, American National Trust And Investment Management Company. Late in the year, the ownership of American National Trust was transferred from American National Bank and Trust Company to ANB Corporation. This transfer was made in order to accommodate plans for future growth and expansion of trust operations throughout Indiana.

In March 1996, American National Trust acquired Northern Indiana Trust Company and merged the staff and assets of the trust department of another Company affiliate, Peoples Loan & Trust Bank. These consolidations added approximately $180 million to the assets of American National Trust and positioned this important corporate affiliate to gain an even greater share of the Indiana trust services market. American National Trust is currently the fourth largest Indiana-based provider of trust and asset management services.

Formal research conducted last year confirmed there are opportunities to gain trust market share in communities where ownership of local trust providers has shifted to institutions headquartered outside of Indiana. This same research revealed a high level of satisfaction among the current clients of American National Trust. Contributing elements to this satisfaction are the rates of return achieved in 1996 by the Trust Company's investment department. The American National Trust bond and income funds exceeded the Lehman Brothers Intermediate Government/Corporate Index by 0.54 percent and
0.55 percent, respectively. The American National Trust equity and growth funds exceeded the Standard and Poor's 500 Index by 2.17 percent and 3.20 percent, respectively.

EXPANSION OF BOARD AND MANAGEMENT. The number of ANB Corporation directors increased by one in 1996 with the election of Madelyn K. Ferris. As senior vice president of Paws Incorporated - the operating company for the international cartoon character, Garfield the Cat - Mrs. Ferris brings a wealth of national and international business experience. The Board is delighted to welcome Mrs. Ferris as a member.

As a result of a management expansion plan, Jerome J. Gassen was added to the executive management of American National Bank and Trust Company of Muncie in early 1997. Mr. Gassen, formerly an executive with Firstar Corporation of Iowa, will serve as president and chief operating officer of American National, along with yours truly who will serve as vice chairman and chief executive officer of the bank and continue to serve as president and chief executive officer of ANB Corporation.

CAPITALIZING ON TECHNOLOGY. During 1996, an extensive study of core data processing and alternative delivery applications concluded with the selection and purchase of a new system. Following conversion in 1997, the corporate in-house system will support existing Company affiliates and those that join the ANB Corporation family under the statewide community bank network concept.

Harmonious with the statewide network concept, the new core data processing solution will allow customers of affiliate companies to transact business on their accounts at any affiliate bank. In addition, it will enable ANB Corporation affiliates to implement or enhance comprehensive telephone and personal computer banking systems. This state-of-the-art technology will make it possible for increasing numbers of customers to electronically access their accounts whenever and wherever they choose while ultimately decreasing delivery costs.

POSITIONED FOR THE FUTURE. The associates of ANB Corporation and its affiliates worked diligently in 1996 to ensure that the return on your investment in the Company was enhanced. Although we look forward to continued high performance results in 1997 and beyond, we will not be content to rest on the record performance of 1996.

To remain profitable, to increase shareholder value, to meet the ever-increasing expectations of an interactive marketplace, the directors and management of your Company will continue to embrace the accelerated pace of change in the financial services industry. Our objective is to employ change and make it work to enhance shareholder value. New technologies will be an integral part of our strategic directions for the future.

Innovation, flexibility, responsiveness and performance are some of the attributes that characterize your Company. We will continue to build upon the unique strengths and hard-earned successes of the past - the combination of which will position ANB Corporation strategically for the future.


James R. Schrecongost
President and Chief Executive Officer

Independent Auditor's Report


To the Stockholders and
Board of Directors
ANB Corporation
Muncie, Indiana


We have audited the consolidated balance sheet of ANB Corporation and subsidiaries as of December 31, 1996 and 1995, and the related consolidated statements of income, changes in stockholders' equity and cash flows for each of the three years in the period ended December 31, 1996. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements described above present fairly, in all material respects, the consolidated financial position of ANB Corporation and subsidiaries as of December 31, 1996 and 1995, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1996, in conformity with generally accepted accounting principles.

As discussed in the notes to the consolidated financial statements, the Company changed its method of accounting for investments in securities in 1994.


Geo. S. Olive & Co. LLC


Indianapolis, Indiana
January 31, 1997

                        ANB CORPORATION AND SUBSIDIARIES

                        Consolidated Financial Statements
                           December 31, 1996 and 1995

                        ANB CORPORATION AND SUBSIDIARIES
                                 TABLE OF CONTENTS

                                                                     PAGE
-------------------------------------------------------------------------
INDEPENDENT AUDITOR'S REPORT                                            1

FINANCIAL STATEMENTS

   Consolidated balance sheet                                           2

   Consolidated statement of income                                     3

   Consolidated statement of changes in stockholders' equity            4

   Consolidated statement of cash flows                                 5

   Notes to consolidated financial statements                           6

                        INDEPENDENT AUDITOR'S REPORT



To the Stockholders and
Board of Directors
ANB Corporation
Muncie, Indiana


We have audited the consolidated balance sheet of ANB Corporation and subsidiaries as of December 31, 1996 and 1995, and the related consolidated statements of income, changes in stockholders' equity and cash flows for each of the three years in the period ended December 31, 1996. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements described above present fairly, in all material respects, the consolidated financial position of ANB Corporation and subsidiaries as of December 31, 1996 and 1995, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1996, in conformity with generally accepted accounting principles.

As discussed in the notes to the consolidated financial statements, the Company changed its method of accounting for investments in securities in 1994.


Geo. S. Olive & Co. LLC


Indianapolis, Indiana
January 31, 1997

                        ANB CORPORATION AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEET

DECEMBER 31                                               1996        1995
_____________________________________________________________________________
                                                       (Dollars in Thousands)

ASSETS
 Cash and due from banks                                 $ 21,835  $ 23,488
 Federal funds sold                                         2,475    19,800
 Interest-bearing deposit accounts                             74       248
                                                         __________________
   Cash and cash equivalents                               24,384    43,536
 Investment securities available for sale                  73,944    70,514
 Mortgage loans held for sale                                 204       129
 Loans                                                    376,081   348,913
  Allowance for loan losses                                (3,400)   (2,897)
                                                         __________________
     Net loans                                            372,681   346,016
 Premises and equipment                                     9,345     9,577
 Federal Reserve and Federal Home Loan Bank stock           2,713     2,661
 Foreclosed real estate                                       516       341
 Interest receivable                                        4,159     4,081
 Core deposit intangibles and goodwill                      4,306     4,309
 Other assets                                               1,595     2,072
                                                         __________________
     Total assets                                        $493,847  $483,236
                                                         __________________
                                                         __________________

  Deposits
   Noninterest bearing                                   $ 50,256  $ 52,029
   Interest bearing                                       355,589   363,322
                                                         __________________
     Total deposits                                       405,845   415,351
  Short-term borrowings                                    17,676     7,749
  Federal Home Loan Bank advances                          14,000     2,395
  Interest payable                                          1,391     1,626
  Other liabilities                                         3,594     6,644
                                                         __________________
     Total liabilities                                    442,506   433,765
                                                         __________________
  Commitments and contingent liabilities
STOCKHOLDERS' EQUITY
  Preferred stock, without par value
    Authorized and unissued--250,000 shares
  Common stock, $1 stated value
    Authorized--20,000,000 shares
    Issued and outstanding--4,490,556 and 4,530,335 shares  4,491     4,530
  Paid-in capital                                           6,930     6,274
  Paid-in capital--stock options                              397       466
  Prepaid compensation expense                                          (68)
  Retained earnings                                        38,325    36,358
  Net unrealized gain on securities available for sale      1,198     1,911
                                                         __________________
     Total stockholders' equity                            51,341    49,471
                                                         __________________
     Total liabilities and stockholders' equity          $493,847  $483,236
                                                         __________________
                                                         __________________
See notes to consolidated financial statements.


                                       (2)

                           ANB CORPORATION AND SUBSIDIARIES
                           CONSOLIDATED STATEMENT OF INCOME

YEAR ENDED DECEMBER 31                              1996     1995     1994
______________________________________________________________________________
                                                     (Dollars in Thousands
                                                 Except for Per Share Amounts)

INTEREST INCOME
  Loans receivable
    Taxable                                         $32,310   $30,342   $24,502
    Tax exempt                                          107        80        66
  Investment securities
    Taxable                                           1,837     1,674     1,391
    Tax exempt                                        2,679     2,573     2,561
  Federal funds sold                                    271       591       368
  Other interest and dividend income                    220       211       208
                                                    ___________________________
     Total interest income                           37,424    35,471    29,096
                                                    ___________________________
INTEREST EXPENSE
  Deposits                                           15,484    15,051    11,326
  Short-term borrowings                                 481       479       322
  Federal Home Loan Bank advances                       431       117        37
                                                    ___________________________
     Total interest expense                          16,396    15,647    11,685
                                                    ___________________________

NET INTEREST INCOME                                  21,028    19,824    17,411
  Provision for loan losses                           1,089     1,084       277
                                                    ___________________________

NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES  19,939    18,740    17,134
                                                    ___________________________

OTHER INCOME
  Fiduciary activities                                4,452     4,132     3,990
  Service charges on deposit accounts                 1,359     1,349     1,244
  Other customer fees                                   463       338       327
  Investment securities gains, net                                          305
  Net loans sold gains                                  159        97       129
  Other income                                          567       625       607
                                                    ___________________________
     Total other income                               7,000     6,541     6,602
                                                    ___________________________

OTHER EXPENSES
  Salaries and employee benefits                     10,017     9,827     9,206
  Premises and equipment expenses                     2,672     2,645     2,617
  Advertising                                           472       496       468
  Professional fees                                     268       336       394
  Deposit insurance expense                             867       558       817
  Printing and office supplies                          561       569       532
  Amortization of goodwill and core deposit intangibles 375       360       338
  Other expenses                                      2,907     2,683     2,563
                                                    ___________________________
     Total other expenses                            18,139    17,474    16,935
                                                    ___________________________

INCOME BEFORE INCOME TAX                              8,800     7,807     6,801
  Income tax expense                                  2,794     2,522     2,031
                                                    ___________________________
NET INCOME                                         $  6,006  $  5,285  $  4,770
                                                    ___________________________
                                                    ___________________________
NET INCOME PER SHARE                                  $1.33     $1.16     $1.05
WEIGHTED AVERAGE SHARES OUTSTANDING               4,501,155 4,551,822 4,549,010


See notes to consolidated financial statements.


                                     (3)

                        ANB CORPORATION AND SUBSIDIARIES
            CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY

                                                                           COMPENSATORY STOCK OPTIONS             NET
                                                                           --------------------------          UNREALIZED
                                                COMMON STOCK                                                    GAIN ON
                                          ---------------------                          PREPAID               SECURITIES
                                             SHARES                PAID-IN   PAID-IN  COMPENSATION  RETAINED   AVAILABLE
                                           OUTSTANDING   AMOUNT    CAPITAL   CAPITAL     EXPENSE    EARNINGS    FOR SALE    TOTAL
-----------------------------------------------------------------------------------------------------------------------------------
                                                            (Dollars in Thousands except for Per Share Amounts)
BALANCES, JANUARY 1, 1994                   2,272,279   $  2,272   $ 7,960   $   519    $   (261)   $ 31,213              $ 41,703
  Net income for 1994                                                                                  4,770                 4,770
  Cash dividends ($.41 per share)                                                                     (1,866)               (1,866)
  Cumulative effect of change in method
    of accounting for securities                                                                                $    957       957
  Net change in unrealized gain on
    securities available for sale                                                                                   (936)     (936)
  Exercise of stock options                     3,362          3        53        (7)                                           49
  Stock tendered in exercise of stock
    options                                      (462)                  (2)                               (9)                  (11)
  Compensation expense for 1994
    related to options granted                                                               109                               109
  Tax benefit on stock options
    exercised                                                           11                                                      11
  Stock issued under dividend
    reinvestment and stock
    purchase plan                               5,086          5       119                                                     124
                                           ---------------------------------------------------------------------------------------

BALANCES, DECEMBER 31, 1994                 2,280,265      2,280     8,141       512        (152)     34,108          21    44,910
  Net income for 1995                                                                                  5,285                 5,285
  Cash dividends ($.46 per share)                                                                     (2,090)               (2,090)
  Net change in unrealized gain on
    securities available for sale                                                                                  1,890     1,890
  Two-for-one stock split                   2,261,963      2,262    (2,262)
  Exercise of stock options                    17,913         18       172       (46)                                          144
  Stock tendered in exercise of stock
    options                                    (6,195)        (6)      (14)                              (89)                 (109)
  Compensation expense for 1995
    related to options granted                                                                84                                84
  Tax benefit on stock options
    exercised                                                           66                                                      66
  Stock repurchases                           (34,651)       (35)     (126)                             (856)               (1,017)
  Stock issued under dividend
    reinvestment and stock
    purchase plan                              11,040         11       297                                                     308
                                           ---------------------------------------------------------------------------------------

BALANCES, DECEMBER 31, 1995                 4,530,335      4,530     6,274       466         (68)     36,358       1,911    49,471
  Net income for 1996                                                                                  6,006                 6,006
  Cash dividends ($.55 per share)                                                                     (2,472)               (2,472)
  Net change in unrealized gain on
    securities available for sale                                                                                   (713)     (713)
  Exercise of stock options                    39,950         40       287       (57)                                          270
  Stock tendered in exercise of stock
    options                                   (10,488)       (10)      (13)                             (157)                 (180)
  Compensation expense for 1996
    related to options granted                                                                56                                56
  Compensatory stock options
    cancelled                                                                    (12)         12
  Tax benefit on stock options
    exercised                                                          109                                                     109
  Stock repurchases                           (93,000)       (93)     (128)                           (1,410)               (1,631)
  Stock issued under dividend
    reinvestment and stock
    purchase plan                              23,759         24       401                                                     425
                                           ---------------------------------------------------------------------------------------
BALANCES, DECEMBER 31, 1996                 4,490,556   $  4,491   $ 6,930   $   397    $      0    $ 38,325    $  1,198  $ 51,341
                                           ---------------------------------------------------------------------------------------
                                           ---------------------------------------------------------------------------------------

See notes to consolidated financial statements.


                                                                             (4)

                        ANB CORPORATION AND SUBSIDIARIES
                      CONSOLIDATED STATEMENT OF CASH FLOWS

YEAR ENDED DECEMBER 31                                                                 1996         1995       1994
-----------------------------------------------------------------------------------------------------------------------
                                                                                          (Dollars in Thousands)
OPERATING ACTIVITIES
  Net income                                                                         $   6,006   $   5,285   $   4,770
  Adjustments to reconcile net income to net cash provided by operating activities

    Provision for loan losses                                                            1,089       1,084         277
    Depreciation and amortization                                                        1,109       1,172       1,263
    Amortization of goodwill and core intangibles                                          375         360         338
    Amortization of loan, deposit and other purchase accounting adjustments, net
                                                                                            33         (31)       (110)
    Deferred income tax                                                                   (381)       (274)        (73)
    Investment securities amortization (accretion), net                                    (63)       (132)        323
    Investment securities gains                                                                                   (305)
    Net change in
      Loans held for sale                                                                  (75)         35         111
      Accounts receivable for loans sold                                                   163        (163)        696
      Interest receivable                                                                  (78)       (566)       (196)
      Interest payable                                                                    (235)        376         361
    Other adjustments                                                                      151       1,509         879
                                                                                     ----------------------------------
      Net cash provided by operating activities                                          8,094       8,655       8,334
                                                                                     ----------------------------------

INVESTING ACTIVITIES
  Net change in marketable equity securities available for sale                            251        (274)      1,040
  Purchases of securities available for sale                                           (18,455)    (17,758)    (10,041)
  Proceeds from maturities of securities held to maturity                                            6,342       7,495
  Proceeds from maturities of securities available for sale                             11,408      15,025      22,200
  Proceeds from sales of securities available for sale                                     250                   6,957
  Purchases of securities held to maturity                                                          (3,493)     (1,386)
  Net change in loans                                                                  (28,203)    (21,094)    (34,018)
  Purchases of premises and equipment                                                     (878)       (572)       (895)
  Proceeds from sale of foreclosed real estate                                             253          20         400
  Purchase of Federal Home Loan Bank stock                                                 (52)        (13)       (361)
  Acquisitions, net of cash acquired                                                      (399)                 (7,330)
  Other investing activities                                                                24          42          71
                                                                                     ----------------------------------
    Net cash used by investing activities                                              (35,801)    (21,775)    (15,868)
                                                                                     ----------------------------------

FINANCING ACTIVITIES
  Net change in
    Noninterest-bearing, interest-bearing demand and savings deposits                   (5,737)        903       1,502
    Certificates of deposit                                                             (3,760)     34,409      10,772
    Short-term borrowings                                                                9,926      (4,908)        486
  Proceeds from Federal Home Loan Bank advances                                         15,000       4,850
  Repayment of Federal Home Loan Bank advances                                          (3,395)     (2,850)
  Repayment of long-term debt                                                                                     (996)
  Cash dividends                                                                        (2,472)     (2,090)     (1,866)
  Stock repurchases                                                                     (1,631)     (1,017)
  Stock sold
    Exercise of stock options                                                              199         101          49
    Dividend reinvestment and stock purchase plan                                          425         308         124
                                                                                     ----------------------------------
      Net cash provided by financing activities                                          8,555      29,706      10,071
                                                                                     ----------------------------------

NET CHANGE IN CASH AND CASH EQUIVALENTS                                                (19,152)     16,586       2,537

CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR                                            43,536      26,950      24,413
                                                                                     ----------------------------------
CASH AND CASH EQUIVALENTS, END OF YEAR                                               $  24,384   $  43,536   $  26,950
                                                                                     ----------------------------------
                                                                                     ----------------------------------
ADDITIONAL CASH FLOWS INFORMATION
  Interest paid                                                                      $  16,631   $  15,271   $  11,321
  Income tax paid                                                                        3,095       2,530       1,888

See notes to consolidated financial statements.


                                                                             (5)

                       ANB CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                      (Table Dollar Amounts in Thousands)


- NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The accounting and reporting policies of ANB Corporation ("Company") and its wholly owned subsidiaries, American National Bank and Trust Company of Muncie ("American National"), Peoples Loan & Trust Bank ("Peoples") and American National Trust and Investment Management Company ("ANTIM"), and ANB Financial Planning Services ("ANBFPS"), a subsidiary of American National, conform to generally accepted accounting principles and general practices followed by the banking industry. The more significant of the policies are described below.

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

The Company is a bank holding company whose principal activity is the ownership and management of the banks and other subsidiaries. The bank and trust company subsidiaries operate under national and state bank charters and provide full banking services. Accordingly, these subsidiaries are subject to regulation by the Office of the Comptroller of the Currency, Department of Financial Institutions, State of Indiana, and the Federal Deposit Insurance Corporation.

The banking subsidiaries generate commercial, mortgage and consumer loans and receive deposits from customers located primarily in Delaware, Jay, Randolph and Wayne Counties, Indiana and surrounding counties. The loans are generally secured by specific items of collateral including real property, consumer assets and business assets. American National also engages in loan servicing for investors. ANTIM provides trust and asset management services, and ANBFPS is engaged in the selling of financial services.

CONSOLIDATION--The consolidated financial statements include the accounts of the Company and subsidiaries after elimination of all material intercompany transactions and accounts.

INVESTMENT SECURITIES--Debt securities are classified as held to maturity when the Company has the positive intent and ability to hold the securities to maturity. Securities held to maturity are carried at amortized cost.

Debt securities not classified as held to maturity are classified as available for sale. Securities available for sale are carried at fair value with unrealized gains and losses reported separately in stockholders' equity, net of tax.

Amortization of premiums and accretion of discounts are recorded as interest income from securities. Realized gains and losses are recorded as net security gains (losses). Gains and losses on sales of securities are determined on the specific-identification method.

At January 1, 1994, investment securities, securities held for sale and marketable equity securities with an approximate carrying value of $42,058,000 were reclassified as available for sale. This reclassification resulted in an increase in total stockholders' equity, net of taxes, of $957,000.


                                     (6)

ANB CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Table Dollar Amounts in Thousands)


MORTGAGE SERVICING RIGHTS on originated loans are capitalized by allocating the total cost of the mortgage loans between the mortgage servicing rights and the loans based on their relative fair values. Capitalized servicing rights are amortized in proportion to and over the period of estimated servicing revenues.

MORTGAGE LOANS HELD FOR SALE are carried at the lower of aggregate cost or market. Net unrealized losses are recognized through a valuation allowance by charges to income.

LOANS are carried at the principal amount outstanding. Interest income is accrued on the principal balances of loans. The accrual of interest on impaired loans is discontinued when, in management's opinion, the borrower may be unable to meet payments as they become due. When interest accrual is discontinued, all unpaid accrued interest is reversed. Interest income is subsequently recognized only to the extent cash payments are received. Certain loan fees and direct costs are being deferred and amortized as an adjustment of yield on the loans.

ALLOWANCE FOR LOAN LOSSES is maintained to absorb loan losses based on management's continuing review and evaluation of the loan portfolio and its judgment as to the impact of economic conditions on the portfolio. The evaluation by management includes consideration of past loss experience, changes in the composition of the portfolio, the current condition and amount of loans outstanding, and the probability of collecting all amounts due. Impaired loans are measured by the present value of expected future cash flows, or the fair value of the collateral of the loan, if collateral dependent.

The determination of the adequacy of the allowance for loan losses is based on estimates that are particularly susceptible to significant changes in the economic environment and market conditions. Management believes that as of December 31, 1996 the allowance for loan losses is adequate based on information currently available. A worsening or protracted economic decline in the areas within which the banking subsidiaries operate would increase the likelihood of additional losses due to credit and market risks and could create the need for additional loss reserves.

PREMISES AND EQUIPMENT are carried at cost net of accumulated depreciation. Depreciation is computed using the straight-line and the declining balance methods based principally on the estimated useful lives of the assets. Maintenance and repairs are expensed as incurred while major additions and improvements are capitalized. Gains and losses on dispositions are included in current operations.

FEDERAL RESERVE AND FEDERAL HOME LOAN BANK STOCK are required investments for institutions that are members of the Federal Reserve and Federal Home Loan Bank systems. The required investment in the common stock is based on a predetermined formula.

FORECLOSED REAL ESTATE is carried at the lower of cost or fair value less
estimated selling costs.   When foreclosed real estate is acquired, any
required adjustment is charged to the allowance for loan losses. All subsequent activity is included in current operations.

CORE DEPOSIT INTANGIBLES AND GOODWILL are being amortized on the straight-line method over periods not exceeding 15 years. Such assets are periodically evaluated as to the recoverability of their carrying value.


                                     (7)

ANB CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Table Dollar Amounts in Thousands)

INCOME TAX in the consolidated statement of income includes deferred income tax provisions or benefits for all significant temporary differences in recognizing income and expenses for financial reporting and income tax purposes. The Company files consolidated income tax returns with its subsidiaries.

EARNINGS PER SHARE have been computed based upon the weighted average common and common equivalent shares outstanding during each year after retroactive adjustment for the stock split. Common stock equivalents consisting of shares issuable under stock option plans were not included since their effect on dilution was insignificant.

- ACQUISITION

On January 21, 1994, the Company acquired 100% of the outstanding common stock of Winchester Bancorporation ("Winchester") for approximately $11,045,000 including acquisition costs of $119,000. The transaction was recorded using the purchase method and, accordingly, the net assets acquired of $6,269,000 were recorded at their estimated fair values at date of acquisition. The excess of the purchase price over the estimated fair value of underlying net assets of $4,776,000 was allocated to goodwill and is being amortized over 15 years. Peoples was the wholly owned subsidiary of Winchester at the date of acquisition. Winchester, the parent company, was dissolved. The consolidated financial statements include the accounts of Peoples from January 21, 1994.

Pro forma condensed results of operations for 1994 as though Winchester and Peoples had been acquired as of January 1 of that year are as follows:

                                                                1994
                                                        ---------------------
                                                         REPORTED  PRO FORMA
                                                        ---------------------
Net interest income . . . . . . . . . . . . . . . . . .  $17,411    $17,578
Net income. . . . . . . . . . . . . . . . . . . . . . .    4,770      4,800
Net income per share. . . . . . . . . . . . . . . . . .     1.05       1.06


- RESTRICTION ON CASH AND DUE FROM BANKS

The banking subsidiaries are required to maintain reserve funds in cash and/or on deposit with the Federal Reserve Bank. The reserve required at December 31, 1996, was $5,561,000.

- INVESTMENT SECURITIES

                                                      1996
                                   ---------------------------------------------
                                                GROSS         GROSS
                                   AMORTIZED  UNREALIZED    UNREALIZED     FAIR
DECEMBER 31                          COST       GAINS         LOSSES       VALUE
--------------------------------------------------------------------------------
Available for sale
  U.S. Treasury. . . . . . . . . .  $17,763    $  106          $ 31      $17,838
  Federal agencies . . . . . . . .    8,047         3            78        7,972
  State and municipal. . . . . . .   42,138     2,178           150       44,166
  Mortgage-backed securities . . .    3,123                      45        3,078
  Marketable equity securities . .      690                                  690
  Corporate obligations. . . . . .      200                                  200
                                   ---------------------------------------------
    Total investment securities. .  $71,961    $2,287          $304      $73,944
                                   ---------------------------------------------
                                   ---------------------------------------------


                                     (8)

ANB CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Table Dollar Amounts in Thousands)

                                                      1995
                                   ---------------------------------------------
                                                GROSS         GROSS
                                   AMORTIZED  UNREALIZED    UNREALIZED     FAIR
DECEMBER 31                          COST       GAINS         LOSSES       VALUE
--------------------------------------------------------------------------------
Available for sale
  U.S. Treasury . . . . . . . . .   $17,950     $  226         $  3      $18,173
  Federal agencies. . . . . . . .     4,148          8            3        4,153
  State and municipal . . . . . .    40,118      3,031           44       43,105
  Mortgage-backed securities. . .     3,744                      49        3,695
  Marketable equity securities. .       941                                  941
  Corporate obligations . . . . .       450                       3          447
                                   ---------------------------------------------
   Total investment securities. .   $67,351     $3,265         $102      $70,514
                                   ---------------------------------------------
                                   ---------------------------------------------

Marketable equity securities consist of shares in a mutual fund which invests in money market instruments including federal funds and repurchase agreements.

The amortized cost and fair value of securities available for sale at December 31, 1996, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because issuers may have the right to call or prepay obligations with or without call or prepayment penalties.


                                              AMORTIZED            FAIR
                                                COST               VALUE
---------------------------------------------------------------------------
Within one year. . . . . . . . . . . . . .     $ 8,892              $ 8,930
One to five years. . . . . . . . . . . . .      21,605               21,767
Five to ten years. . . . . . . . . . . . .      16,951               17,568
After ten years. . . . . . . . . . . . . .      20,700               21,911
                                              -----------------------------
                                                68,148               70,176
Mortgage-backed securities . . . . . . . .       3,123                3,078
Marketable equity securities . . . . . . .         690                  690
                                              -----------------------------
      Totals . . . . . . . . . . . . . . .     $71,961              $73,944
                                              -----------------------------
                                              -----------------------------

Securities with a total carrying value of $41,063,000 and $29,037,000 were pledged at December 31, 1996 and 1995 to secure certain deposits and for other purposes as permitted or required by law.

Proceeds from sales of securities available for sale during 1996 and 1994 were $250,000 and $6,957,000. No gains or losses were realized on the 1996 sales. Gross gains of $321,000 and gross losses of $16,000 were realized on the 1994 sales.

The tax expense for securities gains was $121,000 for 1994.

The Company had amounts due to brokers for purchases of investment securities of $1,999,000 at December 31, 1995.

On December 31, 1995, the Company transferred certain securities from held to maturity to available for sale in accordance with a transition reclassification allowed by the Financial Accounting Standards Board. Such securities had a carrying value of $35,830,000 and a fair value of $37,984,000.


                                     (9)

ANB CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Table Dollar Amounts in Thousands)


- LOANS AND ALLOWANCE


DECEMBER 31                                           1996           1995
-----------------------------------------------------------------------------
Commercial and industrial loans. . . . . . . . . . . $ 81,142       $ 75,083
Term federal funds sold. . . . . . . . . . . . . . .    5,500          8,784
Real estate loans
  One-to-four family properties. . . . . . . . . . .  144,749        134,488
  Other. . . . . . . . . . . . . . . . . . . . . . .   98,366         91,581
Individuals' loans for household and other
  personal expenditures. . . . . . . . . . . . . . .   42,507         35,736
Tax-exempt loans . . . . . . . . . . . . . . . . . .    2,432          1,630
Other loans. . . . . . . . . . . . . . . . . . . . .    1,385          1,611
                                                    ------------------------
     Total loans . . . . . . . . . . . . . . . . . . $376,081       $348,913
                                                    ------------------------
                                                    ------------------------

DECEMBER 31                               1996         1995           1994
-----------------------------------------------------------------------------
Allowance for loan losses
  Balances, January 1. . . . . . . . . . $2,897        $2,698         $1,441
  Addition resulting from acquisition. .                               1,105
  Provision for losses . . . . . . . . .  1,089         1,084            277
  Recoveries on loans. . . . . . . . . .     66           187            302
  Loans charged off. . . . . . . . . . .   (652)       (1,072)          (427)
                                         -----------------------------------
  Balances, December 31. . . . . . . . . $3,400        $2,897         $2,698
                                         -----------------------------------
                                         -----------------------------------

Information on impaired loans is summarized below.

DECEMBER 31                                           1996           1995
----------------------------------------------------------------------------
Impaired loans with an allowance . . . . . . . . . . $1,047         $  930
Impaired loans for which the discounted cash flows
  or collateral value exceeds the carrying value of
  the loan . . . . . . . . . . . . . . . . . . . . .    190            261
                                                     -----------------------
     Total impaired loans. . . . . . . . . . . . . . $1,237         $1,191
                                                     -----------------------
                                                     -----------------------
Allowance for impaired loans (included in the
  Company's allowance for loan losses) . . . . . . . $  459         $  202
                                                     -----------------------
                                                     -----------------------

YEAR ENDED DECEMBER 31                                1996           1995
----------------------------------------------------------------------------
Average balance of impaired loans. . . . . . . . . . $1,152         $1,370
Interest income recognized on impaired loans . . . .     56             16
Cash-basis interest included above . . . . . . . . .     56             16



                                    (10)

ANB CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Table Dollar Amounts in Thousands)


The Company's banking subsidiaries have entered into transactions with certain directors, executive officers, significant stockholders and their affiliates or associates (related parties). Such transactions were made in the ordinary course of business on substantially the same terms and conditions, including interest rates and collateral, as those prevailing at the same time for comparable transactions with other customers, and did not, in the opinion of management, involve more than normal credit risk or present other unfavorable features.

The aggregate amount of loans, as defined, to such related parties were as follows:


Balance, December 31, 1995                                       $13,248

Changes in composition of related parties                            155
New loans, including renewals                                      6,970
Payments, etc., including renewals                                (5,687)
                                                                 -------
Balance, December 31, 1996                                       $14,686
                                                                 -------
                                                                 -------

- PREMISES AND EQUIPMENT

DECEMBER 31                                              1996     1995
------------------------------------------------------------------------
Land                                                   $2,342    $2,275
Buildings                                               7,516     7,451
Leasehold improvements                                    246       254
Equipment                                               8,897     8,639
                                                       ----------------
     Total cost                                        19,001    18,619
Accumulated depreciation                               (9,656)   (9,042)
                                                       ----------------
     Net                                               $9,345    $9,577
                                                       ----------------
                                                       ----------------

- DEPOSITS

DECEMBER 31                                              1996     1995
------------------------------------------------------------------------
Demand deposits                                      $163,181  $167,018
Savings deposits                                       26,727    28,627
Certificates and other time deposits of $100,000
  or more                                              57,674    55,193
Other certificates and time deposits                  158,263   164,513
                                                     ------------------
     Total deposits                                  $405,845  $415,351
                                                     ------------------
                                                     ------------------


                                       (11)

ANB CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Table Dollar Amounts in Thousands)


Certificates and other time deposits maturing in years ending after December 31, 1996:

     1997                                               $171,677
     1998                                                 30,230
     1999                                                  8,089
     2000                                                  4,618
     2001                                                  1,218
     Thereafter                                              105
                                                        --------
                                                        $215,937
                                                        --------
                                                        --------

- SHORT-TERM BORROWINGS

DECEMBER 31                                          1996        1995
------------------------------------------------------------------------
Federal funds purchased                             $ 6,600
Securities sold under repurchase agreements           7,203     $4,594
U. S. Treasury demand notes                           3,873      3,155
                                                    ------------------
Total short-term borrowings                         $17,676     $7,749
                                                    ------------------
                                                    ------------------

Securities sold under agreements to repurchase consist of obligations of the Company to other parties. The obligations are secured by U. S. Treasury securities and such collateral is held in safekeeping by financial institutions. The maximum amount of outstanding agreements at any month-end during 1996 and 1995 totaled $7,203,000 and $8,502,000 and the monthly average of such agreements totaled $4,761,000 and $5,611,000. The agreements at December 31, 1996, mature within five months.


- FEDERAL HOME LOAN BANK ADVANCES

Federal Home Loan Bank advances were $14,000,000 and $2,395,000 at December 31, 1996 and 1995. Maturities by year for advances at December 31, 1996 are $12,000,000 in 1997; $1,000,000 in 1998; and $1,000,000 in 2000. The weighted average interest rate at December 31, 1996 and 1995 was 5.61% and 6.77%.

These advances are secured by first mortgage loans and investment securities totaling $146,175,000 and $136,716,000 at December 31, 1996 and 1995. Advances
are subject to restrictions or penalties in the event of prepayment.

- LOAN SERVICING

Mortgage loans serviced for others are not included in the accompanying consolidated balance sheet. The unpaid principal balances of mortgage loans serviced for others totaled $56,350,000 and $54,329,000 at December 31, 1996 and 1995.


                                       (12)

ANB CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Table Dollar Amounts in Thousands)

In 1996, the Company adopted Statement of Financial Accounting Standards (SFAS) No. 122, ACCOUNTING FOR MORTGAGE SERVICING RIGHTS. This Statement requires the capitalization of retained mortgage servicing rights on originated or purchased loans. The amount of servicing rights capitalized in 1996 was not material.

- INCOME TAX

YEAR ENDED DECEMBER 31                             1996       1995      1994
-------------------------------------------------------------------------------
Income tax expense
  Currently payable
    Federal                                        $2,361    $2,071    $1,471
    State                                             814       725       633
  Deferred
    Federal                                          (317)     (259)      (61)
    State                                             (64)      (15)      (12)
                                                   --------------------------
        Total income tax expense                   $2,794    $2,522    $2,031
                                                   --------------------------
                                                   --------------------------
Reconciliation of federal statutory to actual
 tax expense
  Federal statutory income tax at 34%              $2,992    $2,654    $2,312
  Tax exempt interest                                (834)     (797)     (812)
  Effect of state income taxes                        495       468       410
  Nondeductible goodwill amortization                 121       122       115
  Other                                                20        75         6
                                                   --------------------------
        Actual tax expense                         $2,794    $2,522    $2,031
                                                   --------------------------
                                                   --------------------------

A cumulative net deferred tax liability is included in other liabilities. The components of the liability are as follows:


DECEMBER 31                                                   1996     1995
-----------------------------------------------------------------------------
Differences in depreciation methods                         $   543  $   569
Accretion of investment discounts                                33       25
Differences in accounting for loan fees                         (22)     (99)
Differences in accounting for loan losses                      (449)    (152)
State income tax                                                114       96
Differences in accounting for retirement plans and other
  employee benefits                                            (491)    (378)
Deferral of directors' fees                                    (218)    (220)
Differences in accounting for stock option compensation        (168)    (169)
Deferral of Federal Home Loan Bank dividends                    110      110
Differences in accounting for securities available for sale     785    1,252
Other                                                           (25)      27
                                                             ---------------
                                                               $212   $1,061
                                                             ---------------
                                                             ---------------
Liabilities                                                  $1,585   $2,079
Assets                                                       (1,373)  (1,018)
                                                             ---------------
                                                             $  212   $1,061
                                                             ---------------
                                                             ---------------

No valuation allowance was necessary at any time during 1996, 1995 or 1994.


                                      (13)

ANB CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Table Dollar Amounts in Thousands)


- COMMITMENTS AND CONTINGENT LIABILITIES

In the normal course of business there are outstanding commitments and contingent liabilities, such as commitments to extend credit and standby letters of credit, which are not included in the accompanying financial statements. The banking subsidiaries' exposure to credit loss in the event of nonperformance by the other party to the financial instruments for commitments to extend credit and standby letters of credit is represented by the contractual or notional amount of those instruments. The banking subsidiaries use the same credit policies in making such commitments as they do for instruments that are included in the consolidated balance sheet.

Financial instruments whose contract amount represents credit risk as of December 31 were as follows:

                                                         1996      1995
---------------------------------------------------------------------------
Commitments to extend credit                            $57,944   $53,132
Standby letters of credit                                 1,032       387

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The banking subsidiaries evaluate each customer's credit worthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the banking subsidiaries upon extension of credit, is based on management's credit evaluation. Collateral held varies but may include accounts receivable, inventory, property and equipment, and income-producing commercial properties.

Standby letters of credit are conditional commitments issued by the banking subsidiaries to guarantee the performance of a customer to a third party.

The Company has entered into agreements with seven officers which provide for salary continuation for a three-year period under certain circumstances following a change of control of the Company, as defined. Under the terms of the agreements, these payments could occur if, during a two-year period following a change of control, such officers are terminated other than for cause or unreasonable changes are made in their employment relationships.

The Company and its subsidiaries are also subject to claims and lawsuits which arise primarily in the ordinary course of business. It is the opinion of management that the disposition or ultimate resolution of such claims and lawsuits will not have a material adverse effect on the consolidated financial position of the Company.


                                      (14)

ANB CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Table Dollar Amounts in Thousands)

- RESTRICTION ON BANK DIVIDENDS

Without prior approval of the Comptroller of the Currency, American National is restricted by national banking laws as to the maximum amount of dividends it can pay in any calendar year to its retained net profits (as defined) for that year plus the two preceding years. In addition, American National assumed the Muncie Federal Savings Bank (merged into American National in 1993) liquidation account for the benefit of eligible account holders established in connection with its merger-conversion, which was $6,277,000 at October 1, 1990. As a result of these restrictions, net assets of American National not available for payment of dividends to the Company were approximately $24,224,000 as of December 31, 1996. Total net assets of American National at such date were $27,823,000. American National received approval for payment of dividends to the Company needed to acquire Winchester in 1994.

Without prior approval, current regulations allow Peoples to pay dividends to the Company not exceeding net profits (as defined) for the current year plus those for the previous two years. As a result of this restriction, net assets of Peoples not available for payment of dividends to the Company were approximately $14,625,000 as of December 31, 1996. Total net assets of Peoples at such date were $16,025,000.

As a practical matter, banking subsidiary dividends are restricted to a lesser amount because of the need to maintain adequate capital structures.

- STOCK TRANSACTIONS

In April, 1995, the stockholders approved an increase in the number of authorized shares of common stock from 5,000,000 to 20,000,000 shares.

In April, 1995, the Company adopted a resolution to repurchase up to 200,000 shares of Company common stock. During 1996 and 1995, shares totaling 93,000 and 69,302 were repurchased under this program, which was terminated effective in November, 1996.

In November, 1995, the Company declared a two-for-one common stock split, distributed 2,261,963 shares ($1 stated value) to stockholders on December 29, 1995, and transferred $2,261,963 from paid-in-capital to common stock. Accordingly, all references to stock option plans, dividend reinvestment plan, and stock repurchase program data in the notes to consolidated financial statements, weighted average shares outstanding and per share amounts have been restated to give retroactive effect to the two-for-one split.


                                       (15)

ANB CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Table Dollar Amounts in Thousands)

Pursuant to the stock option plans, the Company redeemed 10,488, 7,397 and 924 shares of its common stock and issued 39,950, 24,426 and 6,724 shares of common stock in 1996, 1995 and 1994, respectively. Tax benefits of $109,500, $66,100 and $10,700 related to the exercise of stock options were credited to paid-in capital in 1996, 1995 and 1994.

The Company approved a Dividend Reinvestment and Stock Purchase Plan in 1994 enabling stockholders to elect to have their cash dividends on all shares held automatically reinvested in additional shares of the Company's common stock. In addition, stockholders may elect to make optional cash payments up to an aggregate of $5,000 per quarter for the purchase of additional shares of common stock. The stock is credited to participant accounts at fair market value. Dividends are reinvested on a quarterly basis on the applicable dividend payment date that began with the October, 1994 dividend payment. The plan made 200,000 shares available for purchase. At December 31, 1996, 143,987 shares of common stock remained available for purchase under the plan.

- REGULATORY CAPITAL

The Company and banking subsidiaries are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate actions by the regulatory agencies that, if undertaken, could have a material effect on the Company's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company and banking subsidiaries must meet specific capital guidelines that involve quantitative measures of the Company's and banking subsidiaries' assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Company's and banking subsidiaries' capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

At December 31, 1996, the management of the Company believes that it meets all capital adequacy requirements to which it is subject. The most recent notification from the regulatory agency categorized the Company and banking subsidiaries as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Company and banking subsidiaries must maintain a minimum total risk-based capital, core capital to adjusted tangible assets and core capital to adjusted total assets of 10.0%, 6.0% and 5.0%, respectively. There have been no conditions or events since that notification that management believes have changed this categorization.


                                       (16)

ANB CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Table Dollar Amounts in Thousands)

The actual and required capital amounts and ratios of the Company, American National and Peoples are as follows:

                                                         1996
                                             ------------------------------
                                                             REQUIRED FOR
                                              ACTUAL   ADEQUATE CAPITAL 1
                                             ------------------------------
DECEMBER 31                                  AMOUNT   RATIO   AMOUNT  RATIO
---------------------------------------------------------------------------
Total capital 1 (to risk-weighted assets)
  Consolidated                               $49,237   14.4%  $27,418   8.0%
  American National                           28,926   12.5    18,544   8.0
  Peoples                                     13,275   12.4     8,598   8.0

Tier I capital 1 (to risk-weighted assets)
  Consolidated                                45,837   13.4    13,709   4.0
  American National                           26,742   11.5     9,272   4.0
  Peoples                                     12,059   11.2     4,299   4.0

Tier I capital 1 (to average assets)
Consolidated                                  45,837    9.5    19,245   4.0
American National                             26,742    8.1    13,233   4.0
Peoples                                       12,059    8.4     5,726   4.0

1 As defined by regulatory agencies


- EMPLOYEE BENEFIT PLANS

The Company's defined-benefit pension plan covers substantially all of its employees. The benefits are based primarily on years of service and employees' pay near retirement. Contributions are intended to provide not only for benefits attributed to service to date, but also for those expected to be earned in the future. Pension expense was $231,000 for 1996, $161,000 for 1995 and $170,000 for 1994.


                                       (17)

ANB CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Table Dollar Amounts in Thousands)



The following table sets forth the plan's funded status and amounts recognized in the consolidated balance sheet:


DECEMBER 31                                                                   1996           1995
---------------------------------------------------------------------------------------------------
Actuarial present value of
  Accumulated benefit obligation including vested benefits
    of $5,715 and $6,079                                                   $  6,012       $  6,381
                                                                          -------------------------
  Projected benefit obligation for service rendered to date                $ (7,296)      $ (7,703)
Plan assets at fair value, primarily fixed income obligations, equity
  securities, and collective investment and mutual funds                      8,056          7,178
                                                                          -------------------------
Plan assets in excess of (less than) projected benefit obligation               760           (525)
Unrecognized net loss from experience different than that assumed               186          1,602
Unrecognized prior service cost being recognized over 16 years                 (441)          (475)
Unrecognized net asset at January 1, 1987 being recognized over 17 years       (499)          (569)
                                                                          -------------------------
Prepaid pension cost included in other assets                              $      6       $     33
                                                                          -------------------------
                                                                          -------------------------
Plan assets at fair value related to the Company
  Company common stock                                                     $    760       $    751
  Collective investment funds managed by ANTIM                                1,033          1,417



DECEMBER 31                                                    1996           1995           1994
---------------------------------------------------------------------------------------------------
Pension expense includes the following components
  Service cost--benefits earned during the year             $    454       $    346       $    369
  Interest cost on projected benefit obligation                  496            517            506
  Actual return on plan assets                                  (976)          (833)            77
  Net amortization and deferral                                  257            131           (782)
                                                           ----------------------------------------

                                                            $    231       $    161       $    170
                                                           ----------------------------------------
                                                           ----------------------------------------

Assumptions used in the accounting as of December 31 were
  Discount rate                                                 7.50%          7.00%          7.25%
  Rate of increase in compensation                              4.50%          4.50%          4.50%
  Expected long-term rate of return on assets                   9.00%          9.00%          9.00%



                                     (18)

ANB CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Table Dollar Amounts in Thousands)

The Company has a retirement savings 401(k) plan in which substantially all employees may participate. The Company matches employees' contributions at the rate of 50 percent for the first 4 percent of base salary contributed by participants. The Company also has a stock investment plan under which employees may, at their option, purchase stock of the Company. The Company contributes 20 percent of employees' contributions. The expense for these plans was $157,600 for 1996, $140,600 for 1995 and $129,000 for 1994.

The Company maintains a director retirement policy previously established by Muncie Federal which provides for benefits subsequent to retirement date. The amount of accrued benefits under the policy is included in other liabilities.

-  STOCK OPTION PLANS

Under terms of the ANB Corporation Stock Option Plan ("1990 Plan") for key employees, 300,000 shares of Company common stock shall be available for grant, and the option price upon exercise shall not be less than 75% of fair market value of such stock at date of grant. Options granted shall be exercisable in four annual installments, on a cumulative basis, beginning one year after date of grant, or upon a change in control of the Company as defined in the 1990 Plan, a purchase of Company stock pursuant to a tender offer or exchange offer, or a merger or sale of assets in which the Company does not survive as an independent entity. The period for exercising options shall not exceed ten years, and no options may be granted after December, 1999. The 1990 Plan may be later amended or terminated with no options granted thereafter pursuant to terms set forth in the 1990 Plan. Any excess of fair market value over the option price for the 1990 Plan options at date of grant is recorded as prepaid compensation expense and is allocated to paid-in capital. The Company recorded amortization of prepaid compensation expense of $56,000 for 1996, $84,000 for 1995, and $109,000 for 1994 as a
charge to income. There were 8,050 shares available for grant under the 1990 Plan as of December 31, 1996.

The Nonqualified Stock Option Plan of ANB Corporation for Former Directors of Muncie Federal Savings and Loan Association ("1991 Plan") made 28,000 shares of Company common stock available for grant at an option price upon exercise of $7.25 per share. Options granted shall be exercisable within five years from date of grant. Notwithstanding the five-year period, exercise rights terminate thirty days after status as a director terminates other than for retirement after age 70, death or disability.

The Company also adopted the ANB Corporation 1995 Stock Option Plan ("1995 Plan") for key employees. Under terms of the 1995 Plan, 300,000 shares of Company common stock shall be available for granting both incentive ("ISO's") and non-qualified stock options. The option price to be paid upon exercise shall be not less than fair market value at date of grant. For an individual who receives a grant and is also the owner of more than 10% of the total of the Company's common stock (stockholder-employee), the option price shall be not less than 110% of such value. The period for exercising options shall not exceed ten years from the date of grant. The option period for any ISO granted to a stockholder-employee may not exceed five years. No option may be granted after December 31, 2004. The options shall be exercisable in four annual installments, on a cumulative basis, beginning one year after date of grant, after reaching age 65, upon circumstances or earlier times determined by the Compensation Committee or upon a change in control as defined in the 1995 Plan. The 1995 Plan may be amended or terminated with no options granted thereafter pursuant to its terms. There were 212,000 shares available for grant under the 1995 Plan as of December 31, 1996.


                                     (19)

                                     (20)

ANB CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Table Dollar Amounts in Thousands)

In April, 1996, the Company's stockholders approved the ANB Corporation 1996 Directors' Stock Option Plan ("Directors' Plan") for non-employee members of the Board of Directors. Under terms of the Directors' Plan, 96,000 shares of the Company stock shall be available for granting non-qualified stock options. The option price to be paid upon exercise shall be not less than fair market value at date of grant. The period for exercising options shall not exceed ten years from the date of grant. Options granted shall be exercisable in four annual installments, on a cumulative basis, beginning one year after date of grant. Exercise rights terminate thirty days after status as a director terminates other than for retirement after age 70, death or disability. The Directors' Plan may be amended or terminated with no options granted thereafter pursuant to terms set forth in the Directors' Plan. There were 72,000 options available for grant under the Directors' Plan as of December 31, 1996.

The following is a summary of the status of the Company's stock option plans and changes in those plans as of and for the years ended December 31, 1996, 1995, and 1994.


YEAR ENDED DECEMBER 31                          1996                    1995                    1994
-------------------------------------------------------------------------------------------------------------
                                                    WEIGHTED-               WEIGHTED-               WEIGHTED-
                                                     AVERAGE                 AVERAGE                 AVERAGE
                                                    EXERCISE                EXERCISE                EXERCISE
               OPTIONS                   SHARES       PRICE      SHARES       PRICE    SHARES         PRICE
-------------------------------------------------------------------------------------------------------------
Outstanding at beginning of year         305,150    $   8.97     289,876    $   7.78     244,600    $   6.80
Granted                                   70,000       19.14      42,000       15.44      52,000       12.38
Exercised                                (39,950)       6.75     (24,426)       5.91      (6,724)       7.33
Cancelled                                 (5,750)      10.52      (2,300)      10.07
                                       ----------              ----------              ----------
Outstanding at end of year               329,450       11.37     305,150        8.97     289,876        7.78
                                       ----------              ----------              ----------
                                       ----------              ----------              ----------
Options exercisable at year end          189,700                 178,675                 146,576

Weighted-average fair value of options
  granted during the year                  $3.38                   $1.89


As of December 31, 1996, other information in exercise price ranges for options outstanding and exercisable is as follows:


                                              OUTSTANDING                        EXERCISABLE
                               -------------------------------------------------------------------------
                                               WEIGHTED-        WEIGHTED-                     WEIGHTED-
                                                AVERAGE          AVERAGE                       AVERAGE
                                 NUMBER        REMAINING        EXERCISE         NUMBER       EXERCISE
   RANGE OF EXERCISE PRICES    OF SHARES    CONTRACTUAL LIFE      PRICE        OF SHARES        PRICE
--------------------------------------------------------------------------------------------------------
$5.44 -  6.56                    117,450        4.3 Years        $  6.07         117,450        $  6.07
 8.80 - 12.38                    100,000        6.8                10.45          61,750          10.10
15.44 - 20.38                    112,000        9.5                17.75          10,500          15.44
                               ----------                                      ----------

       Total                     329,450        6.8                11.37         189,700        $  7.90
                               ----------                                      ----------
                               ----------                                      ----------



                                     (21)

ANB CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Table Dollar Amounts in Thousands)

Although the Company has elected to follow Accounting Principles Board Opinion No. 25, SFAS No. 123 requires pro forma disclosures of net income and earnings per share as if the Company had accounted for its employee stock options under that Statement. The fair value of each option grant was estimated on the grant date using an option-pricing model with the following assumptions:

                                                                1996       1995
                                                            --------------------
Risk-free interest rates                                    6.2% AND 6.5   5.4%
Dividend yields                                                  3.0       3.3
Expected volatility factors of market price of common stock     11.0       8.0
Weighted-average expected life of the options                 6 YEARS    6 years

Under SFAS No. 123, compensation cost is recognized in the amount of the estimated fair value of the options and amortized to expense over the options' vesting period. The pro forma effect on net income and earnings per share of this Statement are as follows:

                                                              1996      1995
                                                           ------------------
Net income                              As reported          $6,006    $5,285
                                        Pro forma             5,983     5,284
Earnings per share                      As reported            1.33      1.16
                                        Pro forma              1.33      1.16

During the initial phase-in period of SFAS No. 123, the effects of applying this Statement are not likely to be representative of the effects on reported net income for future years because options vest over several years and additional awards generally are made each year.

-  FAIR VALUES OF FINANCIAL INSTRUMENTS

The following methods and assumptions were used to estimate the fair value of each class of financial instrument:

CASH AND CASH EQUIVALENTS--The fair value of cash and cash equivalents approximates carrying value.

INVESTMENT SECURITIES--Fair values are based on quoted market prices.

LOANS--For both short-term loans and variable-rate loans that reprice frequently and with no significant change in credit risk, fair values are based on carrying values. The fair value for other loans are estimated using discounted cash flow analyses and using interest rates currently being offered for loans with similar terms to borrowers of similar credit quality.

INTEREST RECEIVABLE/PAYABLE--The fair values of accrued interest receivable/payable approximate carrying values.


                                      (22)

ANB CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Table Dollar Amounts in Thousands)

FRB AND FHLB STOCK--Fair value of FRB and FHLB stock is based on the price at which it may be resold to the FRB and FHLB.

DEPOSITS--The fair values of noninterest-bearing, interest-bearing demand and savings accounts are equal to the amount payable on demand at the balance sheet date. The carrying amounts for variable rate, fixed-term certificates of deposit approximate their fair values at the balance sheet date. Fair values for fixed-rate certificates of deposit are estimated using a discounted cash flow calculation that applies interest rates currently being offered on certificates to a schedule of aggregated expected monthly maturities on such time deposits.

FEDERAL HOME LOAN BANK ADVANCES--The fair value of these borrowings are estimated using a discounted cash flow calculation, based on current Federal Home Loan Bank advance rates for periods comparable to the remaining terms to maturity of these advances.

SHORT-TERM BORROWINGS--The interest rates on short-term borrowings approximate market rates, and thus the fair values approximate carrying values.

DUE TO BROKER--Fair values approximate carrying values.

The estimated fair values of the Company's financial instruments are as follows:


                                                        1996               1995
                                                ---------------------------------------
                                                CARRYING     FAIR   Carrying     Fair
DECEMBER 31                                      AMOUNT     VALUE    Amount      Value
---------------------------------------------------------------------------------------
ASSETS
  Cash and cash equivalents                       $ 24,384  $ 24,384  $ 43,536  $ 43,536
  Investment securities available for sale          73,944    73,944    70,514    70,514
  Loans including loans held for sale, net         372,885   374,766   346,145   349,187
  Interest receivable                                4,159     4,159     4,081     4,081
  Stock in FRB and FHLB                              2,713     2,713     2,661     2,661
LIABILITIES
  Deposits                                         405,845   406,815   415,351   416,768
  Borrowings
  Short-term borrowings                             17,676    17,676    7,749     7,749
  FHLB advances                                     14,000    14,006    2,395     2,440
  Interest payable                                   1,391     1,391    1,626     1,626
  Due to broker                                                         1,999     1,999


                                     (23)

ANB CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Table Dollar Amounts in Thousands)


-  CONDENSED FINANCIAL INFORMATION (Parent Company Only)

Presented below is condensed financial information as to financial position, results of operations and cash flows of the Company:

                         CONDENSED BALANCE SHEET

DECEMBER 31                                       1996       1995
------------------------------------------------------------------
ASSETS
  Cash on deposit                               $   663   $   974
  Investment securities available for sale           14
  Investment in subsidiaries                     50,323    48,279
  Core deposit intangibles and goodwill             107       144
  Other assets                                      398       408
                                                -------   -------
    Total assets                                $51,505   $49,805
                                                -------   -------
                                                -------   -------
LIABILITIES                                     $   164   $   334
STOCKHOLDERS' EQUITY                             51,341    49,471
                                                -------   -------
    Total liabilities and stockholders' equity  $51,505   $49,805
                                                -------   -------
                                                -------   -------


                                     (24)

ANB CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Table Dollar Amounts in Thousands)


                                        CONDENSED STATEMENT OF INCOME

YEAR ENDED DECEMBER 31                                            1996     1995       1994
--------------------------------------------------------------------------------------------
INCOME
  Dividends from subsidiaries                                   $10,261   $3,697    $13,988
  Other income                                                      120      107        120
                                                                ----------------------------
    Total income                                                 10,381    3,804     14,108
                                                                ----------------------------
EXPENSES
  Amortization of core deposit intangibles, goodwill and
    fair value adjustments                                           43       48         52
  Salaries and employee benefits                                    626      693        581
  Compensation expense for stock options                             56       84        109
  Other expenses                                                    272      296        215
                                                                ----------------------------
      Total expenses                                                997    1,121        957
                                                                ----------------------------

Income before income tax and equity in undistributed
  income of subsidiaries                                          9,384    2,683     13,151
  Income tax benefit                                                292      378        313
                                                                ----------------------------

Income before equity in undistributed
  income of subsidiaries                                          9,676    3,061     13,464

Equity in undistributed (distribution in excess of) income
  of subsidiaries                                                (3,670)   2,224     (8,694)
                                                                ----------------------------
NET INCOME                                                      $ 6,006   $5,285    $ 4,770
                                                                ----------------------------
                                                                ----------------------------



                                     (25)

ANB CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Table Dollar Amounts in Thousands)


                            CONDENSED STATEMENT OF CASH FLOWS

YEAR ENDED DECEMBER 31                                  1996       1995     1994
----------------------------------------------------------------------------------
OPERATING ACTIVITIES
  Net income                                           $6,006    $ 5,285   $4,770
  Adjustments to reconcile net income to net cash
    provided by operating activities
  Equity in undistributed income of subsidiaries        3,670     (2,224)   8,694
  Noncash dividend                                     (6,426)
  Other adjustments                                       (68)       222      317
                                                      ----------------------------
    Net cash provided by operating activities           3,182      3,283   13,781
                                                      ----------------------------

INVESTING ACTIVITIES
  Acquisition of Winchester, net of cash acquired                         (11,041)
  Purchases of securities available for sale              (14)
                                                      --------           ---------
    Net cash used by investing activities                 (14)            (11,041)
                                                      --------           ---------

FINANCING ACTIVITIES
  Cash dividends                                       (2,472)    (2,090)  (1,866)
  Repayment of long-term debt                                                (996)
  Stock repurchases                                    (1,631)    (1,017)
  Stock sold
    Exercise of stock options                             199        101       38
    Dividend reinvestment and stock purchase plan         425        308      124
                                                      ----------------------------
      Net cash used by financing activities            (3,479)    (2,698)  (2,700)
                                                      ----------------------------
NET CHANGE IN CASH ON DEPOSIT                            (311)       585       40
CASH ON DEPOSIT AT BEGINNING OF YEAR                      974        389      349
                                                      ----------------------------
CASH ON DEPOSIT AT END OF YEAR                        $   663    $   974  $   389
                                                      ----------------------------
                                                      ----------------------------


                                     (26)

MANAGEMENT'S DISCUSSION AND ANALYSIS OF THE FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF THE COMPANY

The following discussion and analysis is intended to cover the significant factors affecting the Company's consolidated financial statements from January 1, 1994, to December 31, 1996. It is designed to provide a more comprehensive review of the operating results and financial position than could be obtained from an analysis of the financial statements alone. It should, however, be read in conjunction with the financial statements and notes included elsewhere herein. The consolidated financial statements, and the following discussion and analysis, include the results of operations of Peoples Loan & Trust Bank ("Peoples") from its acquisition date of January 21, 1994.

ANALYSIS OF RESULTS OF OPERATIONS

NET INCOME. 1996 was the most profitable year in the history of the Company. Net income for 1996 climbed to $6.006 million, an increase of $721 thousand, or 13.6%, over the previous high of $5.285 million which was reported in 1995. Net income results for 1995 were higher by 10.8%, or $515 thousand, when compared to the $4.770 million net income recorded in 1994.

Net income per common share for 1996, 1995 and 1994 was $1.33, $1.16 and $1.05 respectively. Net income per common share increased 14.7% for 1996 over 1995, following an increase of 10.5% in 1995 when compared to 1994.

A significant contributor in 1996 to the Company's strong earnings trend was the continued quality growth in the loan portfolio, and the resulting increase in both net interest margin and net interest income. Also having a positive impact on 1996 results was a 10% increase in fees generated by the Company's fiduciary activities, and the continued improvement in the operating efficiency ratio of the Company. Effective in December 1995, the Company merged The Saratoga State Bank ("Saratoga") into the Peoples operation, making Saratoga a branch of Peoples. As intended, the merger improved operational efficiencies and, in addition, reduced operating expenses.

For 1995, the substantial increase in net interest income was partially offset by the Company's strengthening of the allowance for loan losses to sustain potential consequences of a national, or local economic downturn.

The following table presents certain key performance ratios for the last three years:

                                                1996         1995         1994

Return on average assets                         1.27%        1.17%        1.15%
Return on average equity                        12.29%       11.37%       11.01%
Efficiency ratio*                               58.96%       62.16%       66.40%
Average earning assets to average assets        93.26%       93.08%       92.23%
Net interest spread                              4.41%        4.39%        4.36%
Net interest margin (fully taxable equivalent)   5.07%        5.02%        4.87%

    *Excludes one-time special SAIF assessment of $589 thousand in 1996.

Other factors impacting the net income of the Company are discussed below.

NET INTEREST INCOME. In an effort to promote sustainable economic growth, the Federal Open Market Committee ("FOMC") of the Federal Reserve eased its stance of policy, bringing down the federal funds rate a half percentage point to 5.25%, with a 25 basis point reduction in December 1995 and another in late January 1996. Interest rates were left alone by the FOMC for the balance of 1996, as measurements of the state of the economy apparently remained within ranges acceptable to the FOMC. The ensuing relatively stable interest rate environment of 1996, coupled with steady economic growth, provided new business opportunities that allowed the Company to grow the balance sheet and generate net interest income that again eclipsed the total of the prior year.

An increase or decrease in net interest income, the Company's primary source of revenue, is the combined result of volume and rate changes for both earning assets and interest-bearing liabilities. Loan volume was the key factor in 1996 in producing another record net interest income total, as the Company funded new loans with a combination of earnings, liquidity and borrowings from the Federal Home Loan Bank. The Company experienced moderate growth in net average earning assets (average earning assets net of average interest-bearing liabilities) and an improved net interest spread (average yield on earning assets net of average cost of interest-bearing liabilities) compared to the prior year totals.

Net interest income on a tax-equivalent basis for 1996 of $22.347 million exceeded the 1995 total of $21.069 million by $1.278 million, or 6.1%. The 1995 total represented a $2.398 million, or 12.8%, increase over 1994 net interest income on a tax-equivalent basis of $18.671 million. The enhanced results for both years were primarily a function of significant growth in net average earning assets coupled with improvement in the net interest spread.

Total interest income on a tax-equivalent basis of $38.743 million for 1996 was $2.027 million, or 5.5%, higher than the $36.716 million earned in 1995. The increase was due primarily to a $20.828 million, or 5.0%, growth in average earning assets from $419.913 million to $440.741 million. The 1996 yield on average earning assets of 8.79% was four basis points higher than the prior year. In 1995, total interest income on a tax-equivalent basis rose 21.0% to $36.716 million from the $30.356 million recorded in 1994. The significant increase for 1995 was accomplished through a $35.980 million, or 9.4%, growth in average earning assets combined with an 84 basis points improvement in yield to 8.75%.

Although total interest-bearing deposits at year end 1996 were down slightly from the prior period end, average interest-bearing deposits for 1996 of $357.861 million represented a $9.532 million, or 2.7%, increase over the $348.329 million total for 1995. A heavier reliance on borrowings in 1996 to fund loans resulted in the total of average borrowed money increasing by $6.339 million, or 62.3%, to $16.510 million for 1996, compared to $10.171 million for 1995. Due primarily to these volume increases, interest expense for 1996 of $16.396 million was $749 thousand, or 4.8%, above the 1995 total of $15.647 million. Market conditions in 1996 allowed the Company to hold the average cost of funds to 4.38%, a modest increase of two basis points over the 1995 average cost of 4.36%.

In 1995, the Company experienced a $27.653 million, or 8.6%, gain over the prior year in average interest-bearing deposits. This growth was principally responsible for average total interest-bearing liabilities increasing $29.412 million, or 8.9%, to $358.500 million. A shift of balances to certificate of deposit accounts and higher average rollover rates for existing certificates of deposit were the key factors leading to an 81 basis points increase in the average cost of total interest-bearing liabilities. The volume increase, together with higher average rates, drove total interest expense up $3.962 million, or 33.9%, from $11.685 million.

Net average earning assets were increased to $66.370 million in 1996, from $61.413 million in 1995 and $54.845 million in 1994, or annual increases of 8.1% and 12.0% for 1996 and 1995, respectively. This solid growth in 1996 and 1995 was achieved primarily through the utilization of funds available from undistributed earnings and from an increase in average total balances in noninterest-bearing demand deposits.

In 1996, the Company continued to improve net interest spread, achieving a two basis point increase to 4.41% compared to 4.39% and 4.36% recorded for 1995 and 1994, respectively.

The following table presents net interest income components on a tax-equivalent basis and reflects changes between periods attributable to movement in either the average balance or average interest rate for both earnings assets and interest-bearing liabilities. The volume differences were computed as the difference in volume between the current and prior year multiplied times the prior year's interest rate, while the interest rate changes were computed as the difference in rate between the current and prior year multiplied times the volume of the prior year. Volume/rate variances have been allocated on the basis of the absolute relationship between volume variances and rate variances.

ANALYSIS OF CHANGES IN NET INTEREST INCOME


                                               1996 over 1995                  1995 over 1994
                                        --------------------------       ---------------------------
                                        Volume      Rate     Total       Volume      Rate      Total
                                        --------------------------       ---------------------------
                                              (In Thousands on Fully Taxable Equivalent Basis)
Interest income:
 Federal funds sold ................     ($279)    ($41)     ($320)        $16       $207       $223
 Interest-bearing deposits .........        (7)      (2)        (9)        (80)        24        (56)
 Investment securities .............       335       12        347         (94)       427        333
 Loans .............................     1,969       40      2,009       3,317      2,543      5,860
                                        ------------------------------------------------------------
  Totals ...........................     2,018        9      2,027       3,159      3,201      6,360
                                        ------------------------------------------------------------

Interst expense:
 NOW accounts ......................       105       42        147          28         22         50
 Money market investment accounts ..      (119)      30        (89)       (264)       132       (132)
 Savings deposits ..................       (28)     (16)       (44)        (62)        (7)       (69)
 Certificates of deposit ...........       556     (137)       419       1,858      2,018      3,876
 Short-term borrowings .............        41      (39)         2          21        136        157
 Federal Home Loan Bank advances ...       335      (21)       314          91        (11)        80
                                        ------------------------------------------------------------
  Totals ...........................       890     (141)       749       1,672      2,290      3,962
                                        ------------------------------------------------------------

Change in net interest income
 (fully taxable equivalent basis) ..    $1,128     $150      1,278      $1,487       $911      2,398
                                        ---------------                 -----------------
                                        ---------------                 -----------------
Tax equivalent adjustment ..........                           (74)                               15
                                                             -----                             -----
Change in net interest income ......                        $1,204                            $2,413
                                                             -----                             -----
                                                             -----                             -----

PROVISION FOR LOAN LOSSES. During 1996, 1995 and 1994, the Company provided $1.089 million, $1.084 million and $277 thousand, respectively, to replenish the allowance for loan losses for charge-offs recorded, and to maintain an adequate balance for potential losses that may exist in the portfolio, but are not specifically known.

The allowance for loan losses at year end 1996, 1995 and 1994 was $3.400 million, $2.897 million and $2.698 million, respectively. Total loan balances at the end of these periods were $376.081 million, $348.913 million and $328.803 million, respectively, and the ratio of the allowance for loan losses to total loan balances was 0.90%, 0.83% and 0.82%, respectively.

The allowance for loan losses included $459 thousand at December 31, 1996, and $202 thousand at December 31, 1995, for loans considered by the Company to be impaired. Impaired loans totaled $1.237 million and $1.191 million at December 31, 1996 and 1995, respectively.

The Company's dollar amount of outstanding loans made to individuals to purchase owner occupied residential property represented 38.5% of the total loan portfolio at December 31, 1996. Historically, net charge-offs in this category of the mortgage loan portfolio have been minimal.

Net charge-offs in 1996 were $586 thousand, compared to $885 thousand in 1995 and $125 thousand in 1994. The ratio of net charge-offs to average outstanding loans for 1996, 1995 and 1994 was 0.16%, 0.26% and 0.04%, respectively, which compares favorably to the Company's peer group.

Based on management's analysis of the composition of the loan portfolio and current economic conditions, management considers the current allowance for loan losses to be adequate.

SUMMARY OF LOAN LOSS EXPERIENCE

The following table summarizes the loan loss experience for the years indicated.


                                         1996      1995      1994      1993      1992
                                         ----      ----      ----      ----      ----
                                             (In Thousands, Except for Ratios)
Allowance for loan losses:
 Balance at January 1 ............     $2,897    $2,698    $1,441    $2,136    $1,661
                                       ------    ------    ------    ------    ------
 Additions resulting from
 aquisitions .....................                          1,105
                                                           ------
 Chargeoffs:
  Commercial .....................        284       544       254     1,067       159
  Real estate mortgage ...........        177       261        69       140       438
  Loans to individuals ...........        191       267       104        87       108
                                       ------    ------    ------    ------    ------
   Total chargeoffs ..............        652     1,072       427     1,294       705
                                       ------    ------    ------    ------    ------
 Recoveries:
  Commercial .....................         14        32        31         4        39
  Real estate mortgage ...........         20        64       214        21        29
  Loans to individuals ...........         32        91        57        55        30
                                       ------    ------    ------    ------    ------
   Total recoveries ..............         66       187       302        80        98
                                       ------    ------    ------    ------    ------
 Net chargeoffs ..................        586       885       125     1,214       607
                                       ------    ------    ------    ------    ------
 Provision for loan losses .......      1,089     1,084       277       519     1,082
                                       ------    ------    ------    ------    ------
 Balance at December 31 ..........     $3,400    $2,897    $2,698    $1,441    $2,136
                                       ------    ------    ------    ------    ------
                                       ------    ------    ------    ------    ------

 Ratio of net charge-offs during
 the period to average loans
 outstanding during the period ...       0.16%     0.26%     0.04%     0.48%     0.23%


OTHER INCOME. The following table shows the components of other income for 1996, 1995 and 1994.

                                                   1996      1995      1994
                                                 --------------------------
                                                       (In Thousands)
Fiduciary activities .......................     $4,452    $4,132    $3,990
Service charges on deposit accounts ........      1,359     1,349     1,244
Other customer fees ........................        463       338       327
Other income ...............................        567       625       607
                                                 --------------------------
  Subtotal .................................      6,841     6,444     6,168
Investment securities gains, net ...........                            305
Net loans sold gains .......................        159        97       129
                                                 --------------------------
  Total other income .......................     $7,000    $6,541    $6,602
                                                 --------------------------
                                                 --------------------------

Other income is comprised of income items not directly related to the Company's interest-earning assets. Other income, excluding net securities gains and net gains from loan sales, increased $397 thousand from 1995 to 1996, or 6.2%. From 1994 to 1995, other income, excluding net securities gains and net gains from loan sales, increased $276 thousand, or 4.5%. The 1996 increase in other income, excluding net securities gains and net gains from loan sales, was primarily a result of increased fiduciary and other customer fees. Fiduciary fees increased $320 thousand from 1995 to 1996, or 7.7%. Other customer fees increased $125 thousand from 1995 to 1996. The increase in other customer fee income was primarily attributable to increased fee income generated by customer usage of check cards that were introduced by American National and Peoples in 1995.

Other operating income decreased $58 thousand from 1995 to 1996. The change in other operating income was primarily due to a refund in 1995 of $79 thousand for state bank tax paid in prior years.

In 1996, net gains from loan sales of $159 thousand increased significantly from $97 thousand recorded in 1995 and $129 thousand recorded in 1994. Effective January 1, 1996, SFAS No. 122, Accounting for Mortgage Servicing Rights, was adopted by the Company. SFAS No. 122 requires the capitalization of retained mortgage servicing rights on originated or purchased loans.

OTHER EXPENSES. The following table shows the components of other expenses for 1996, 1995 and 1994.

                                                                 1996          1995         1994
                                                              ----------------------------------
                                                                         (In Thousands)
Salaries and employees benefits .........................     $10,017        $9,827       $9,206
Premises and equipment expenses .........................       2,672         2,645        2,617
Advertising .............................................         472           496          468
Professional fees .......................................         268           336          394
Deposit insurance expense ...............................         867           558          817
Printing and office supplies ............................         561           569          532
Amortization of goodwill and core deposit intangibles ...         375           360          338
Other operating expenses ................................       2,907         2,683        2,563
                                                              ----------------------------------
  Total other expenses ..................................     $18,139       $17,474      $16,935
                                                              ----------------------------------
                                                              ----------------------------------

Other expenses are noninterest operating expenses of the Company. Total other expenses increased $665 thousand, or 3.8%, from 1995 to 1996, and $539 thousand, or 3.2%, from 1994 to 1995.

Salaries and employee benefits increased 1.9%, or $190 thousand, from 1995 to 1996, and 6.7%, or $621 thousand, from 1994 to 1995. The increase from 1994 to 1995 was primarily due to general and merit pay increases and an increased level of incentive bonus plan payments. During the period 1994 through 1996, the Company reduced its full time equivalent employees. In 1994, there were 278 full time equivalent employees, and in 1996, the number of full time equivalent employees had been reduced to 257, or a 7.6% reduction.

Professional fees declined $68 thousand in 1996 from the level reported in 1995. Fewer matters requiring outside legal and accounting expertise were experienced during 1996. In 1995, professional fees decreased $58 thousand, or 14.7%, from 1994. The decrease was primarily attributable to the inclusion of fees related to the acquisition of Peoples in 1994.

In 1996, the Federal Deposit Insurance Corporation levied a special deposit insurance assessment on Savings Association Insurance Fund ("SAIF") deposits. SAIF insured deposits acquired in the 1991 acquisition of Muncie Federal Savings Bank, a savings and loan association, were subject to the special assessment. The special assessment resulted in a before tax charge of $589 thousand to deposit insurance expense. As a result of the special assessment, the Federal Deposit Insurance Corporation adjusted the rate on SAIF assessable deposits which will lower deposit insurance expense in future periods. In 1995 and 1996, the Federal Deposit Insurance Corporation lowered the rate assessed on deposits insured by the Bank Insurance Fund resulting in a reduction in federal deposit insurance expense.

INCOME TAXES. Income tax expense for 1996, 1995 and 1994 was $2.794 million, $2.522 million and $2.031 million, respectively. The Company invests in tax-exempt municipal securities as its principal strategy to reduce federal income taxes. The Company also receives a state tax credit for a portion of interest earned on qualified loans made to urban enterprise zone businesses and residents. The tax credit earned is then reinvested in the urban enterprise zone which produced the credit.

The effective tax rates for 1996, 1995 and 1994 were 31.7%, 32.3% and 29.9%, respectively. The increase in income tax expense is generally due to increases in income upon which applicable federal and state income taxes are calculated.

BALANCE SHEET ANALYSIS

AVERAGE BALANCES AND INTEREST. The average balance sheet grew at a more moderate rate in 1996 than in 1995. Average total assets of $472.589 million represented a $21.437 million, or 4.8%, increase for the year, while a significant growth in average deposit account balances in 1995 provided the funds to raise average total assets to $451.152 million, a $34.872 million, or 8.4%, gain over the 1994 total.

In both 1996 and 1995, the company's increase in average total assets was concentrated almost exclusively in the loan portfolio. Average total loans of $361.199 million for 1996 were $21.902 million, or 6.5%, greater than the prior year. 1995 average total loans of $339.297 million exceeded the 1994 total by $38.435 million, or an increase of 12.8%.

The average size of the Company's portfolio of investment securities and overnight investments has remained at a relatively consistent level in recent years, with an average total portfolio balance for 1996 of $79.542 million, compared to $80.616 million and $83.071 million for 1995 and 1994, respectively. This multipurpose portfolio serves as a ready source of liquidity, can be restructured to mitigate interest rate risk in other areas of the balance sheet and provides further diversification of the Company's total portfolio of earning assets.

Average earning assets for 1996 of $440.741 million, represented a strong share of total average assets at 93.3%, and the continuing enhancement of a key ratio for the Company. Average earnings assets were $419.913 million and $383.933 million, and 93.1% and 92.2% of total average assets for 1995 and 1994, respectively.

A paradox developed in 1996 as total deposits declined, but average total deposits of $400.677 million for the year exceeded the 1995 average of $388.109 million by $12.568 million, or 3.2%. The deposit account growth in 1995 that fueled the loan portfolio expansion resulted in an increase in average total deposits of $30.135 million, 8.4% greater than the 1994 total.

In 1996, through an increased use of the funding resources of the Federal Home Loan Bank ("FHLB"), the Company was able to reach a two-fold objective of further meeting the housing needs of the community, while expanding its residential mortgage loan portfolio. As a result of this strategy, average total borrowings for 1996 of $16.510 million were up $6.339 million over the 1995 total of $10.171 million, which was only $1.759 million higher than the 1994 total of $8.412 million.

The ongoing success the Company has achieved in growing its business and increasing net earning assets, while maintaining a strong net interest spread, has provided the required ingredients for consistent significant annual growth in net interest income. In 1996, net interest income on a tax equivalent basis rose to $22.347 million, compared to $21.069 million for 1995 and $18.671 million for 1994. The two latest plateaus represented gains of $1.278 million, or 6.1%, and $2.398 million, or 12.8%, for 1996 and 1995, respectively.

A summary of average earnings assets and interest-bearing liabilities is set forth below, together with the interest earned (on a tax-equivalent basis) and paid on each major type of earning asset and interest-bearing liability account. The average yield on the earning assets and the average rate paid on the interest-bearing liabilities is also summarized.

TABLE "E"
                                                    1996                            1995                          1994
                                        ----------------------------    ---------------------------    ---------------------------
                                                  Interest                        Interest                       Interest
                                        Average   Income/   Average     Average   Income/  Average     Average   Income/   Average
                                        Balance   Expense   Rate(%)     Balance   Expense  Rate(%)     Balance   Expense   Rate(%)
                                        --------  --------  -------     --------  -------  -------     --------  --------  -------
Assets:
  Federal funds sold..................  $  4,992  $   271   5.43%       $ 10,084  $   591   5.86%      $  5,670  $   368   3.81%
  Interest-bearing deposits...........       163        8   4.91%            303       17   5.61%         1,919       73   3.80%
  Investment securities:
    Taxable...........................    32,606    2,048   6.28%         31,030    1,868   6.02%        32,894    1,526   4.64%
    Tax-exempt........................    41,781    3,947   9.45%         39,199    3,780   9.64%        38,588    3,789   9.82%
                                        --------  --------              --------  -------              --------  -------
      Total investment securities.....    74,387    5,995   8.06%         70,229    5,648   8.04%        71,482    5,315   7.44%

Loans:*
  Commercial..........................    86,217    8,429   9.78%         78,916    8,061  10.21%        68,354    5,875   8.59%
  Term federal funds..................     5,528      295   5.34%          7,142      424   5.94%         7,174      301   4.20%
  Real estate mortgage................   228,381   19,843   8.69%        215,442   18,472   8.57%       191,166   15,336   8.02%
  Loans to individuals................    39,123    3,743   9.57%         36,355    3,385   9.31%        33,146    2,990   9.02%
  Tax exempt..........................     1,950      159   8.15%          1,442      118   8.18%         1,022       98   9.59%
                                        --------  --------              --------  -------              --------  -------
      Total loans.....................   361,199   32,469   8.99%        339,297   30,460   8.98%       300,862   24,600   8.18%
                                        --------  --------              --------  -------              --------  -------
     *Total earning assets............    40,741   38,743   8.79%        419,913   36,716   8.75%       383,933   30,356   7.91%
                                                  --------                        -------                        -------
Allowance for loan losses.............    (2,882)                         (2,548)                        (2,548)
Cash and due from banks...............    14,900                          13,667                         13,771
Premises and equipment................     9,475                           9,934                         10,603
Other assets..........................    10,355                          10,186                         10,521
                                        --------                        --------                       --------
      Total assets....................  $472,589   38,743               $451,152   36,716              $416,280   30,356
                                        ========  -------               ========  -------              ========  -------
Liabilities:
  Interest-bearing deposits:
    NOW accounts......................  $ 71,954    1,802   2.50%       $ 67,742    1,655   2.44%      $ 66,576    1,605   2.41%
    Money market investment accounts..    40,383    1,253   3.10%         44,235    1,342   3.03%        53,210    1,474   2.77%
    Savings deposits..................    28,174      705   2.50%         29,277      749   2.56%        31,710      818   2.58%
    Certificates of deposit...........   217,350   11,724   5.39%        207,075   11,305   5.46%       169,180    7,429   4.39%
                                        --------  -------               --------  -------              --------  -------
      Total interest-bearing deposits.   357,861   15,484   4.33%        348,329   15,051   4.32%       320,676   11,326   3.53%
    Short-term borrowings.............     9,267      481   5.19%          8,516      479   5.62%         8,017      322   4.02%
    FHLB advances.....................     7,243      431   5.95%          1,655      117   7.07%           395       37   9.37%
                                        --------  -------               --------  -------              --------  -------
      Total interest-bearing
        liabilities...................   374,371   16,396   4.38%        358,500   15,647   4.36%       329,088   11,685   3.55%
Non-interest bearing demand deposits..    42,816                          39,780                         37,298
Other liabilities.....................     6,535                           6,400                          6,562
                                        --------                        --------                       --------
      Total liabilities...............  423,722                          404,680                        372,948

Stockholders' equity..................   48,867                           46,472                         43,332
                                        --------  -------               --------  -------              --------  -------
      Total liabilities
       and stockholder's equity.......  $472,589   16,396   3.72%**     $451,152   15,647   3.73%**    $416,280   11,685   3.04%
                                        ========  -------               ========  -------              ========  -------
   Net interest income................            $22,347   5.07%                 $21,069   5.02%                $18,671   4.87%
                                                  =======                         =======                        =======

Adjustment to convert tax-exempt
  investment securities and loans to
  fully taxable equivalent basis,
  using marginal rate of 34% after
  adjustment for effect of
  non-deductible interest expense
  attributed to such assets........... $   1,319                                  $ 1,245                        $ 1,260
                                       =========                                  =======                        =======

* Loans held for sale are included with loans. Nonaccruing loans have been included in the average balances.
** Total interest expense divided by total earning assets

ASSETS. At year end 1996, total assets of $493.847 million represented another record high, surpassing the December 31, 1995, total of $483.236 million by $10.611 million, or 2.2%.

In 1995, the Company had experienced greater balance sheet growth, driven primarily by a substantial gain in deposits, with total assets increasing $41.650 million, or 9.4%, over the December 31, 1994, total of $441.586 million.

The Company's investment in federal funds was reduced by $17.325 million during the year to $2.475 million at December 31, 1996. Federal funds is a financial instrument designed to serve as an immediate liquidity source for banks, and funds were redeployed by the Company to take advantage of new lending opportunities, and to temporarily cover net deposit outflows until the benefits of new marketing strategies are realized.

Effective January 1, 1994, the Company adopted the Financial Accounting Standards Board ("FASB") Statement of Financial Accounting Standards No. 115 (SFAS No. 115), Accounting for Certain Investments in Debt and Equity Securities. In accordance with this statement, investment securities classified as available-for-sale are reported at fair value, with unrealized gains and losses excluded from earnings, but reported in a separate component of stockholders' equity. As a result of a prior management decision to maintain greater liquidity and flexibility within the portfolio, all investment securities held at both year end 1996 and year end 1995 had been classified as available for sale.

When taking into account the Company's asset growth rate for 1996 and 1995, the size of the investment securities portfolio did not change materially, with carrying values of $73.944 million, $70.514 million and $64.096 million, at December 31, 1996, 1995 and 1994, respectively. The annual increases were $3.430 million, or 4.9%, and $6.418 million, or 10.0%, for 1996 and 1995, respectively. The product mix of the portfolio, which consists of relatively conservative financial instruments, also remained fairly similar over the past two periods.

It should be noted that the 1995 investment portfolio increase was impacted substantially when the Company elected under FASB's temporary relaxing of SFAS No. 115 requirements to classify all investment portfolio securities as available-for-sale. This decision, together with a lower interest rate environment compared to the prior year end, resulted in net unrealized gains in the portfolio increasing to $3.163 million at December 31, 1995, from $61 thousand at December 31, 1994. A moderate net upswing in market yields for 1996 was the principal factor causing net unrealized gains in the portfolio to decline to $1.983 million at December 31, 1996.

As market conditions result in the recording of adjustments to the carrying value of investment securities classified as available-for-sale, corresponding entries, reduced by related income taxes, are recorded in the separate component of stockholders' equity. Securities with a carrying value of $9.606 million, or 13.0% of the total investment portfolio at December 31, 1996, were scheduled to mature within one year. The following tables show the mix of the investment securities portfolio for each of the last three years at December 31, and the maturity distribution at year end 1996:

TABLE "F"

                                              1996                     1995                     1994
                                       Amount     Percent       Amount     Percent       Amount     Percent
                                       -------    -------       -------    -------       -------    -------
U.S. Treasury......................    $17,838     24.1%        $18,173     25.8%        $18,415     28.7%
Federal agencies...................      7,972     10.8%          4,153      5.9%          2,685      4.2%
State and municipal................     44,166     59.7%         43,105     61.2%         37,574     58.6%
Morgage-backed.....................      3,078      4.2%          3,695      5.2%          4,347      6.8%
Corporates.........................        200      0.3%            447      0.6%            408      0.6%
Other..............................        690      0.9%            941      1.3%            667      1.1%
                                       -------    -------       -------    -------       -------    -------
                                       $73,944    100.0%        $70,514    100.0%        $64,096    100.0%
                                       =======    =======       =======    =======       =======    =======


                                       Within                                 Over
                                       1 Year    1-5 Years    5-10 Years    10 Years      Total
                                       ------    ---------    ----------    --------     -------
U.S. Treasury......................    $6,764    $11,074                                 $17,838
Federal agencies...................     1,500      6,131        $   341                    7,972
State and municipal................       566      4,462         17,227      $21,911      44,166
Morgage-backed.....................                                 431        2,647       3,078
Corporates.........................       100        100                                     200
Other..............................       676                                     14         690
                                       ------    ---------    ----------    --------     -------
                                       $9,606    $21,767        $17,999      $24,572     $73,944
                                       ======    =========    ==========    ========     =======


Distribution Percent                     13.0%      29.4%          24.3%        33.3%      100.0%
                                         ====       ====           ====         ====       =====

LOANS. During 1996, several positive factors, including moderate economic growth in the communities served by the Company, created many attractive lending opportunities for the Company to pursue, resulting in another year of significant loan portfolio expansion.

The total loan portfolio of $376.081 million at December 31, 1996, represented a gain of $27.168 million, or 7.8%, over the 1995 year end total of $348.913 million. The favorable climate in 1996 for business enterprises allowed the Company to increase the total of commercial and industrial loans to $81.142 million, a $6.059 million, or 8.1%, net addition for the year.

Affordable interest rates generated substantial mortgage lending activity, further growing the largest segment of the loan portfolio. The Company sold a significant share of its new production in the secondary market, but also originated a considerable amount of product for its portfolio, primarily adjustable-rate loans and some shorter term fixed-rate loans. Real estate loans on one-to-four family properties increased $10.261 million, or 7.6%. to $144.749 million, while mortgage loans on other properties grew $6.785 million, or 7.4%, to $98.366 million at December 31, 1996.

More aggressive marketing efforts for consumer loans produced solid results, with a $6.771 million, or 18.9%, increase to $42.507 million at year end 1996.

The total loan portfolio of $348.913 million at December 31, 1995, represented an increase for the year of $20.110 million, or 6.1%. Commercial and industrial loans increased $6.722 million in 1995, or 9.8%, to $75.083 million. Real estate loans totaling $226.069 million were up $14.627 million, or 6.9%, for the year, with the increase occurring totally in the category of loans on other than one-to-four family properties.

With the reinvestment of available cash from overnight federal funds into higher yielding loans, the loan portfolio became a larger portion of the company's total assets in 1996. Total loans net of loss allowances at December 31, 1996, in the amount of $372.681 million represented 75.5% of total assets, compared to $346.016 million and 71.6% at December 31, 1995.

OTHER ASSETS. Normal depreciation recorded in 1996 exceeded the acquisition cost of new items, causing the carrying value of premises and equipment to decrease by $232 thousand to $9.345 million at December 31, 1996, compared to $9.577 million at the prior year end. Similar activity produced comparable results in 1995, as the carrying value declined $688 thousand from the December 31, 1994, total of $10.265 million.

DEPOSITS. The dramatic climb of the stock market during 1996 and management strategies designed to control interest costs were factors in the Company's total deposits dropping $9.506 million, or 2.3%, from $415.351 million to $405.845 million at December 31, 1996. It should be noted, though, that in many cases the funds were moved to alternative investments available through the Company's financial planning and trust subsidiaries, ANBFPS and ANTIM, resulting in additional fee income for the Company and a continuing and expanded financial services provider relationship with the customer.

The deposit mix remained relatively unchanged, with certificates and other time deposits comprising $215.937 million, or 53.2% of total deposits at December 31, 1996, compared to $219.706 million and 52.9% of total deposits at December 31, 1995.

The Company's total deposits at December 31, 1995, represented a $35.219 million, or 9.3%, increase over the 1994 year end total of $380.132 million. With many investors extending their investment maturities to obtain higher yields, balances in certificate accounts grew by $34.316 million, or 18.5%, to $219.706 million at year end 1995.

BORROWED FUNDS. With borrowing rates in 1996 offering an attractive alternative to management's estimate of the incremental cost of quickly raising new deposit balances, it was decided to further utilize FHLB advances, as well as daily purchases of federal funds as a temporary measure, to fund new lending opportunities and net deposit outflows.

Total borrowed funds of $31.676 million at December 31, 1996, was considerably higher than the totals of $10.144 million and $13.052 million for December 31, 1995 and 1994, respectively.

LIQUIDITY AND INTEREST RATE SENSITIVITY. The principal objective of liquidity management is to insure the availability of sufficient funds to meet borrowers' credit requirements and depositor withdrawal needs on a continual basis, while maintaining a responsive program of investing excess funds until the need arises for their use. Funds management committees are responsible for monitoring the liquidity position on a monthly basis at each affiliate. Outside sources for temporary primary liquidity, which include the federal funds market and Federal Reserve discount window, are available should such a situation develop.

During 1996 and 1995, funds provided principally through net income, advances from the FHLB, and a reduction in the Company's average daily federal funds sold position were used by the Company to take advantage of strong loan demand.

In January 1994, short-term investments were liquidated to finance the acquisition of Peoples.

Interest rate sensitive assets and liabilities are monitored monthly by the Asset/Liability Management committees. A rate sensitive asset is any asset that can be repriced upward or downward within a specific time frame, and likewise, a rate sensitive liability is any liability that can be repriced upward or downward within the identical time frame. Measuring interest rate sensitivity is an important fundamental to develop so that proper management of interest margins can be achieved, thereby avoiding wide variances in net interest income and net income. A positive or negative gap results from the measurement of rate sensitivity, and this gap can be expressed as a percentage of total assets. The lower the negative or positive gap, the less likely a severe earnings swing will occur during periods of rapidly changing interest rates.

On December 31, 1996, the Company had interest rate-sensitive assets and liabilities which matured or could be repriced within one year, of $250.401 million and $345.506 million respectively. For this one year time frame, the Company had a negative rate sensitivity gap. A negative rate sensitivity gap is beneficial to the Company's net interest income during a period in which interest rates are falling, and could adversely affect the Company's net interest income during a period in which interest rates are rising. The Company's current negative gap for the one year time frame expressed as a percentage of total assets is 19.3%, which is within the guidelines established by the funds management committee and approved by the board of Directors. The policy of the Company requires management to keep interest rate sensitivity gaps within certain pre-determined parameters.

The following table shows the gap position of the Company at December 31, 1996.


                                      0-3        3-6       Total       6-12     Total 12    Over 12           Current
                                     Months     Months    6 Months    Months     Months      Months           Balance
                                     ------     ------    --------    ------    --------    -------          --------
Earning assets
     Federal funds sold............    $2,475               $2,475                $2,475                       $2,475
     Interest bearing deposits
      in banks....................         74                   74                    74                           74
     Securities available for sale:
      Taxable......................     4,880    $1,107      5,987     $3,057      9,044    23,447             32,491
      Tax-exempt...................     1,485                1,485        417      1,900    42,264             44,166
     Loans.........................   123,944    41,990    165,934     70,768    236,702   139,379            376,081
     Loans held for sale...........       204                  204                   204                          204
                                      -------    ------    -------     ------    -------   -------            -------

                TOTALS                123,062    43,097    176,159     74,242    250,401   205,090            455,491
                                      -------    ------    -------     ------    -------   -------            -------

Interest-bearing liabilities
   Deposits:
     NOW Accounts..................    75,174               75,174                75,174                       75,174
     Money market accounts.........    37,751               37,174                37,751                       37,751
     Regular savings...............    26,727               26,727                26,727                       26,727
     Certificates of deposit.......    84,319    20,679    104,998      71,180   176,178    39,759            215,937
     Short-term borrowings.........    17,409       267     17,676                17,676                       17,676
     Federal Home Loan Bank
       advances....................    12,000               12,000                12,000     2,000             14,000
                                      -------    -------   -------      -------  -------   --------           -------
               TOTALS                 253,380    20,946    274,326       71,180  345,506    41,759            387,265
                                      -------    -------   -------      -------  -------   --------           -------

Rate sensitivity gap
  positive (negative).............  ($120,318)  $22,151   ($98,167)     $3,062  ($95,105)
                                      -------    ------     ------       -----    ------
                                      -------    ------     ------       -----    ------

Rate sensitivity gap as a
  percent of total assets.........     -24.4%      4.5%    -19.9%         0.6%    -19.3%


Percent of earning assets to
  interest-bearing liabilities          52.5%               64.2%                  72.5%


CAPITAL. A strong commitment to safety and soundness is the fundamental philosophy that has served the Company well in the development of its strong capital position. A high level of capital provides a solid foundation to support future growth and to weather difficult economic periods and promotes depositor and investor confidence. For many years, stockholders have been rewarded with increasing cash dividends and with significant growth in the value of their Company achieved through the retention of a share of net income.

For the three years ended December 31, 1996, the Company has recorded net income totaling $16.061 million. Total stockholders' equity has grown from $41.703 million on January 1, 1994, to $51.341 at year end 1996, an increase of $9.638 million or 23.1% for the three year period. Stockholders have received a total of $6.428 million in cash dividends, representing an average payout ratio of 40% for the three year period. In August 1996, the Company's Board of Directors approved raising the quarterly dividend from $.125 to $.15 a share effective with the third quarter of 1996. This 20% increase in the quarterly dividend rate marked the seventeenth consecutive year dividends have been increased. In each of the last thirteen years, total annual dividends paid per share have grown at a rate of 10.8% or more. Average annual increase in total dividends paid per share during the last thirteen years has been 16.4%.

The $1.870 million increase in stockholders' equity in 1996 was the result of net income of $6.006 million, a reduction of $713 thousand related to market value accounting for investment securities classified as available for sale, a net addition of $680 thousand from activity related to stock options and the Company's dividend reinvestment and stock purchase plan, and reductions of $2.472 million for cash dividends and $1.631 million for stock purchases.

The Federal Reserve Board has adopted "risk adjusted" capital ratios for bank holding companies. The "risk based" guidelines require the assignment of risk weightings to all assets and certain off-balance sheet items. Bank holding companies are required to have a total risk-based capital ratio of 10% or greater to be considered well-capitalized. The Company's total risk-based capital ratio at December 31, 1996, was 14.4%, which is 4.4% above the level considered "well capitalized" under the current regulatory guidelines. At December 31, 1996, the Company's leverage capital ratio was 9.5%, which was 4.5% greater than the requirement for well capitalized institutions.

The following table shows various capital and performance ratios for the last three years:


                                                          1996       1995      1994
                                                          ----       ----      ----
Average stockholders' equity to:
   Average assets.....................................   10.34%     10.30%    10.41%
   Average deposits...................................   12.20%     11.97%    12.10%
Dividend payout ratio.................................   41.35%     39.66%    39.05%
Increases in annual dividends paid....................   19.57%     12.20%    10.81%
Total return to investors (*).........................   30.91%     35.66%    -6.42%
Market value as a % of book value.....................  174.98%    144.23%   121.83%


(*) Market value change with dividends reinvested


INFLATION. Changing prices of goods, services and capital affect the financial position of every business enterprise. The level of market interest rates and the price of funds loaned or borrowed fluctuate due to changes in the rate of inflation and various other factors, including government monetary policy. Fluctuating interest rates affect the affiliated banks' net interest income and loan volume. The Company and affiliated banks' other expenses, such as employee salaries and benefits, reflect the effects of escalating prices as well as increased levels of operation and other factors. As the inflation rate increases, the purchasing power of the dollar decreases. Those holding fixed-rate monetary assets incur a loss, while those holding fixed-rate monetary liabilities enjoy a gain. The nature of a bank holding company's operations is such that there will be an excess of monetary assets over monetary liabilities and thus, a bank holding company will tend to suffer from an increase in the rate of inflation and benefit from a decrease.

CURRENT ACCOUNTING ISSUES

MORTGAGE SERVICING RIGHTS. During 1995, the FASB issued SFAS No. 122, Accounting for Mortgage Servicing Rights. SFAS No. 122 pertains to mortgage banking enterprises and financial institutions that conduct operations that are substantially similar to the primary operations of mortgage banking enterprises. SFAS No. 122 eliminates the accounting distinction between mortgage servicing rights that are acquired through loan origination activities and those acquired through purchase transactions. Under SFAS No. 122, if a mortgage banking enterprise sells or securitizes loans and retains the mortgage servicing rights, the enterprise must allocate the total cost of the mortgage loans to mortgage servicing rights and the loans (without the rights) based on their relative fair values if it is practicable to estimate those fair values. If it is not practicable, the entire cost should be allocated to the mortgage loans and no cost should be allocated to the mortgage service rights. An entity would measure impairment of mortgage servicing rights and loans based on the excess of the carrying amount of the mortgage servicing rights portfolio over the fair value of that portfolio.

SFAS No. 122 is to be applied prospectively in fiscal years beginning after December 15, 1995, to transactions in which an entity acquires mortgage servicing rights and to impairment evaluations of all capitalized mortgage servicing rights. The Company adopted SFAS No. 122 in 1996.

STOCK BASED COMPENSATION. The FASB has issued SFAS No. 123, Accounting for Stock-based Compensation. SFAS No. 123 establishes a fair value based method of accounting for stock-based compensation plans. The FASB encourages all entities to adopt this method for accounting for all arrangements under which employees receive shares of stock or other equity instruments of the employer, or the employer incurs liabilities to employees in amounts based on the price of its stock.

Due to the extremely controversial nature of this project, SFAS No. 123 permits a company to continue the accounting for stock-based compensation prescribed in Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees. If a company elects that option, pro forma disclosures of net income (and EPS, if presented) are required in the notes to the financial statements as if the provision of SFAS No. 123 had been used to measure stock-based compensation. The disclosure requirements of Opinion No. 25 have been superseded by the disclosure requirements of this Statement. Once an entity adopts the fair value based method for accounting for these transactions, that election cannot be reversed.

Equity instruments granted or otherwise transferred directly to an employee by a principal stockholder are stock-based employee compensation to be accounted for in accordance with either Opinion No. 25 or SFAS No. 123 unless the transfer clearly is for a purpose other than compensation. The accounting requirements of SFAS No. 123 became effective for transactions entered into in fiscal years beginning after December 15, 1995, and the disclosure requirements became effective for financial statements for fiscal years beginning after December 15, 1995. Pro forma disclosures required for entities that elect to continue to measure compensation cost using Opinion 25 must include the effects of all awards granted in fiscal years beginning after December 15, 1994. During the initial phase-in period, the effects of applying this Statement are not likely to be representative of the effects on reported net income for future years because options vest over several years and additional awards generally are made each year.

The Company adopted SFAS No. 123 for 1996, and elected to report the pro forma disclosures of net income and earnings per share in the notes to financial statements.

TRANSFERS AND SERVICING OF FINANCIAL ASSETS AND EXTINGUISHMENTS OF LIABILITIES. SFAS No. 125, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities, breaks new ground in resolving long-standing questions about whether transactions should be accounted for as secured borrowings or as sales. The Statement provides consistent standards for distinguishing transfers of financial assets that are sales from transfers that are considered secured borrowings.

A transfer of financial assets in which the transferor surrenders control over those assets is accounted for as a sale to the extent that consideration other than beneficial interests in the transferred assets is received in exchange. The transferor has surrendered control over transferred assets only if all of the following conditions are met:

* The transferred assets have been isolated from the transferor - put presumptively beyond the reach of the transferor and its creditors, even in bankruptcy or other receivership.

* Each transferee obtains the right - free of conditions that constrain it from taking advantage of that right - to pledge or exchange the transferred assets, or the transferee is a qualifying special-purpose entity and the holders of beneficial interest in that entity have the right - free of conditions that constrain them from taking advantage of that right - to pledge or exchange those interests.

* The transferor does not maintain effective control over the transferred assets through an agreement that both entitles and obligates the transferor to repurchase or redeem them before their maturity, or an agreement that entitles the transferor to repurchase or redeem transferred assets are not readily obtainable.

The Statement provides detailed measurement standards for assets and liabilities included in these transactions. It also includes implementation guidance for assessing isolation of transferred assets and for accounting for transfers of partial interest, servicing of financial assets, securitization, transfers or sales type and direct financing lease receivables, securities lending transactions, repurchase agreements, "wash sales," loan syndications and participations, risk participation in banker's acceptances, factoring arrangements, transfers of receivables with recourse and extinguishment of liabilities.

The Statement supersedes SFAS Statements No. 76, Extinguishment of Debt, and No. 77, Reporting by Transferors of Transfers of Receivables with Recourse, and No. 122, Accounting for Mortgage Servicing Rights, and amends SFAS No. 115, Accounting for Certain Investments in Debt and Equity Securities, in addition to clarifying or amending a number of other statements and technical bulletins.

Except as amended by SFAS No. 127, this Statement is effective for transfers and servicing of financial assets and extinguishments of liabilities occurring after December 31, 1996 and is to be applied prospectively. Earlier or retroactive application is not permitted.

The FASB was made aware that the volume of certain transactions and the related changes to information systems and accounting processes that are necessary to comply with the requirements of SFAS No. 125 would make it extremely difficult, if not impossible, for some affected enterprises to apply the transfer and collateral provision of SFAS No. 125 to those transactions as soon as January 1, 1997. As a result, SFAS No. 127 defers for one year the effective date (a) of paragraph 15 of SFAS No. 125 and (b) for repurchase agreements, dollar-roll, securities lending, and similar transactions, of paragraphs 9-12 and 237(b) of SFAS No. 125.

SFAS No. 127 provides additional guidance on the types of transactions for which the effective date of SFAS No. 125 has been deferred. It also requires that if it is not possible to determine whether a transfer occurring during calendar year 1997 is part of a repurchase agreement, dollar-roll, securities lending, or similar transaction, then paragraphs 9-12 of SFAS No. 125 should be applied to that transfer.

All provisions of SFAS No. 125 should continue to be applied prospectively, and earlier or retroactive application is not permitted.

ANB Corporation Directors and Officers

DIRECTORS

Ben E. Delk, President, Standt's Fine Jewelry

Madelyn K. Ferris, Senior Vice President, Paws Incorporated

R. David Hoover, Executive Vice President and Chief Financial Officer and Director, Ball Corporation

William L. Peterson, Chairman of the Board, ANB Corporation; Chairman of the Board, Alltrista Corporation

Donald A. Ross, President, A. L. Ross & Sons, Inc.

James R. Schrecongost, President and Chief Executive Officer, ANB Corporation; Vice Chairman and Chief Executive Officer, American National Bank and Trust Company

Kelly N. Stanley, Vice Chairman of the Board, ANB Corporation; President and Chief Executive Officer, Ontario Corporation

Chris L. Talley, President and Chief Executive Officer, Peoples Loan & Trust
Bank

Leon V. Towne, Management Advisor and Consultant

HONORARY DIRECTOR

Edmund F. Ball

OFFICERS

William L. Peterson, Chairman of the Board

Kelly N. Stanley, Vice Chairman of the Board

James R. Schrecongost, President and Chief Executive Officer

Larry E. Thomas, Treasurer and Chief Financial Officer

Lloyd M. Townsend, Vice President

James W. Convy, Corporate Secretary

David W. Spade, Assistant Secretary

Jason A. Conley, Information Technology Officer

Suanne B. Collins, Director of Corporate Sales and Service Training

Ted R. Girton, Director of Corporate Loan Review

AUDIT DEPARTMENT

Douglas J. Schuba, CBA, Senior Auditor

Debra A. Clayborn, Assistant Auditor

Jeffrey A. Davis, CTA, CBA, Assistant Auditor


American National Bank and Trust Company Directors and Officers

DIRECTORS

Ben E. Delk, President, Standt's Fine Jewelry

W H Fike, Managing Partner, Atlas Collections, Inc.

Charles N. Hetrick, President and Chief Operating Officer, Maxon Corporation

Robert L. Hoogenboom, Retired, American National Bank and Trust Company

Noel L. Pooler, President, Pooler Industries, Inc.

Donald A. Ross, Chairman of the Board, American National Bank and Trust Company; President, A. L. Ross & Sons, Inc.

Charles E. Sanders, Jr., M.D., Medical Consultants, P.C.

James R. Schrecongost, President and Chief Executive Officer, ANB Corporation; Vice Chairman and Chief Executive Officer, American National Bank and Trust Company

W. Alan Simmons, Partner, Simmons, Carroll, Summers, Estep & Whisler, CPA

Norman L. Tirey, Retired Vice Chairman of the Board, ANB Corporation

HONORARY DIRECTORS

Edmund F. Ball

Wendell E. Covalt, M.D.

John L. Cullison, M.D.

J. Roberts Dailey

Margaret J. Edwards

John W. Fisher

John P. Isenbarger

William F. Radcliff

Charles W. Rothhaar

Martin D. Schwartz

Edgar H. Seward

James O. Timbrook

OFFICERS

EXECUTIVE OFFICERS

Donald A. Ross, Chairman of the Board

James R. Schrecongost, Vice Chairman and Chief Executive Officer

Jerome J. Gassen, President and Chief Operating Officer

David W. Spade, Senior Vice President, Commercial Lending

Larry E. Thomas, Senior Vice President and Cashier

Lloyd M. Townsend, Senior Vice President for Administration, Banking Department

Banking Department

James W. Convy, Vice President, Human Resources and Branch Administrator

Joseph M. Davis, Vice President, Data Processing Manager

Richard A. Hancock, Vice President, Operations

John J. Letter, CPA, Vice President and Controller

Roger S. Miller, Vice President, Retail Banking and Alternative Delivery
Services

Bettie J. Hensley, Personnel Officer

David M. Ivey, Assistant Vice President and Assistant Data Processing Manager

Jill A. Jordan, Assistant Vice President, Deposit Services Manager

Betty M. Brown, Assistant Cashier

Sherry J. Hildreth, Assistant Deposit Services Manager

Thomas L. Kovach, Marketing Officer

Patricia A. Shoemaker, Assistant Cashier, Data Processing Supervisor

Cynthia L. Sollars, CPA, Assistant Cashier

Mary J. Wingate, Assistant Cashier, Money Desk Manager

Lending Department

Patricia A. Davis, Vice President and Senior Mortgage Loan Officer

Thomas R. Miller, Vice President, Commercial Lending

Wade R. Phelps, Vice President, Commercial Lending

Terri E. Rickel, Vice President, Loan Administration

Serona S. Bartlett, Assistant Vice President, Mortgage Loan Officer

David George II, Assistant Vice President, Consumer Lending

Brian T. Jackson, Assistant Vice President, Mortgage Loan Officer

Judy A. Schuck, Mortgage Loan Operations Officer

Denise L. Williams, Consumer Loan Officer

Muncie Banking Centers

Tamra L. Brown, Manager, Hoyt Avenue

Carol S. Dobbs, Manager, Westminster Village

Jennifer S. Haisley, Manager, Morrison Road

Rebecca L. Harmon, Assistant Vice President and Manager, Jackson Street

Lillie M. King, Assistant Vice President and Manager, Main Street

Connie J. Lamb, Manager, Country Village

Jeffrey M. Lindley, Manager, East Memorial

Barbara I. Metcalf-Bell, Assistant Vice President and Manager, Broadway Avenue and McGalliard Road

Portland Banking Center

Donald C. Gillespie, Assistant Vice President and Manager

Yorktown Banking Center

Stanton E. Schad, Assistant Vice President and Manager


American National Trust and Investment Management Company
Directors and Officers

DIRECTORS

William A. Barnes, Chairman of the Board

Frank E. Ball, President, Minnetrista Corporation

John W. Fisher, Retired Chairman, Ball Corporation

Robert E. Kersey, President, American Lawn Mower Company

James R. Schrecongost, President and Chief Executive Officer, ANB Corporation; Vice Chairman and Chief Executive Officer, American National Bank and Trust Company

Paul L. Sehnert, Jr., President and Chief Executive Officer, American National Trust And Investment Management Company

William L. Skinner, Senior Vice President, Alltrista Corporation

Edmund F. Ball, Honorary Director


Officers

William A. Barnes, Chairman

Paul L. Sehnert, Jr., President and Chief Executive Officer

David S. Gooden, Senior Vice President and Senior Investment Officer

Theodore H. Jarvis, Senior Vice President and Senior Portfolio Manager

Thomas R. Papp, Vice President and Senior Trust Officer and Corporate Secretary

Archie B. Spangler, Vice President and Senior Trust Officer and Corporate
Cashier

Gary D. Demaree, Vice President

Edward V. Huffman, Vice President and Trust Officer

Terri E. Matchett, Vice President and Trust Officer

Tracy O. Osborne, CPA, Vice President and Trust Officer

Nancy L. Reed, Vice President and Trust Officer

John C. Silletto, Vice President and Investment Officer

William A. Tucker, Jr., Vice President and Trust Officer

Carolyn S. Bowers, Assistant Vice President and Trust Officer

Judith A. Polson, Assistant Vice President and Trust Officer

James L. Griest, Business Development Officer

J. Thomas Hurley, Trust Officer

Melissa V. Jones, Trust Officer

ANB Financial Planning Services
Directors and Officers

Directors and Officers

James R. Schrecongost, Chairman of the Board

Lloyd M. Townsend, President

Michael T. Downham, Executive Vice President

Larry E. Thomas, Treasurer

Cynthia L. Sollars, CPA, Secretary


Peoples Loan & Trust Bank
Directors and Officers

Directors

Richard G. Applegate, President, R. G. Applegate Steel Company, Inc.

Lowell W. Fields, Retired Manager, Campbell Soup Company

Richard L. Golliher, Retired, The Saratoga State Bank

John B. Goodrich, President, J&P Plating, Inc.

Grace E. Losh, Retired

James R. Schrecongost, President and Chief Executive Officer, ANB Corporation; Vice Chairman and Chief Executive Officer, American National Bank and Trust Company

Gerald Stephen, Chairman of the Board

Chris L. Talley, President and Chief Executive Officer, Peoples Loan & Trust
Bank

Carl A. Thompson, Retired Farmer

Honorary Director

John W. Thompson


Officers

Gerald Stephen, Chairman of the Board

Chris L. Talley, President and Chief Executive Officer

Dean E. Edwards, Executive Vice President, Loan Administration

Kent L. Heckley, Executive Vice President, Randolph County Mortgage and Consumer Lending

Philip R. Hirschfeld, Executive Vice President, Wayne County Commercial Lending

Janice A. Powers, Vice President/Cashier

E. Daniel Cox, Vice President, Wayne County Commercial and Ag Lending

Marc C. Edwards, Vice President and Branch Manager, Saratoga

Ernest R. Heighway, Vice President, Wayne County Mortgage Lending

Mary Jane Miller, Vice President, Wayne County Commercial Lending

Thomas L. Powers, Vice President and Branch Manager, Farmland

Gary A. Saxman, Vice President, Director of Data Processing

Stephen K. Welch, Vice President and Branch Manager, Lynn

David E. Bartram, Assistant Vice President and Branch Manager, Wayne County

Kathy E. Beumer, Assistant Cashier, Director of Marketing

Debra K. Butcher, Secretary to the Board of Directors

Linda E. Pugh, Controller