Form 10-K405, Exhibit 13
period 1997-12-31
ANB CORP
filed 1998-03-27
CIK 760992

[MISSION STATEMENT APPEARS HERE]

[EIGHT DECADES OF FINANCIAL SERVICE APPEARS HERE]





two

[EIGHT DECADES OF FINANCIAL SERVICE APPEARS HERE]




three

SHAREHOLDER INFORMATION

ANB Corporation is a multi-bank holding company engaged in the business of commercial banking, trust and asset management. Headquartered in Muncie, Indiana, the business of the company is conducted primarily through three affiliate companies: American National Bank & Trust Company of Muncie; American National Trust & Investment Management Company and Peoples Loan
& Trust Bank.

American National Bank is a national banking association with its principal office in Muncie, Delaware County, Indiana. It has one wholly owned subsidiary, ANB Financial Planning Services. American National Trust is a nationally chartered trust bank headquartered in Muncie, with regional offices in several other Indiana communities. Indiana Capital Management and Indiana Trust Co. are affiliated with American National Trust. Peoples
Loan & Trust is a state banking association with its home office in Winchester, Randolph County, Indiana.


ALLEN COUNTY
American National Trust

DELAWARE COUNTY                      [MAP INDICATING THE CITY & COUNTY
American National Bank               OF BANK & AFFILIATE LOCATIONS
  (10 offices)                       APPEARS HERE]
American National Trust
ANB Financial Planning
  Services (2 offices)

JAY COUNTY
American National Bank

MADISON COUNTY
American National Trust

MARION COUNTY
Indiana Capital Management

RANDOLPH COUNTY
American National Trust
Peoples Loan & Trust Bank
  (5 offices)

ST. JOSEPH COUNTY
Indiana Trust Co. (minority
  interest owned by American
  National Trust)

WAYNE COUNTY
Peoples Loan & Trust Bank
  (2 offices)


four

ANNUAL MEETING                     MARKET MAKERS
Tuesday, April 21, 1998            NatCity Investments Inc.
Horizon Convention Center          McDonald & Company Sec., Inc.
401 South High Street              Howe Barnes Investments, Inc.
Muncie, Indiana 47305              Robert W. Baird & Co., Inc.
                                   ABN AMRO Chicago Corporation
CORPORATE ADDRESS                  Stifel, Nicolaus & Co., Inc.
ANB Corporation
120 West Charles Street            STOCK TRANSFER AGENT
Muncie, Indiana 47305              American National Trust & Investment
                                   Management Company
                                   320 South High Street
                                   Muncie, Indiana 47305

ANNUAL REPORT (FORM 10-K)
Upon written request, the Company will provide without charge to each shareholder, a copy of the annual report on Form 10-K as filed with the Securities and Exchange Commission for the year ended December 31, 1997. Address all requests to: L.E. Thomas, Chief Financial Officer and Treasurer, at the corporate office address.

COMPANY STOCK PRICES AND DIVIDENDS
The Company's common stock trades on The NASDAQ Stock Market under the symbol ANBC. At December 31, 1997, the Company had 4,530,974 shares of its common stock outstanding, and there were 651 shareholders of record.

The following table sets forth the high and low prices of the Company's common stock as reported by NatCity Investments in 1997 and 1996. The prices do not include retail mark-ups, mark-downs or commissions and may not represent actual transactions. The prices have been adjusted for stock splits. The table also sets forth the cash dividends declared on Company common stock since January 1, 1996. All dividends have been adjusted to give effect to stock splits.



                                     STOCK PRICE              DIVIDENDS
                                HIGH              LOW         PER SHARE
                         -------------------------------------------------
                           1997     1996     1997    1996    1997    1996
                         -------------------------------------------------
        First Quarter    $ 19.75  $ 16.50  $ 18.50  $15.50  $0.15   $0.125
        Second Quarter     19.50    17.50    18.00   16.50   0.15    0.125
        Third Quarter      21.88    18.00    19.50   17.50   0.17    0.15
        Fourth Quarter     26.25    21.00    21.50   18.00   0.17    0.15

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


five

FINANCIAL HIGHLIGHTS




ANB CORPORATION SELECTED FINANCIAL DATA

                                           1997           1996           1995           1994           1993
                                                  (Dollars in Thousands Except for Per Share Amounts)
FOR THE YEAR:
    Net interest income                $    22,504    $    21,028    $    19,824    $    17,411    $    14,424
    Provision for loan losses                  955          1,089          1,084            277            519
    Net interest income
        after provision for loan losses     21,549         19,939         18,740         17,134         13,905
    Income before cumulative
        effect of change in accounting
        method                               7,007          6,006          5,285          4,770          4,987
    Net income                               7,007          6,006          5,285          4,770          5,185
    Dividends                                2,887          2,472          2,090          1,866          1,676
    Average shares outstanding:
        Basic                            4,508,408      4,501,155      4,551,822      4,549,010      4,529,060
        Diluted                          4,606,268      4,595,300      4,638,155      4,633,144      4,617,471

PER SHARE:*
        Basic income                   $      1.55    $      1.33    $     1.16     $      1.05    $      1.14
        Diluted income                        1.52           1.31          1.14            1.03           1.12
        Dividends                             0.64           0.55          0.46            0.41           0.37
        Stockholders' equity                 12.41          11.43         10.92            9.85           9.17
        Market stock price at year end       26.13          20.00         15.75           12.00          13.25

AT YEAR END:
        Total assets                   $   525,490    $   493,847    $   483,236    $   441,586    $   346,335
        Loans, net                         405,274        372,681        346,016        326,105        237,908
        Deposits                           411,262        405,845        415,351        380,132        289,492
        Stockholders' equity                56,233         51,341         49,471         44,910         41,703

* Per share amounts have been restated to give retroactive effect to the 1995 stock split.








s i x

[REPORT FROM MANAGEMENT APPEARS HERE]








s e v e n

[REPORT FROM MANAGEMENT APPEARS HERE]








e i g h t

[REPORT FROM MANAGEMENT APPEARS HERE]








n i n e

[REPORT FROM MANAGEMENT APPEARS HERE]








t e n

INDEPENDENT AUDITOR'S REPORT


To the Stockholders and
Board of Directors
ANB Corporation
Muncie, Indiana


We have audited the consolidated balance sheet of ANB Corporation and subsidiaries as of December 31, 1997 and 1996, and the related consolidated statements of income, changes in stockholder's equity and cash flows for each of the three years in the period ended December 31, 1997. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, in a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principals used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion the consolidated financial statements described above present fairly, in all material respects, the consolidated financial position of ANB Corporation and subsidiaries as of December 31, 1997 and 1996, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1997, in conformity with generally accepted accounting principals.


Geo. S. Olive & Co. LLC

Indianapolis, Indiana
January 30, 1998



e l e v e n

CONS0LIDATED BALANCE SHEET


DECEMBER 31                                                     1997                1996
                                                                (Dollars in Thousands)
ASSETS
    Cash and due from banks                                $     22,262        $     21,835
    Federal funds sold                                                                2,475
    Interest-bearing deposit accounts                               391                  74
                                                           ------------        ------------
             Cash and cash equivalents                           22,653              24,384
    Investment securities available for sale                     69,072              73,944
    Mortgage loans held for sale                                     76                 204
    Loans                                                       408,771             376,081
       Allowance for loan losses                                 (3,497)             (3,400)
                                                           ------------        ------------
           Net loans                                            405,274             372,681
    Premises and equipment                                       11,664               9,345
    Federal Reserve and Federal Home Loan Bank stock              4,699               2,713
    Foreclosed real estate                                          518                 516
    Interest receivable                                           4,532               4,159
    Core deposit intangibles and goodwill                         5,050               4,306
    Other assets                                                  1,952               1,595
                                                           ------------        ------------
            Total assets                                   $    525,490        $    493,847
                                                           ============        ============

LIABILITIES
    Deposits
       Noninterest bearing                                 $     54,640        $     50,256
       Interest bearing                                         356,622             355,589
                                                           ------------        ------------
           Total deposits                                       411,262             405,845
    Short-term borrowings                                        13,335              17,676
    Federal Home Loan Bank advances                              39,615              14,000
    Interest payable                                              1,334               1,391
    Other liabilities                                             3,711               3,594
                                                           ------------        ------------
            Total liabilities                                   469,257             442,506
                                                           ------------        ------------

    Commitments and Contingent Liabilities

STOCKHOLDERS' EQUITY
    Preferred stock, without par value
        Authorized and unissued-250,000 shares
    Common stock, $1 stated value
        Authorized-20,000,000 shares
        Issued and outstanding-4,530,974 and 4,490,556 shares     4,531               4,491
    Paid-in capital                                               7,691               6,930
    Paid-in capital-stock options                                   335                 397
    Retained earnings                                            42,286              38,325
    Net unrealized gain on securities available for sale          1,390               1,198
                                                           ------------        ------------
            Total stockholders' equity                           56,233              51,341
                                                           ------------        ------------
            Total liabilities and stockholders' equity     $    525,490        $    493,847
                                                           ============        ============

See notes to consolidated financial statements.



t w e l v e

CONSOLIDATED STATEMENT OF INCOME


YEAR ENDED DECEMBER 31                                     1997           1996           1995
------------------------------------------------------------------------------------------------
                                             (Dollars in Thousands Except for Per Share Amounts)
INTEREST INCOME
    Loans receivable
       Taxable                                         $    34,987    $    32,310    $    30,342
       Tax exempt                                              124            107             80
    Investment securities
       Taxable                                               1,648          1,837          1,674
       Tax exempt                                            2,616          2,679          2,573
    Federal funds sold                                          87            271            591
    Other interest and dividend income                         257            220            211
                                                       -----------    -----------    -----------
            Total interest income                           39,719         37,424         35,471
                                                       -----------    -----------    -----------

INTEREST EXPENSE
    Deposits                                                15,480         15,484         15,051
    Short-term borrowings                                      625            481            479
    Federal Home Loan Bank advances                          1,110            431            117
                                                       -----------    -----------    -----------
            Total interest expense                          17,215         16,396         15,647
                                                       -----------    -----------    -----------

NET INTEREST INCOME                                         22,504         21,028         19,824
    Provision for loan losses                                  955          1,089          1,084
                                                       -----------    -----------    -----------

NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES         21,549         19,939         18,740
                                                       -----------    -----------    -----------

OTHER INCOME
    Fiduciary activities                                     5,114          4,452          4,132
    Service charges on deposit accounts                      1,431          1,359          1,349
    Other customer fees                                        407            463            338
    Investment securities losses, net                          (13)
    Net loans sold gains                                       105            159             97
    Other income                                               551            567            625
                                                       -----------    -----------    -----------
            Total other income                               7,595          7,000          6,541
                                                       -----------    -----------    -----------

OTHER EXPENSES
    Salaries and employee benefits                          10,453         10,017          9,827
    Premises and equipment expenses                          3,095          2,672          2,645
    Advertising                                                524            472            496
    Professional fees                                          386            268            336
    Deposit insurance expense                                   26            867            558
    Printing and office supplies                               609            561            569
    Amortization of goodwill
       and core deposit intangibles                            459            375            360
    Other expenses                                           3,037          2,907          2,683
                                                       -----------    -----------    -----------
            Total other expenses                            18,589         18,139         17,474
                                                       -----------    -----------    -----------

INCOME BEFORE INCOME TAX                                    10,555          8,800          7,807
    Income tax expense                                       3,548          2,794          2,522
                                                       -----------    -----------    -----------

NET INCOME                                             $     7,007    $     6,006    $     5,285
                                                       ===========    ===========    ===========

BASIC EARNINGS PER SHARE                               $      1.55    $      1.33    $      1.16
                                                       ===========    ===========    ===========

DILUTED EARNINGS PER SHARE                             $      1.52    $      1.31    $      1.14
                                                       ===========    ===========    ===========

See notes to consolidated financial statements.





t h i r t e e n

CONSOLIDATED STATEMENT OF CHANGES
IN STOCKHOLDERS' EQUITY

                                            COMMON STOCK                       COMPENSATORY STOCK             NET
                                                                                    OPTIONS                UNREALIZED
                                            ------------                       ------------------            GAIN ON
                                                                                     PREPAID                SECURITIES
                                        SHARES                 PAID-IN   PAID-IN  COMPENSATION  RETAINED  AVAILABLE FOR
                                      OUTSTANDING   AMOUNT     CAPITAL   CAPITAL     EXPENSE    EARNINGS       SALE        TOTAL
                                      ---------------------------------------------------------------------------------------------
                                                         (Dollars in Thousands Except for Per Share Amounts)
BALANCES, JANUARY 1, 1995              2,280,265    $ 2,280    $ 8,141   $   512   $   (152)    $ 34,108    $      21    $ 44,910
    Net income for 1995                                                                            5,285                    5,285
    Cash dividends
       ($.46 per share)                                                                           (2,090)                  (2,090)
    Net change in unrealized
       gain on securities available
       for sale                                                                                                 1,890       1,890
    Two-for-one stock split            2,261,963      2,262     (2,262)
    Exercise of stock options             17,913         18        172       (46)                                             144
    Stock tendered in exercise
       of stock options                   (6,195)        (6)       (14)                              (89)                    (109)
    Compensation expense
       for 1995 related
       to options granted                                                                84                                    84
    Tax benefit on stock
       options exercised                                             66                                                        66
    Stock repurchases                    (34,651)       (35)       (126)                            (856)                  (1,017)
    Stock issued under dividend
       reinvestment and stock
       purchase plan                      11,040         11         297                                                       308
                                       ---------    -------    --------  -------   --------     --------    ---------    --------
BALANCES, DECEMBER 31, 1995            4,530,335      4,530       6,274      466        (68)      36,358        1,911      49,471
    Net income for 1996                                                                            6,006                    6,006
    (Cash dividends
       ($.55 per share)                                                                           (2,472)                  (2,472)
    Net change in unrealized
       gain on securities available
       for sale                                                                                                  (713)       (713)
    Exercise of stock options             39,950         40        287       (57)                                             270
    Stock tendered in exercise
       of stock options                  (10,488)       (10)       (13)                             (157)                    (180)
    Compensation expense
       for 1996 related
       to options granted                                                                56                                    56
    Compensatory stock
       options cancelled                                                     (12)        12
    Tax benefit on stock
       options exercised                                           109                                                        109
    Stock repurchases                    (93,000)       (93)      (128)                           (1,410)                  (1,631)
    Stock issued under dividend
       reinvestment and stock
       purchase plan                      23,759         24        401                                                        425
                                       ---------    -------    -------   -------   --------     --------    ---------    --------
BALANCES, DECEMBER 31, 1996            4,490,556      4,491      6,930       397          -       38,325        1,198      51,341
    Net income for 1997                                                                            7,007                    7,007
    Cash dividends
       ($.64 per share)                                                                           (2,887)                  (2,887)
    Net change in unrealized
       gain on securities available
       for sale                                                                                                   192         192
    Exercise of stock options             29,200         29        233       (62)                                             200
    Stock tendered in exercise
       of stock options                   (9,132)        (9)       (14)                             (159)                    (182)
    Tax benefit on stock
       options exercised                                           136                                                        136
    Stock issued under dividend
       reinvestment and stock
       purchase plan                      20,350         20        406                                                        426
                                       ---------    -------    -------   -------   --------     --------    ---------    --------
BALANCES, DECEMBER 31, 1997            4,530,974    $ 4,531    $ 7,691   $   335   $      -     $ 42,286    $   1,390    $ 56,233
                                       =========    =======    =======   =======   ========     ========    =========    ========

See notes to consolidated financial statements.

f o u r t e e n

CONSOLIDATED STATEMENT OF CASH FLOWS


YEAR ENDED DECEMBER 31                                                     1997             1996             1995
                                                                     ------------------------------------------------
                                                                                  (Dollars in Thousands)
OPERATING ACTIVITIES
    Net income                                                       $       7,007    $       6,006    $       5,285
    Adjustments to reconcile net income
       to net cash provided by operating activities
       Provision for loan losses                                               955            1,089            1,084
       Depreciation and amortization                                         1,293            1,109            1,172
       Amortization of goodwill and core intangibles                           459              375              360
       Deferred income tax                                                    (355)            (381)            (274)
       Investment securities amortization (accretion), net                     (37)             (63)            (132)
       Investment securities losses                                             13
       Net loans sold gains                                                   (105)            (159)             (97)
       Mortgage loans originated for sale                                  (10,588)         (10,924)          (9,187)
       Proceeds from sale of mortgage loans                                 10,821           11,008            9,319
       Net change in
           Accounts receivable for loans sold                                                   163             (163)
           Interest receivable                                                (373)             (78)            (566)
           Interest payable                                                    (57)            (235)             376
       Other adjustments                                                       295              184            1,478
                                                                     -------------    -------------    -------------
           Net cash provided by operating activities                         9,328            8,094            8,655
                                                                     -------------    -------------    -------------

INVESTING ACTIVITIES
    Net change in marketable equity securities
       available for sale                                                     (123)             251             (274)
    Purchases of securities available for sale                              (9,533)         (I8,455)         (17,758)
    Proceeds from maturities of securities held to maturity                                                    6,342
    Proceeds from maturities of securities available for sale                7,724           11,408           15,025
    Proceeds from sales of securities available for sale                     7,146              250
    Purchases of securities held to maturity                                                                  (3,493)
    Net change in loans                                                    (33,751)         (28,203)         (21,094)
    Purchases of premises and equipment                                     (3,512)            (878)            (572)
    Proceeds from sale of foreclosed real estate                               299              253               20
    Purchase of Federal Home Loan Bank stock                                (1,986)             (52)             (13)
    Acquisitions, net of cash acquired                                       7,342             (399)
    Other investing activities                                                  21               24               42
                                                                     -------------    -------------    -------------
           Net cash used by investing activities                           (26,373)         (35,801)         (21,775)
                                                                     -------------    -------------    -------------

FINANCING ACTIVITIES
    Net change in
       Noninterest-bearing, interest-bearing demand
           and savings deposits                                              2,260           (5,737)             903
       Certificates of deposit                                              (5,913)          (3,760)          34,409
       Short-term borrowings                                                (4,341)           9,926           (4,908)
    Proceeds from Federal Home Loan Bank advances                           46,495           15,000            4,850
    Repayment of Federal Home Loan Bank advances                           (20,880)          (3,395)          (2,850)
    Cash dividends                                                          (2,887)          (2,472)          (2,090)
    Stock repurchases                                                                        (1,631)          (1,017)
    Exercise of stock options                                                  154              199              101
    Dividend reinvestment and stock purchase plan                              426              425              308
                                                                     -------------    -------------    -------------
           Net cash provided by financing activities                        15,314            8,555           29,706
                                                                     -------------    -------------    -------------

NET CHANGE IN CASH AND CASH EQUIVALENTS                                     (1,731)         (19,152)          16,586

CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR                                24,384           43,536           26,950
                                                                     -------------    -------------    -------------

CASH AND CASH EQUIVALENTS, END OF YEAR                               $      22,653    $      24,384    $      43,536
                                                                     =============    =============    =============

ADDITIONAL CASH FLOWS INFORMATION
    Interest paid                                                    $      17,272    $      16,631    $      15,271
    Income tax paid                                                          3,725            3,095            2,530

See notes to consolidated financial statements.


f i f t e e n

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Table Dollar Amounts In Thousands

NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES The accounting and reporting policies of ANB Corporation ("Company") and its wholly owned subsidiaries, American National Bank and Trust Company of Muncie ("American National"), Peoples Loan & Trust Bank ("Peoples"), and American National Trust and Investment Management Company ("ANTIM"), and ANB Financial Planning Services ("ANBFPS"), a subsidiary of American National, conform to generally accepted accounting principles and general practices followed by the banking industry. The more significant of the policies are described below.

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

CONSOLIDATION - The consolidated financial statements include the accounts of the Company and subsidiaries after elimination of all material intercompany transactions.

INVESTMENT SECURITIES - Debt securities are classified as held to maturity when the Company has the positive intent and ability to hold the securities to maturity. Securities held to maturity are carried at amortized cost. Debt securities not classified as held to maturity are classified as available for sale. Securities available for sale are carried at fair value with unrealized gains and losses reported separately in stockholders' equity, net of tax.

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


s i x t e e n

LOANS are carried at the principal amount outstanding. Interest income is accrued on the principal balances of loans. A loan is impaired when, based on current information or events, it is probable that the Company will be unable to collect all amounts due (principal and interest) according to the contractual terms of the loan agreement. Loan payments with insignificant delays not exceeding 90 days outstanding are not considered impaired. Certain nonaccrual and substantially delinquent loans may be considered to be impaired. The Company considers its investment in one-to-four family residential loans and installment loans to be homogeneous and therefore excluded from separate identification of evaluation of impairment. The accrual of interest on impaired and nonaccrual loans is discontinued when, in management's opinion, the borrower may be unable to meet payments as they become due. When interest accrual is discontinued, all unpaid accrued interest is reversed when considered uncollectible. Interest income is subsequently recognized only to the extent cash payments are received. Certain loan fees and direct costs are being deferred and amortized as an adjustment of yield on the loans.

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

The determination of the adequacy of the allowance for loan losses is based on estimates that are particularly susceptible to significant changes in the economic environment and market conditions. Management believes that as of December 31, 1997, the allowance for loan losses is adequate based on information currently available. A worsening or protracted economic decline in the areas within which the banking subsidiaries operate would increase the likelihood of additional losses due to credit and market risks and could create the need for additional loss reserves.

PREMISES AND EQUIPMENT are carried at cost net of accumulated depreciation. Depreciation is computed using the straight-line and the declining balance methods based principally on the estimated useful lives of the assets. Maintenance and repairs are expensed as incurred while major additions and improvements are capitalized. Gains and losses on dispositions are included in current operations.

FEDERAL RESERVE AND FEDERAL HOME LOAN BANK STOCK are required investments for institutions that are members of the Federal Reserve ("FRB") and Federal Home Loan Bank ("FHLB") systems. The required investment in the common stock is based on a predetermined formula.

FORECLOSED REAL ESTATE is carried at the lower of cost or fair value less estimated selling costs.


s e v e n t e e n

When foreclosed real estate is acquired, any required adjustment is charged to the allowance for loan losses. All subsequent activity is included in current operations.

CORE DEPOSIT INTANGIBLES AND GOODWILL are being amortized on straight-line or accelerated methods over periods not exceeding 15 years. Such assets are periodically evaluated as to the recoverability of their carrying value.

STOCK OPTIONS subsequent to 1993 are granted for a fixed number of shares with an exercise price equal to the fair value of the shares at the date of grant. The Company accounts for and will continue to account for stock option grants in accordance with Accounting Principles Board ("APB") Opinion No. 25, Accounting for Stock Issued to Employees, and, accordingly, recognizes no compensation expense for the stock option grants.

INCOME TAX in the consolidated statement of income includes deferred income tax provisions or benefits for all significant temporary differences in recognizing income and expenses for financial reporting and income tax purposes. The Company files consolidated income tax returns with its subsidiaries.

EARNINGS PER SHARE have been computed based upon the weighted average common and potential common shares outstanding during each year after retroactive adjustment for the 1995 stock split.

RESTRICTION ON CASH AND DUE FROM BANKS The banking subsidiaries are required to maintain reserve funds in cash and/or on deposit with the FRB. The reserve required at December 31, 1997, was $5,869,000.


INVESTMENT SECURITIES

                                                               1997
                                        ----------------------------------------------------
                                                       GROSS         GROSS
                                        AMORTIZED    UNREALIZED    UNREALIZED       FAIR
DECEMBER 31                                COST        GAINS         LOSSES         VALUE
--------------------------------------------------------------------------------------------
Available for sale
   U.S. Treasury                        $  14,811    $       76    $        7    $    14,880
   Federal agencies                         8,253            11            16          8,248
   State and municipal                     42,793         2,241             3         45,031
   Marketable equity securities               813                                        813
   Corporate obligations                      100                                        100
                                        ---------    ----------    ----------    -----------
      Total investment securities       $  66,770    $    2,328    $       26    $    69,072
                                        =========    ==========    ==========    ===========



e i g h t e e n

                                                         1996
                                   -----------------------------------------------
                                                  GROSS        GROSS
                                   AMORTIZED    UNREALIZED   UNREALIZED     FAIR
DECEMBER 31                          COST         GAINS        LOSSES       VALUE
----------------------------------------------------------------------------------
Available for sale
   U.S. Treasury                    $17,763      $   106      $    31      $17,838
   Federal agencies                   8,047            3           78        7,972
   State and municipal               42,138        2,178          150       44,166
   Mortgage-backed securities         3,123                        45        3,078
   Marketable equity securities         690                                    690
   Corporate obligations                200                                    200
                                    -------      -------      -------      -------
      Total investment securities   $71,961      $ 2,287      $   304      $73,944
                                    =======      =======      =======      =======

Marketable equity securities consist of shares in a mutual fund which invests in money market instruments including federal funds and repurchase agreements.

The amortized cost and fair value of securities available for sale at December 31, 1997, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because issuers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                     AMORTIZED          FAIR
                                        COST            VALUE
---------------------------------------------------------------
Within one year                      $   5,906        $   5,923
One to five years                       23,835           24,143
Five to ten years                       17,173           17,965
After ten years                         19,043           20,228
                                     ---------        ---------
                                        65,957           68,259
Marketable equity securities               813              813
                                     ---------        ---------
   Totals                            $  66,770        $  69,072
                                     =========        =========


Securities with a total carrying value of $35,241,000 and $41,063,000 were pledged at December 31, 1997 and 1996 to secure certain deposits and for other purposes as permitted or required by law.

Proceeds from sales of securities available for sale during 1997 and 1996 were $7,146,000 and $250,000. Gross gains of $31,000 and gross losses of $44,000 were realized on the 1997 sales. No gains or losses were realized on the 1996 sales.

The tax benefit for securities losses was $5,100 for 1997.


n i n e t e e n

LOANS AND ALLOWANCE


DECEMBER 31                                                               1997           1996
-----------------------------------------------------------------------------------------------
Commercial and industrial loans                                         $ 99,378       $ 81,142
Term federal funds sold                                                    1,500          5,500
Real estate loans
   One-to-four family properties                                         157,570        144,749
   Other                                                                 105,141         98,366
Individuals' loans for household and other personal expenditures          39,654         42,507
Tax-exempt loans                                                           2,994          2,432
Other loans                                                                2,534          1,385
                                                                        --------       --------
       Total loans                                                      $408,771       $376,081
                                                                        ========       ========


DECEMBER 31                         1997           1996           1995
------------------------------------------------------------------------
Allowance for loan losses
   Balances, January 1            $  3,400       $  2,897       $  2,698
   Provision for losses                955          1,089          1,084
   Recoveries on loans                 192             66            187
   Loans charged off                (1,050)          (652)        (1,072)
                                  --------       --------       --------
   Balances December 31           $  3,497       $  3,400       $  2,897
                                  ========       ========       ========

Information on impaired loans is summarized below.


DECEMBER 31                                                        1997           1996
----------------------------------------------------------------------------------------
Impaired loans with an allowance                                 $    518       $  1,047
Impaired loans for which the discounted cash flows
   or collateral value exceeds the carrying value of the loan         190            190
                                                                 --------       --------
      Total impaired loans                                       $    708       $  1,237
                                                                 ========       ========
Allowance for impaired loans
   (included in the Company's allowance for loan losses)         $    236       $    459
                                                                 ========       ========


YEAR ENDED DECEMBER 31                            1997         1996         1995
----------------------------------------------------------------------------------
Average balance of impaired loans               $    839     $  1,152     $  1,370
Interest income recognized on impaired loans          46           56           16
Cash-basis interest included above                    46           56           16


t w e n t y

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

The aggregate amount of loans, as defined, to such related parties were as follows:


Balance, December 31, 1996                                           $ 14,686
Changes in composition of related parties                                 153
New loans, including renewals                                          10,978
Payments, etc., including renewals                                     (8,267)
                                                                     --------
Balance, December 31, 1997                                           $ 17,550
                                                                     ========

PREMISES AND EQUIPMENT


DECEMBER 31                             1997                     1996
-----------------------------------------------------------------------
Land                                  $  2,361                 $  2,342
Buildings                                8,049                    7,516
Leasehold improvements                     563                      246
Equipment                               10,211                    8,897
                                      --------                 --------
   Total cost                           21,184                   19,001
Accumulated depreciation                (9,520)                  (9,656)
                                      --------                 --------
   Net                                $ 11,664                 $  9,345
                                      ========                 ========

DEPOSITS


DECEMBER 31                                                       1997                     1996
-------------------------------------------------------------------------------------------------
Demand deposits                                                 $170,985                 $163,181
Savings deposits                                                  25,797                   26,727
Certificates and other time deposits of $100,000 or more          59,666                   57,674
Other certificates and time deposits                             154,814                  158,263
                                                                --------                 --------
   Total deposits                                               $411,262                 $405,845
                                                                ========                 ========


t w e n t y   o n e

Certificates and other time deposits maturing in years ending after December 31, 1997:


1998                                                                  $168,339
1999                                                                    30,056
2000                                                                    13,533
2001                                                                     1,499
2002                                                                     1,053
                                                                      --------
                                                                      $214,480
                                                                      ========

In 1997, the Company acquired deposits totaling $9,070,000 for a premium of $890,000 allocated to core deposit intangibles and goodwill.


SHORT-TERM BORROWINGS


DECEMBER 31                                          1997               1996
------------------------------------------------------------------------------
Federal funds purchased                            $  6,375           $  6,600
Securities sold under repurchase agreements           3,980              7,203
U.S. Treasury demand notes                            2,980              3,873
                                                   --------           --------
   Total short-term borrowings                     $ 13,335           $ 17,676
                                                   ========           ========

Securities sold under agreements to repurchase consist of obligations of the Company to other parties. The obligations are secured by U.S. Treasury securities, and such collateral is held in safekeeping by financial institutions. The maximum amount of outstanding agreements at any month-end during 1997 and 1996 totaled $6,932,000 and $7,203,000 and the monthly average of such agreements totaled $5,488,000 and $4,761,000. The agreements at December 31, 1997 mature within six months.


FEDERAL HOME LOAN BANK ADVANCES
FHLB advances were $39,615,000 and $14,000,000 at December 31, 1997 and 1996.
Maturities by year for advances at December 31, 1997 are $26,500,000 in 1998; $9,115,000 in 1999; and $4,000,000 in 2000. The weighted average interest rate at December 31, 1997 and 1996 was 5.93% and 5.61%.

These advances are secured by first mortgage loans and investment securities totaling $156,217,000 and $146,175,000 at December 31, 1997 and 1996. Advances
are subject to restrictions or penalties in the event of prepayment.


t w e n t y   t w o

LOAN SERVICING
Mortgage loans serviced for others are not included in the accompanying consolidated balance sheet. The unpaid principal balances of mortgage loans serviced for others totaled $58,265,000 and $56,350,000 at December 31, 1997 and 1996. Retained mortgage servicing rights on originated or purchased loans capitalized by the Company are not material.


INCOME TAX


YEAR ENDED DECEMBER 31                                         1997         1996         1995
-----------------------------------------------------------------------------------------------
Income tax expense
   Currently payable
      Federal                                                $  2,971     $  2,361     $  2,071
      State                                                       932          814          725
   Deferred
      Federal                                                    (331)        (317)        (259)
      State                                                       (24)         (64)         (15)
                                                             --------     --------     --------
         Total income tax expense                            $  3,548     $  2,794     $  2,522
                                                             ========     ========     ========

Reconciliation of federal statutory to actual tax expense
   Federal statutory income tax at 34%                       $  3,589     $  2,992     $  2,654
   Tax exempt interest                                           (816)        (834)        (797)
   Effect of state income taxes                                   599          495          468
   Nondeductible goodwill amortization                            122          121          122
   Other                                                           54           20           75
                                                             --------     --------     --------
      Actual tax expense                                     $  3,548     $  2,794     $  2,522
                                                             ========     ========     ========


t w e n t y   t h r e e

A cumulative net deferred tax asset (liability) is included in other assets (liabilities). The components of the asset (liability) are as follows:


DECEMBER 31                                          1997           1996
--------------------------------------------------------------------------
ASSETS
   Allowance for loan losses                       $    733       $    449
   Pensions and employee benefits                       565            491
   Directors' fees                                      209            218
   Stock option compensation                            142            168
   Other                                                 71             14
                                                   --------       --------
      Total assets                                    1,720          1,340
                                                   --------       --------
LIABILITIES
   Depreciation                                        (559)          (543)
   State income tax                                    (123)          (114)
   FHLB dividends                                      (110)          (110)
   Securities available for sale                       (912)          (785)
                                                   --------       --------
      Total liabilities                              (1,704)        (1,552)
                                                   --------       --------

                                                   $     16       $   (212)
                                                   ========       ========

No valuation allowance was necessary at any time during 1997, 1996 or 1995.


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

Financial instruments whose contract amount represents credit risk as of December 31 were as follows:

                                                        1997            1996
------------------------------------------------------------------------------
Commitments to extend credit                          $ 72,436        $ 57,944
Standby letters of credit                                1,114           1,032


t w e n t y   f o u r

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

The Company has entered into agreements with 10 officers which provide for salary continuation for a three-year period under certain circumstances following a change of control of the Company, as defined. Under the terms of the agreements, these payments could occur if, during a two year period following a change of control, such officers are terminated other than for cause or unreasonable changes are made in their employment relationships.

In September 1997, ANTIM acquired a 15% interest in the outstanding shares of common stock of Indiana Trust & Investment Management Company ("Indiana Trust"), a trust company located in Mishawaka, Indiana, for a purchase price of approximately $510,000, including goodwill of $313,000. The investment is being recorded using the equity method of accounting. ANTIM is obligated to acquire the remaining outstanding shares of common stock of Indiana Trust for cash or Company stock in 2002 or earlier, subject to various terms and conditions set forth in the Stock Acquisition Agreement. The agreement contains terms and conditions related to the determination of the purchase price of the stock, a change in control of the Company or ANTIM, Indiana Trust shareholder changes, its termination and other matters.

The Company and its subsidiaries are also subject to claims and lawsuits which arise primarily in the ordinary course of business. It is the opinion of management that the disposition or ultimate resolution of such claims and lawsuits will not have a material adverse effect on the consolidated financial position of the Company.


DIVIDENDS AND CAPITAL RESTRICTIONS
Without prior approval of the Comptroller of the Currency, American National is restricted by national banking laws as to the maximum amount of dividends it can pay in any calendar year to its retained net profits (as defined) for that year plus the two preceding years. In addition, American National assumed the Muncie Federal Savings Bank (merged into American National in 1993) liquidation account for the benefit of eligible account holders established in connection with its merger-conversion, which was $6,277,000 at October 1, 1990. As a result of these restrictions, net assets of American National not available for payment of dividends to the Company were approximately $26,103,000 as of


t w e n t y   f i v e

December 31, 1997. Total net assets of American National at such date were $30,624,000.

Without prior approval, current regulations allow Peoples to pay dividends to the Company not exceeding net profits (as defined) for the current year plus those for the previous two years. As a result of this restriction, net assets of Peoples not available for payment of dividends to the Company were approximately $15,219,000 as of December 31, 1997. Total net assets of Peoples at such date were $16,620,000.

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

Pursuant to the stock option plans, the Company redeemed 9,132, 10,488 and 7,397 shares of its common stock and issued 29,200, 39,950 and 24,426 shares of common stock in 1997, 1996 and 1995, respectively. Tax benefits of $135,900, $109,500 and $66,100 related to the exercise of stock options were credited to paid-in capital in 1997, 1996 and 1995.

The Company approved a Dividend Reinvestment and Stock Purchase Plan in 1994 enabling stockholders to elect to have their cash dividends on all shares held automatically reinvested in additional shares of the Company's common stock. In addition, stockholders may elect to make optional cash payments up to an aggregate of $5,000 per quarter for the purchase of additional shares of common stock. The stock is credited to participant accounts at fair market value. Dividends are reinvested on a quarterly basis on the applicable dividend payment date that began with the October, 1994 dividend payment. The plan made 200,000 shares available for purchase. At December 31, 1997, 123,637 shares of common stock remained available for purchase under the plan.


REGULATORY CAPITAL
The Company and banking subsidiaries are subject to various regulatory capital requirements administered by the federal banking agencies and are assigned to a capital category. The assigned capital category is largely


t w e n t y   s i x
determined by three ratios that are calculated according to the regulations. The ratios are intended to measure capital relative to assets and credit risk associated with those assets and off-balance sheet exposures of the entity. The capital category assigned to an entity can also be affected by qualitative judgments made by regulatory agencies about the risk inherent in the entity's activities that are not part of the calculated ratios.

There are five capital categories defined in the regulations, ranging from well capitalized to critically undercapitalized. Classification of a bank in any of the undercapitalized categories can result in actions by regulators that could have a material effect on a bank's operations. At December 31, 1997 and 1996, the Company and its banking subsidiaries are categorized as well capitalized and met all subject capital adequacy requirements. There are no conditions or events since December 31, 1997 that management believes have changed the Company's or bank subsidiaries' classification.

The Company's and subsidiary banks' actual and required capital amounts and ratios are as follows:

                                                                       Required for Adequate        To Be Well
                                                        Actual               Capital (1)          Capitalized (1)
                                                  ----------------------------------------------------------------
December 31                                       Amount      Ratio      Amount      Ratio      Amount       Ratio
------------------------------------------------------------------------------------------------------------------
AS OF DECEMBER 31, 1997
Total capital (1) (to risk-weighted assets)
     Consolidated                                 $53,280     14.3%      $29,807      8.0%                    N/A
     American National                             31,663     12.3        20,551      8.0       $25,689      10.0%
     Peoples                                       13,467     11.8         9,094      8.0        11,367      10.0
Tier I capital (1) (to risk-weighted assets)
     Consolidated                                  49,783     13.3        14,972      4.0                     N/A
     American National                             29,380     11.4        10,276      4.0        15,414       6.0
     Peoples                                       12,254     10.8         4,547      4.0         6,820       6.0
Tier I capital (1) (to average assets)
     Consolidated                                  49,783      9.8        20,320      4.0                     N/A
     American National                             29,380      8.3        14,082      4.0        17,602       5.0
     Peoples                                       12,254      8.1         6,060      4.0         7,575       5.0
AS OF DECEMBER 31, 1996
Total capital (1) (to risk-weighted assets)
     Consolidated                                 $49,237     14.4%      $27,418      8.0%                    N/A
     American National                             28,926     12.5        18,544      8.0       $23,180      10.0%
     Peoples                                       13,275     12.4         8,598      8.0        10,748      10.0
Tier I capital (1) (to risk-weighted assets)
     Consolidated                                  45,837     13.4        13,709      4.0                     N/A
     American National                             26,742     11.5         9,272      4.0        13,908       6.0
     Peoples                                       12,059     11.2         4,299      4.0         6,449       6.0
Tier I capital (1) (to average assets)
     Consolidated                                  45,837      9.5        19,245      4.0                     N/A
     American National                             26,742      8.1        13,233      4.0        16,541       5.0
     Peoples                                       12,059      8.4         5,726      4.0         7,158       5.0

(1)  As defined by regulatory agencies

t w e n t y   s e v e n

EMPLOYEE BENEFIT PLANS
The Company's defined-benefit pension plan covers substantially all of its employees. The benefits are based primarily on years of service and employees' pay near retirement. Contributions are intended to provide not only for benefits attributed to service to date, but also for those expected to be earned in the future. Pension expense was $163,000 for 1997, $231,000 for 1996 and $161,000 for 1995.

The following table sets forth the plan's funded status and amounts recognized in the consolidated balance sheet:


DECEMBER 31                                                              1997           1996
----------------------------------------------------------------------------------------------
Actuarial present value of
   Accumulated benefit obligation including vested benefits
   of $6,219 and $5,715                                                $  6,532       $  6,012
                                                                       ========       ========
   Projected benefit obligation for service rendered to date           $ (8,055)      $ (7,296)
Plan assets at fair value, primarily fixed income obligations,
   equity Securities, and collective investment and mutual funds          9,024          8,056
                                                                       --------       --------
Plan assets in excess of projected benefit obligation                       969            760
Unrecognized net (gain) loss from experience different
   than that assumed                                                       (258)           186
Unrecognized prior service cost being recognized over 16 years             (407)          (441)
Unrecognized net asset at January 1, 1987 being recognized
   over 17 years                                                           (434)          (499)
                                                                       --------       --------
Prepaid (accrued) pension cost included in other assets (liabilities)  $   (130)      $      6
                                                                       ========       ========
Plan assets at fair value related to the Company
   Company common stock                                                $    879       $    760
   Collective investment funds managed by ANTIM                             893          1,033


DECEMBER 31                                                     1997         1996          1995
-------------------------------------------------------------------------------------------------
Pension expense includes the following components
   Service cost-benefits earned during the year               $    443     $    454      $    346
   Interest cost on projected benefit obligation                   535          496           517
   Actual return on plan assets                                 (1,538)        (976)         (833)
   Net amortization and deferral                                   723          257           131
                                                              --------     --------      --------
                                                              $    163     $    231      $    161
                                                              ========     ========      ========
Assumptions used in the accounting as of December 31 were
   Discount rate                                                 7.25%        7.50%         7.00%
   Rate of increase in compensation                              4.50%        4.50%         4.50%
   Expected long-term rate of return on assets                   9.00%        9.00%         9.00%


t w e n t y   e i g h t

The Company has a retirement savings 401(k) plan in which substantially all employees may participate. The Company matches employees' contributions at the rate of 50 percent for the first 4 percent of base salary contributed by participants. The Company also has a stock investment plan under which employees may, at their option, purchase stock of the Company. The Company contributes 20 percent of employees' contributions. The expense for these plans was $164,000 for 1997, $157,600 for 1996 and $140,600 for 1995.


STOCK OPTION PLANS
Under terms of the ANB Corporation Stock Option Plan ("1990 Plan") for key employees, 300,000 shares of Company common stock shall be available for grant, and the option price upon exercise shall not be less than 75% of fair market value of such stock at date of grant. Options granted shall be exercisable in four annual installments, on a cumulative basis, beginning one year after date of grant, or upon a change in control of the Company as defined in the 1990 Plan, a purchase of Company stock pursuant to a tender offer or exchange offer, or a merger or sale of assets in which the Company does not survive as an independent entity. The period for exercising options shall not exceed ten years, and no options may be granted after December, 1999. The excess of fair market value over the option price at date of grant for grants prior to 1994 was recorded as prepaid compensation expense and allocated to paid-in capital. The Company recorded amortization of prepaid compensation expense of $56,000 for 1996 and $84,000 for 1995 as a charge to income. There were 8,300 shares available for grant under the 1990 Plan as of December 31, 1997.

The Nonqualified Stock Option Plan of ANB Corporation for former Directors of Muncie Federal Savings and Loan Association ("1991 Plan") made 28,000 shares of Company common stock available for grant at an option price upon exercise of $7.25 per share. Options granted were exercisable within five years from date of grant, and all were exercised.

Under terms of the ANB Corporation 1995 Stock Option Plan ("1995 Plan") for key employees, 300,000 shares of Company common stock shall be available for granting both incentive ("ISO's") and non-qualified stock options. The option price to be paid upon exercise shall be not less than fair market value at date of grant. For an individual who receives a grant and is also the owner of more than 10% of the total of the Company's common stock (stockholder-employee), the option price shall be not less than 110% of such value. The period for exercising options shall not exceed ten years from the date of grant. The option period for any ISO granted to a stockholder-employee may not exceed five years. No option may be granted after December 31, 2004. The options shall be exercisable in four annual installments, on a cumulative basis, beginning one year after date of grant, after reaching age 65, upon circumstances or earlier times determined by the Compensation Committee or upon a change in control as defined in the 1995 plan. The 1995 Plan may be amended or terminated with no options granted thereafter pursuant to its terms. There were 165,000 shares available for grant under the 1995 Plan as of December 31, 1997.


t w e n t y   n i n e

Under terms of the ANB Corporation 1996 Directors' Stock Option Plan ("Directors' Plan"), 96,000 shares of Company stock shall be available for granting non-qualified stock options. The option price to be paid upon exercise shall be not less than fair market value at date of grant. The period for exercising options shall not exceed ten years from the date of grant. Options granted shall be exercisable in four annual installments, on a cumulative basis, beginning one year after date of grant. Exercise rights terminate thirty days after status as a director terminates other than for retirement after age 70, death or disability. The Directors' Plan may be amended or terminated with no options granted thereafter pursuant to terms set forth in the Directors' Plan. There were 44,000 options available for grant under the Directors' Plan as of December 31, 1997.

The following is a summary of the status of the Company's stock option plans and changes in those plans as of and for the years ended December 31, 1997, 1996, and 1995.


YEAR ENDED DECEMBER 31                              1997                     1996                      1995
-------------------------------------------------------------------------------------------------------------------
                                                        WEIGHTED-                WEIGHTED-                 WEIGHTED-
                                                         AVERAGE                  AVERAGE                   AVERAGE
                                                        EXERCISE                 EXERCISE                  EXERCISE
            OPTIONS                         SHARES        PRICE      SHARES        PRICE       SHARES        PRICE
-------------------------------------------------------------------------------------------------------------------
Outstanding at beginning of year            329,450     $  11.37     305,150     $   8.97      289,876     $   7.78
Granted                                      76,000        23.29      70,000        19.14       42,000        15.44
Exercised                                   (29,200)        6.86     (39,950)        6.75      (24,426)        5.91
Cancelled                                    (1,250)       18.78      (5,750)       10.52       (2,300)       10.07
                                           --------                 --------                  --------
Outstanding at end of year                  375,000        14.11     329,450        11.37      305,150         8.97
                                           ========                 ========                  ========
Options exercisable at year end             214,625                  189,700                   178,675
Weighted-average fair value of options
   granted during the year                 $   3.96                 $   3.38                  $   1.89

As of December 31, 1997, other information in exercise price ranges for options outstanding and exercisable is as follows:

                                               OUTSTANDING                                EXERCISABLE
                            ---------------------------------------------------------------------------------
                                                WEIGHTED-          WEIGHTED-                        WEIGHTED-
                                                AVERAGE             AVERAGE                          AVERAGE
                             NUMBER            REMAINING            EXERCISE         NUMBER          EXERCISE
EXERCISE PRICE RANGES       OF SHARES       CONTRACTUAL LIFE         PRICE         OF SHARES          PRICE
-------------------------------------------------------------------------------------------------------------
$ 5.44 -  6.56                94,000            3.3 years          $   6.05          94,000         $   6.05
  8.80 - 12.38                94,000            5.9                   10.50          82,375            10.23
 15.44 - 20.38               142,000            8.7                   17.92          38,250            17.10
 26.50                        45,000            9.9
                             -------                                                -------
    Total                    375,000            6.8                   14.11         214,625             9.62
                             =======                                                =======


t h i r t y

Although the Company has elected to follow APB Opinion No. 25, Statement of Financial Accounting Standards ("SFAS") No. 123 requires pro forma disclosures of net income and earnings per share as if the Company had accounted for its employee stock options under that Statement. The fair value of each option grant was estimated on the grant date using an option-pricing model with the following assumptions:

                                                     1997             1996               1995
-----------------------------------------------------------------------------------------------
Risk-free interest rates                         5.8 and 6.6%     6.2 and 6.5%            5.4%
Dividend yields                                      2.9%             3.0%                3.3%
Expected volatility factors of market price
   of common stock                                  11.0%            11.0%                8.0%
Weighted-average expected life of the options      6 years          6 years             6 years

Under SFAS No. 123, compensation cost is recognized in the amount of the estimated fair value of the options and amortized to expense over the options' vesting period. The pro forma effect on net income and earnings per share of this Statement are as follows:

                                                   1997          1996        1995
----------------------------------------------------------------------------------
Net income                     As reported        $7,007        $6,006      $5,285
                               Pro forma           6,940         5,983       5,284
Basic earnings per share       As reported          1.55          1.33        1.16
                               Pro forma            1.54          1.33        1.16
Diluted earnings per share     As reported          1.52          1.31        1.14
                               Pro forma            1.51          1.30        1.14

During the initial phase-in period of SFAS No. 123, the effects of applying this Statement are not likely to be representative of the effects on reported net income for future years because options vest over several years and additional awards generally are made each year.


t h i r t y   o n e

EARNINGS PER SHARE
Earnings per share ("EPS") were computed as follows:

                                         1997                            1996                              1995
                             ------------------------------   ------------------------------   -------------------------------
                                       WEIGHTED-                       WEIGHTED-                         WEIGHTED-
                                        AVERAGE   PER SHARE             AVERAGE    PER SHARE              AVERAGE    PER SHARE
YEAR ENDED DECEMBER 31       INCOME     SHARES      AMOUNT    INCOME     SHARES      AMOUNT    INCOME      SHARES      AMOUNT
------------------------------------------------------------------------------------------------------------------------------
BASIC EARNINGS PER SHARE
  Income available to
  common stockholders        $7,007    4,508,408    $ 1.55    $6,006    4,501,155    $ 1.33    $ 5,285    4,551,822    $ 1.16
                                                    ======                           ======                            ======
EFFECT OF DILUTIVE
  STOCK OPTIONS                   -       97,860                   -       94,145                    -       86,333
                             ------    ---------              ------    ---------              -------    ---------
DILUTED EARNINGS PER SHARE
  Income available to
    common stockholders
    and assumed
    conversions              $7,007    4,606,268    $ 1.52    $6,006    4,595,300    $ 1.31    $ 5,285    4,638,155    $ 1.14
                             ======    =========    ======    ======    =========    ======    =======    =========    ======

Options to purchase 45,000 and 46,000 shares of common stock at $26.50 and $20.38 per share were outstanding at December 31, 1997 and 1996, respectively, but were not included in the computation of diluted EPS because the options' exercise price was greater than the average market price of the common shares.


FAIR VALUES OF FINANCIAL INSTRUMENTS
The following methods and assumptions were used to estimate the fair value of each class of financial instrument:

CASH AND CASH EQUIVALENTS - The fair value of cash and cash equivalents approximates carrying value.

INVESTMENT SECURITIES - Fair values are based on quoted market prices.

LOANS - For both short-term loans and variable-rate loans that reprice frequently and with no significant change in credit risk, fair values are based on carrying values. The fair value for other loans are estimated using discounted cash flow analyses and using interest rates currently being offered for loans with similar terms to borrowers of similar credit quality.

FRB AND FHLB STOCK - Fair value of FRB and FHLB stock is based on the price at which it may be resold to the FRB and FHLB.

INTEREST RECEIVABLE/PAYABLE - The fair values of accrued interest receivable/payable approximate carrying values.

DEPOSITS - The fair values of noninterest-bearing, interest-bearing demand and savings accounts are equal to the amount payable on demand at the balance sheet date. The carrying amounts for variable rate, fixed-term certificates of deposit approximate their fair values at the balance sheet date. Fair values for fixed-rate certificates of deposit are estimated using a discounted cash flow calculation that applies interest rates currently being offered on certificates to a schedule of aggregated expected monthly maturities on such time deposits.


t h i r t y   t w o

SHORT-TERM BORROWINGS - The interest rates on short-term borrowings approximate market rates, and thus the fair values approximate carrying values.

FHLB Advances - The fair value of these borrowings are estimated using a discounted cash flow calculation, based on current FHLB advance rates for periods comparable to the remaining terms to maturity of these advances.

The estimated fair values of the Company's financial instruments are as follows:

                                                  1997                             1996
                                        -----------------------          -------------------------
                                        CARRYING          FAIR           CARRYING           FAIR
DECEMBER 31                              AMOUNT           VALUE           AMOUNT            VALUE
--------------------------------------------------------------------------------------------------
ASSETS
   Cash and cash equivalents            $ 22,653        $ 22,653         $ 24,384         $ 24,384
   Investment securities available
      for sale                            69,072          69,072           73,944           73,944
   Loans including loans held
      for sale, net                      405,350         406,760          372,885          374,766
   Stock in FRB and FHLB                   4,699           4,699            2,713            2,713
   Interest receivable                     4,532           4,532            4,159            4,159
LIABILITIES
   Deposits                              411,262         411,770          405,845          406,815
   Short-term borrowings                  13,335          13,335           17,676           17,676
   FHLB advances                          39,615          39,629           14,000           14,006
   Interest payable                        1,334           1,334            1,391            1,391

CONDENSED FINANCIAL INFORMATION (PARENT COMPANY ONLY)
Presented below is condensed financial information as to financial position, results of operations and cash flows of the Company:

                           CONDENSED BALANCE SHEET
DECEMBER 31                                              1997           1996
------------------------------------------------------------------------------
ASSETS
   Cash on deposits                                    $    630       $    663
   Investment securities available for sale                  15             14
   Investment in subsidiaries                            54,137         50,323
   Core deposit intangibles and goodwill                     75            107
   Premises and equipment                                 1,653             18
   Other assets                                             361            380
                                                       --------       --------
       Total assets                                    $ 56,871       $ 51,505
                                                       ========       ========
LIABILITIES                                            $    638       $    164
STOCKHOLDERS' EQUITY                                     56,233         51,341
                                                       --------       --------
       Total liabilities and stockholders' equity      $ 56,871       $ 51,505
                                                       ========       ========


t h i r t y   t h r e e

                               CONDENSED STATEMENT OF INCOME
YEAR ENDED DECEMBER 31                                        1997        1996       1995
-------------------------------------------------------------------------------------------
INCOME
   Dividends from subsidiaries                               $ 4,159    $ 10,261    $ 3,697
   Other income                                                  234         120        107
                                                             -------    --------    -------
      Total income                                             4,393      10,381      3,804
                                                             -------    --------    -------

EXPENSES
   Amortization of core deposit intangibles,
      goodwill and fair value adjustments                         38          43         48
   Salaries and employee benefits                                915         626        693
   Compensation expense for stock options                                     56         84
   Premises and equipment                                        161           8          4
   Professional fees                                              85          62        115
   Other expenses                                                296         202        177
                                                             -------    --------    -------
      Total expenses                                           1,495         997      1,121
                                                             -------    --------    -------

Income before income tax and equity
   in undistributed income of subsidiaries                     2,898       9,384      2,683
   Income tax benefit                                            487         292        378
                                                             -------    --------    -------

Income before equity in undistributed
   income of subsidiaries                                      3,385       9,676      3,061

Equity in undistributed
   (distribution in excess of) income of subsidiaries          3,622      (3,670)     2,224
                                                             -------    --------    -------

NET INCOME                                                   $ 7,007    $  6,006    $ 5,285
                                                             =======    ========    =======


t h i r t y   f o u r

                               CONDENSED STATEMENT OF CASH FLOWS

YEAR ENDED DECEMBER 31                                      1997         1996         1995
---------------------------------------------------------------------------------------------
OPERATING ACTIVITIES
   Net income                                             $  7,007     $  6,006     $  5,285
   Adjustments to reconcile net income
      to net cash provided by operating activities
      Equity in undistributed income of subsidiaries.       (3,622)       3,670       (2,224)
      Noncash dividend                                                   (6,426)
      Depreciation                                              92            8            4
      Other adjustments                                        525          (63)         227
                                                          --------     --------     --------
         Net cash provided by operating activities           4,002        3,195        3,292
                                                          --------     --------     --------

INVESTING ACTIVITIES
   Net change in marketable equity securities
      available for sale                                        (1)         (14)
   Purchases of premises and equipment                      (1,727)         (13)          (9)
                                                          --------     --------     --------
      Net cash used by investing activities                 (1,728)         (27)          (9)
                                                          --------     --------     --------

FINANCING ACTIVITIES
   Cash dividends                                           (2,887)      (2,472)      (2,090)
   Stock repurchases                                                     (1,631)      (1,017)
   Exercise of stock options                                   154          199          101
   Dividend reinvestment and stock purchase plan               426          425          308
                                                          --------     --------     --------
      Net cash used by financing activities                 (2,307)      (3,479)      (2,698)
                                                          --------     --------     --------

NET CHANGE IN CASH ON DEPOSIT                                  (33)        (311)         585

CASH ON DEPOSIT AT BEGINNING OF YEAR                           663          974          389
                                                          --------     --------     --------

CASH ON DEPOSIT AT END OF YEAR                            $    630     $    663     $    974
                                                          ========     ========     ========


t h i r t y   f i v e

MANAGEMENT'S DISCUSSION AND ANALYSIS
OF THE FINANCIAL CONDITION AND RESULTS
OF OPERATIONS OF THE COMPANY



The following discussion and analysis is intended to cover the significant factors affecting the Company's consolidated financial statements from January 1, 1995, to December 31, 1997. It is designed to provide a more comprehensive review of the operating results and financial position than could be obtained from an analysis of the financial statements alone. It should, however, be read in conjunction with the financial statements and notes included elsewhere herein.

ANALYSIS OF RESULTS OF OPERATIONS
NET INCOME. 1997 was the most profitable year in the history of the Company. Net income for 1997 climbed to $7.007 million, an increase of $1.001 million or 16.7% over the previous high of $6.006 million which was reported in 1996. Net income results for 1996 were higher by 13.6% or $721 thousand when compared to the $5.285 million net income recorded in 1995.

Basic net income per common share for 1997, 1996 and 1995 was $1.55, $1.33 and $1.16 respectively. Basic net income per common share increased 16.5% for 1997 over 1996, following an increase of 14.7% in 1996 when compared to 1995.

Diluted net income per common share for 1997, 1996 and 1995 was $1.52, $1.31 and $1.14 respectively. Diluted net income per common share increased 16.0% for 1997 over 1996, following an increase of 14.9% in 1996 when compared to 1995.

A significant contributor in 1997 to the Company's strong earnings trend was the continued quality growth in the loan portfolio, and the resulting increase in both net interest margin and net interest income, For the third year in a row the Company achieved a net interest margin of over 5.00%, on a fully taxable equivalent basis.

Also having a positive impact on 1997 results were a 14.9% increase in income generated by the Company's fiduciary activities, and the continued improvement in the operating efficiency ratio of the Company.

The following table presents certain key performance ratios for the last three years:
                                          1997     1996     1995
------------------------------------------------------------------
     Return on average assets             1.41%    1.27%     1.17%
     Return on average equity            13.34    12.29     11.37
     Efficiency ratio*                   57.98    58.96     62.16
     Average earning assets to average
      assets                             93.09    93.26     93.08
     Net interest spread                  4.46     4.41      4.39
     Net interest margin (fully taxable
      equivalent)                         5.14     5.07      5.02

* Excludes one-time special SAIF assessment of $589 thousand in 1996.


t h i r t y   s i x

Other factors impacting the net income of the Company are discussed below.

NET INTEREST INCOME. The economic climate of 1997 generally served the banking industry quite well, and provided opportunities for the Company to pursue a number of challenging loan portfolio growth objectives.

Short term interest rates changed very little during 1997, while concerns over the Asian crisis and other economic factors impacted long term rates, but not until near year end, when the yield on the bellwether 30 year U.S. Treasury bond quickly fell to a 20 year low. This flattening of the yield curve makes it increasingly difficult for most banks to maintain the interest rate spreads needed to meet profitability goals. In anticipation of changing economic conditions, the Company is continuously developing alternative strategies to deal with the expected effect on the volume and nature of loan demand, as well as deposit activity.

The Company strives to remain prepared to react to even minor changes in its economic environment, and attempts to fine tune strategies in tandem with changes in its market. This proactive approach, designed to support a macro strategy of focusing on loan portfolio growth as the primary driver of earnings, resulted in net interest income again being raised substantially over the record level of the prior year, 1996.

An increase or decrease in net interest income, the Company's primary source of revenue, is the combined result of volume and rate changes for both earning assets and interest-bearing liabilities. Loan volume continued to be the principal factor in another record level of net interest income, and was funded through multiple strategies involving deposits and borrowings, in addition to the capital provided by earnings. In 1997, the Company frequently relied on borrowings from the Federal Home Loan Bank ("FHLB") to fund the substantial growth of the loan portfolio, and this source often proved to be an attractive alternative from a marginal cost perspective, as well as serving as an immediate long term funding source when the yield curve quickly flattened at year end. This allowed the Company to modify its liability maturity posture to mitigate the interest rate risk associated with long term fixed-rate loans previously added to the portfolio.

In 1997, the Company continued an impressive trend of surpassing prior year results, once again using moderate growth in net average earning assets (average earning assets net of average interest-bearing liabilities) and moderate growth in net interest spread (average yield on earning assets net of average cost of interest-bearing liabilities) to create a combined effect that produced a significant improvement in net interest income.

Net interest income on a tax-equivalent basis for 1997 of $23.798 million exceeded the 1996 total of $22.347 million by $1.451 million), or 6.5%. The 1996 total represented a $1.278 million, or 6.1%, increase over 1995 net interest income on a tax-equivalent basis of $21.069 million. The similar growth rates for 1997 and 1996 were both primarily a function of significant growth in net average earning assets coupled with an improvement in the net interest spread.


t h i r t y   s e v e n

Total interest income on a tax-equivalent basis of $41.013 million for 1997 was $2.270 million, or 5.9%, higher than the $38.743 million earned in 1996. The increase was due primarily to a $22.389 million, or 5.1%, growth in average earning assets from $440.741 million to $463.130 million. The 1997 yield on average earning assets of 8.86% was seven basis points higher than the prior year. In 1996, total interest income on a tax-equivalent basis rose 5.5% to $38.743 million from the $36.716 million recorded in 1995. The 1996 increase was accomplished through a $20.828 million, or 5.0%, growth in average earning assets combined with a four basis points improvement in yield to 8.79%. Similar yields on earning assets for the most recent three years, again, were to a degree a function of the generally low interest rate volatility environment.

The Company achieved only a modest gain in total interest-bearing deposits for 1997, and the average interest-bearing deposits total for the year of $361.260 million represented a $3.399 million, or 0.9%, increase over the $357.861 million total for 1996. The continued greater reliance on borrowings to fund loans resulted in the total of average borrowed money for 1997 increasing by $13.587 million, or 82.3%, to $30.097 million for 1997, compared to $16.510 million for 1996. As in the prior year, the increase in total interest expense was due primarily to these volume increases, with the total net increase to a significant degree mitigated by rate reductions achieved in the certificates of deposit category. Total interest expense for 1997 of $17.215 million was $819 thousand, or 5.00%, above the 1996 total of $16.396 million. Funding strategies and market conditions resulted in a 4.40% cost of funds, a slight increase of two basis points over the 4.38% cost for 1996, which also represented a two basis points increase over the prior year.

In 1996, the Company grew $9.532 million, or 2.7%, in average interest-bearing deposits, and $6.339 million, or 62.3%, in average borrowed money. 1996 was the first year that the Company used Federal Home Loan Bank borrowings as a major funding source and interest rate risk management tool. Total average interest-bearing liabilities of $374.371 for 1996 represented a $15.871 million, or 4.4%, increase over 1995. The incremental cost of the volume increase was mitigated with lower certificates of deposit average costs, and total interest in 1996 rose $749 thousand, or 4.8%, above the 1995 total of $15.647 million.

Net average earning assets were increased to $71.774 million in 1997, from $66.370 million in 1996 and $61.413 million in 1995, or annual increases of 8.1% for both 1997 and 1996. This substantial growth rate in net average earning assets was accomplished primarily through the utilization of funds available from undistributed earnings and from an increase in average total balances in non-interest bearing demand deposits during each of the two years.

The Company improved its net interest spread rate to 4.46% for 1997, a five basis point increase over 4.41% for 1996, which represented a two basis point gain over the 4.39% achieved in 1995.


t h i r t y   e i g h t

The following table presents net interest income components on a tax-equivalent basis and reflects changes between periods attributable to movement in either the average balance or average interest rate for both earning assets and interest-bearing liabilities. The volume differences were computed as the difference in volume between the current and prior year multiplied times the prior year's interest rate, while the interest rate changes were computed as the difference in rate between the current and prior year multiplied times the volume of the prior year. Volume/rate variances have been allocated on the basis of the absolute relationship between volume variances and rate variances.

ANALYSIS OF CHANGES IN NET INTEREST INCOME

<CAPTION
                                        1997 OVER 1996                  1996 OVER 1995
                                ----------------------------     ----------------------------
                                 VOLUME     RATE       TOTAL     VOLUME      RATE       TOTAL
                                ----------------------------     ----------------------------
                                         (In Thousands on Fully Taxable Equivalent Basis)
Interest income:
     Federal funds sold         $  (191)  $     7    $  (184)   $  (279)   $   (41)   $  (320)
     Interest-bearing deposits        4        (2)         2         (7)        (2)        (9)
     Investment securities         (262)       14       (248)       335         12        347
     Loans                        2,612        88      2,700      1,969         40      2,009
                                -------   -------    -------    -------    -------     ------
       Totals                   $ 2,163   $   107    $ 2,270    $ 2,018          9    $ 2,027
                                =======   =======    =======    =======    =======     ======

Interest expense:
     NOW accounts               $    64   $   (19)   $    45    $   105    $    42    $   147
     Money market investment
      accounts                       (2)       27         25       (119)        30        (89)
     Savings deposits               (40)        2        (38)       (28)       (16)       (44)
     Certificates of deposit        134      (169)       (35)       556       (137)       419
     Short-term borrowings          110        34        144         41        (39)         2
     Federal Home Loan Bank
      advances                      682        (4)       678        335        (21)       314
                                -------   -------    -------    -------    -------     ------
      Totals                    $   948   $  (129)   $   819    $   890    $  (141)   $   749
                                =======   =======    =======    =======    =======     ======

Change in net interest income
  (fully taxable equivalent
  basis)                        $ 1,215   $   236      1,451    $ 1,128    $   150    $ 1,278
                                =======   =======               =======    =======
Tax equivalent adjustment                                 25                              (74)
                                                     -------                           ------
Change in net interest income                        $ 1,476                          $ 1,204
                                                     =======                           ======



t h i r t y   n i n e

PROVISION FOR LOAN LOSSES, During 1997, 1996, and 1995, the Company provided $955 thousand, $1.089 million and $1.084 million, respectively, to replenish the allowance for loan losses for charge-offs recorded, and to maintain an adequate balance for potential losses that may exist in the portfolio, but are not specifically known.

The allowance for loan losses at year end 1997, 1996, and 1995 was $3.497 million, $3.400 million, and $2.897 million, respectively. Total loan balances at the end of these periods were $408.771 million, $376.081 million, and $348.913 million, respectively and the ratio of the allowance for loan losses to total loan balances was 0.86%, 0.90% and 0.83%, respectively.

The allowance for loan losses included $236 thousand at December 31, 1997, and $459 thousand at December 31, 1996, for loans considered by the Company to be impaired. Impaired loans totaled $708 thousand and $1.237 million at December 31, 1997 and 1996, respectively.

The Company's dollar amount of outstanding loans made to individuals to purchase owner occupied residential property represented 36.1% of the total loan portfolio at December 31, 1997. Historically, net charge-offs in this category of the mortgage loan portfolio have been minimal.

Net charge-offs in 1997 were $858 thousand, compared to $586 thousand in 1996, and $885 thousand in 1995. The ratio of net charge-offs to average outstanding loans for 1997, 1996, and 1995 was 0.22%, 0.16%, and 0.26%, respectively, which compares favorably to the Company's peer group.

Based on management's analysis of the composition of the loan portfolio and current economic conditions, management considers the current allowance for loan losses to be adequate.




f o r t y

SUMMARY OF LOAN LOSS EXPERIENCE

The following table summarizes the loan loss experience for the years indicated.

                                        1997      1996      1995      1994      1993
-------------------------------------------------------------------------------------
                                             (In Thousands, Except for Ratios)
Allowance for loan losses:
     Balance at January 1             $ 3,400   $ 2,897   $ 2,698   $ 1,441   $ 2,136
                                      -------   -------   -------   -------   -------
     Additions resulting
      from acquisitions                                               1,105
                                                                    -------
     Charge-offs:
      Commercial                          702       284       544       254     1,067
      Real estate mortgage                 89       177       261        69       140
      Loans to individuals                259       191       267       104        87
                                      -------   -------   -------   -------   -------
        Total charge-offs               1,050       652     1,072       427     1,294
                                      -------   -------   -------   -------   -------
     Recoveries:
      Commercial                           79        14        32        31         4
      Real estate mortgage                 53        20        64       214        21
      Loans to individuals                 60        32        91        57        55
                                      -------   -------   -------   -------   -------
        Total recoveries                  192        66       187       302        80
                                      -------   -------   -------   -------   -------
     Net charge-offs                      858       586       885       125     1,214
                                      -------   -------   -------   -------   -------
     Provision for loan losses            955     1,089     1,084       277       519
                                      -------   -------   -------   -------   -------
     Balance at December 31           $ 3,497   $ 3,400   $ 2,897   $ 2,698   $ 1,441
                                      =======   =======   =======   =======   =======

Ratio of net charge-offs during the
period to average loans
outstanding during the period            0.22%     0.16%     0.26%     0.04%     0.48%



f o r t y   o n e

OTHER INCOME. The following table shows the
components of other income for 1997, 1996,
and 1995.
                                        1997      1996      1995
---------------------------------------------------------------------
                                             (In Thousands)
Fiduciary activities                  $ 5,114   $ 4,452   $ 4,132
Service charges on deposit accounts     1,431     1,359     1,349
Other customer fees                       407       463       338
Other income                              551       567       625
                                      -------   -------   -------
   Subtotal                             7,503     6,841     6,444
Investment securities losses              (13)
Net loans sold gains                      105       159        97
                                      -------   -------   -------
   Total other income                 $ 7,595   $ 7,000   $ 6,541
                                      =======   =======   =======


Other income is comprised of income items not directly related to the Company's interest-earning assets. Other income, excluding net securities losses and net gains from loan sales, increased $662 thousand from 1996 to 1997, or 9.7%. From 1995 to 1996, other income, excluding net securities losses and net gains from loan sales, increased $397 thousand, or 6.2%. The 1997 increase in other income, excluding net securities losses and net gains from loan sales, was primarily a result of increased fees from fiduciary activities and increased service charges on deposit accounts. Due to net growth in accounts and appreciation of assets under management, fiduciary fees increased $662 thousand from 1996 to 1997, or 14.9%. Service charges on deposit accounts increased 5.3%, or $72 thousand, from 1996 to 1997.

Other customer fees decreased $56 thousand, or 12.1% from 1996 to 1997 following a 1995 to 1996 increase of $125 thousand, or 37.0%.

In 1997, the Company recorded net gains from loan sales of $105 thousand. This represented a decrease of 34.0%, or $54 thousand, from the amount recorded in 1996. In 1997, market opportunities allowed management to implement strategies whereby a smaller amount of real estate loan production was sold in the secondary market. Effective January 1, 1996, SEAS No. 122, Accounting for Mortgage Servicing Rights, was adopted by the Company The impact of SFAS
No. 122 requiring the capitalization of retained mortgage servicing rights on originated or purchased loan was not material.



f o r t y   t w o

OTHER EXPENSES. The following table shows the components of other expenses for 1997, 1996, and 1995.


                                      1997      1996      1995
---------------------------------------------------------------------
                                            (In Thousands)
Salaries and employee benefits      $ 10,453  $ 10,017  $  9,827
Premises and equipment expenses        3,095     2,672     2,645
Advertising                              524       472       496
Professional fees                        386       268       336
Deposit insurance expense                 26       867       558
Printing and office supplies             609       561       569
Amortization of goodwill and core
deposit intangibles                      459       375       360
Other operating expenses               3,037     2,907     2,683
                                    --------  --------  --------
   Total other expenses             $ 18,589  $ 18,139  $ 17,474
                                    ========  ========  ========

Other expenses are noninterest operating expenses of the Company. Total other expenses increased $450 thousand, or 2.5%, from 1996 to 1997, and $665 thousand, or 3.8%, from 1995 to 1996.

Salaries and employee benefits, the largest component of other expenses, increased 4.4%, or $436 thousand, from 1996 to 1997, and 1.9%, or $190 thousand, from 1995 to 1996. The 1997 increase was primarily due to general and merit pay increases and incentive bonus plan payments as well as the addition of staff due to the acquisition of a branch in Parker, Indiana by Peoples in April, 1997 and expansion into the Indianapolis market by ANTIM.

After a modest increase of 1.0% from 1995 to 1996, premises and equipment expenses increased $423 thousand, or 15.8%, from 1996 to 1997. The 1997 increase reflects the Company's continuing commitment to technology with the purchase and installation of a corporate in-house core data processing system.

Advertising costs increased $52 thousand, or 11.0%, from 1996 to 1997 due to the Company's continuing emphasis on marketing programs.

Professional fees increased $118 thousand, or 44.0%, from 1996 to 1997 following a 1995 to 1996 decrease of $68 thousand. The 1997 increase was primarily related to costs associated with the acquisition of the Parker branch by Peoples and a minority interest in Indiana Trust by ANTIM.

Deposit insurance premiums declined sharply in 1997. Premiums decreased $841 thousand, or 97.0%, due to a lower assessment rate on deposits by the Federal Deposit Insurance Corporation. In 1995 and 1996, the Federal Deposit Insurance Corporation lowered the rate assessed on deposits insured by the Bank Insurance Fund resulting in a reduction in


f o r t y   t h r e e
federal deposit insurance expense. From 1995 to 1996, deposit insurance premiums increased $309 thousand, or 55.4%, due to a special deposit insurance assessment on Savings Insurance Fund ("SAIF") deposits levied by the Federal Deposit Insurance Corporation. SAIF insured deposits acquired in the 1991 acquisition of Muncie Federal Savings Bank, a savings and loan association, were subject to the special assessment. The special assessment resulted in a before tax charge of $589 thousand to deposit insurance expense.

Amortization of goodwill and core deposit intangibles increased $84 thousand, or 22.4%, due to the acquisition of the Parker branch and the minority interest in Indiana Trust.

INCOME TAXES. Income tax expense for 1997, 1996 and 1995 was $3.548 million, $2.794 million and $2.522 million, respectively. The Company invests in tax-exempt municipal securities as its principal strategy to reduce federal income taxes. The Company also receives a state tax credit for a portion of interest earned on qualified loans made to urban enterprise zone businesses and residents. The tax credit earned is then reinvested in the urban enterprise zone which produced the credit.

The effective tax rates for 1997,1996 and 1995 were 33.6%, 31.7% and 32.3%, respectively. The increase in income tax expense is generally due to increases in income upon which applicable federal and state income taxes are calculated.

BALANCE SHEET ANALYSIS
AVERAGE BALANCES AND INTEREST. Average total assets for 1997 of $497.498 million represented a $24.909 million, or 5.3%, gain over the total of $472.589 million for 1996. 1996, by comparison, was $21.437 million, or 4.8%, above the average total assets of $451.152 million for 1995.

Consistent with strategic objectives, balance sheet growth in recent years has been concentrated in the loan portfolio. Average total loans of $390.178 million for 1997 were $28.979 million, or 8.0% greater than the prior year. The 1997 growth rate surpassed 1996 results, when average total loans of $361.199 million exceeded the 1995 total by $21.902 million, for an increase of 6.5%.

The average size of the Company's portfolio of investment securities and overnight investments has been reduced somewhat in recent years, as more profitable growth opportunities generally have existed in the lending area. The total portfolio average balance for 1997 of $72.952 million was a $6.590 million, or 8.2% reduction from the 1996 total, which represented a less significant $1.074 million, or 1.3%, decline from 1995. This multipurpose portfolio serves as a ready source of liquidity, can be restructured to mitigate interest rate risk in other areas of the balance sheet, and provides further diversification of the Company's total portfolio of earning assets.

Average earning assets for 1997 were $463.130 million, or 93.1% of average total assets, and representative of the Company's continuing success in maintaining a high level for this key ratio. Average earning assets were $440.741 million and $419.913 million, and 93.3% and 93.1% of total average assets for 1996 and 1995, respectively.


f o r t y   f o u r

Total deposits changed direction and grew slightly from year end 1996 to year end 1997, and average total deposits for 1997 of $409.816 million were up $9.139 million, or 2.3%, from the prior year The 1996 situation was unique in that total deposits declined slightly, but average total deposits of $400.677 million for the year exceeded the 1995 average by $12.568 million, or 3.2%.

Funding strategies employed in 1997 were similar to 1996, and the Company again frequently tapped the resources of the FHLB, utilizing a variety of their credit products to maintain a two-fold objective of further meeting the home financing needs of the communities served, while expanding its residential mortgage loan portfolio. FHLB borrowings averaged $18.820 million for 1997, which was $11.577 million greater than 1996. Average FHLB borrowings of $7.243 million in 1996 represented a $5.588 million increase over 1995. Average short term borrowings climbed less dramatically during the most recent two years, moving to $11.277 million for 1997 from $9.267 million and $8.516 million for 1996 and 1995, respectively.

Management's efforts, coupled with primarily favorable economic conditions in recent years, have resulted in a pattern of sustained quality growth of the Company's business, as evidenced by increasing net earning assets combined with a widening interest rate spread. The Company's success in pursuing its strategic objectives is manifested in the consistent significant growth rates of net interest income. In 1997, net interest income on a tax equivalent basis rose to $23.798 million, compared to $22.347 million for 1996 and $21.069 million for 1995. The results for the most recent two years reflect increases of $1.451 million, or 6.5%, and $1.278 million, or 6.1%, for 1997 and 1996, respectively.

A summary of average earning assets and interest-bearing liabilities is set forth below, together with the interest earned (on a tax-equivalent basis) and paid on each major type of earning asset and interest-bearing liability account. The average yield of the earning assets and the average rate paid on the interest-bearing liabilities is also summarized.




f o r t y   f i v e

                                                 1997                           1996                           1995
                                     ----------------------------   -----------------------------  -----------------------------
                                                 INTEREST                       INTEREST                       INTEREST
                                      AVERAGE    INCOME/  AVERAGE    AVERAGE    INCOME/   AVERAGE   AVERAGE    INCOME/   AVERAGE
                                      BALANCE    EXPENSE RATE (%)    BALANCE    EXPENSE  RATE (%)   BALANCE    EXPENSE  RATE (%)
                                     ----------------------------   -----------------------------  -----------------------------
ASSETS:
  Federal funds sold                 $   1,559  $      87   5.58%   $   4,992  $     271    5.43%  $  10,084  $     591    5.86%
  Interest-bearing deposits                255         10   3.92          163          8    4.91         303         17    5.61
  Investment securities:
    Taxable                             29,788      1,896   6.36       32,606      2,048    6.28      31,030      1,868    6.02
    Tax-exempt                          41,350      3,851   9.31       41,781      3,947    9.45      39,199      3,780    9.64
                                     ---------  ---------           ---------  ---------           ---------  ---------
      Total investment
      securities                        71,138      5,747   8.08       74,387      5,995    8.06      70,229      5,648    8.04
  Loans:*
    Commercial                          89,681      8,879   9.90       86,217      8,429    9.78      78,916      8,061   10.21
    Term federal funds                   3,475        191   5.50        5,528        295    5.34       7,142        424    5.94
    Real estate mortgage               253,954     22,011   8.67      228,381     19,843    8.69     215,442     18,472    8.57
    Loans to individuals                41,027      3,905   9.52       39,123      3,743    9.57      36,355      3,385    9.31
    Tax-exempt                           2,041        183   8.97        1,950        159    8.15       1,442        118    8.18
                                     ---------  ---------           ---------  ---------           ---------  ---------
      Total loans                      390,178     35,169   9.01      361,199     32,469    8.99     339,297     30,460    8.98
                                     ---------  ---------           ---------  ---------           ---------  ---------
    Total earning assets*              463,130     41,013   8.86      440,741     38,743    8.79     419,913     36,716    8.75
                                                ---------                      ---------                      ---------
  Allowance for loan losses             (3,295)                        (2,882)                        (2,548)
  Cash and due from banks               16,250                         14,900                         13,667
  Premises and equipment                10,543                          9,475                          9,934
  Other assets                          10,870                         10,355                         10,186
                                     ---------                      ---------                      ---------
      Total assets                     497,498     41,013           $ 472,589     38,743           $ 451,152     36,716
                                     =========  ---------           =========  ---------           =========  ---------

LIABILITIES:
  Interest-bearing deposits:
    NOW accounts                        74,511      1,847   2.48    $  71,954      1,802    2.50   $  67,742      1,655    2.44
    Money market investment
      accounts                          40,304      1,278   3.17       40,383      1,253    3.10      44,235      1,342    3.03
    Savings deposits                    26,592        667   2.51       28,174        705    2.50      29,277        749    2.56
    Certificates of deposit            219,853     11,689   5.32      217,350     11,724    5.39     207,075     11,305    5.46
                                     ---------  ---------           ---------  ---------           ---------  ---------
      Total interest-bearing
      deposits                         361,260     15,481   4.29      357,861     15,484    4.33     348,329     15,051    4.32
    Short-term borrowings               11,277        625   5.54        9,267        481    5.19       8,516        479    5.62
    FHLB advances                       18,820      1,109   5.89        7,243        431    5.95       1,655        117    7.07
                                     ---------  ---------           ---------  ---------           ---------  ---------
      Total interest-bearing
      liabilities                      391,357     17,215   4.40      374,371     16,396    4.38     358,500     15,647    4.36

    Non-interest bearing
      demand deposits                   48,556                         42,816                         39,780
    Other liabilities                    5,050                          6,535                          6,400
                                     ---------                      ---------                      ---------
      Total liabilities                444,963                        423,722                        404,680

STOCKHOLDERS'EQUITY                     52,535                         48,867                         46,472
                                     ---------  ---------           ---------  ---------           ---------  ---------
      Total liabilities and
      stockholders' equity           $ 497,498     17,215   3.72**  $ 472,589     16,396    3.72** $ 451,152     15,647    3.73**
                                     =========  ---------           =========  ---------           =========  ---------
    Net interest income                         $  23,798   5.14               $  22,347    5.07              $  21,069    5.02
                                                =========                      =========                      =========
    Adjustments to convert
      tax-exempt investment
      securities and loans to
      fully taxable equivalent
      basis, using marginal rate
      of 34% after adjustment
      for effect of non-deductible
      interest expense attributed
      to such assets                            $   1,294                      $   1,319                      $   1,245
                                                =========                      =========                      =========

* Securities held for sale are included with investment securities and loans held for sale are included with loans. Nonaccruing loans have been included in the average balances.

** Total interest expense divided by total earning assets.

f o r t y   s i x

ASSETS. In 1997, total assets rose to another record level, finishing the year at $525.490 million. The December 31, 1997, total represented a $31.643 million, or 6.4%, gain for the year. The 1996 growth rate was substantially lower, with total assets at year end of $493.847 million, which was an increase of $10.611 million, or 2.2%, over the December 31,1995, total.

The decrease in the investment securities portfolio for 1997 was primarily the result of loan funding opportunities, and strategies designed to enhance the return on the Company's earning assets. The investment securities portfolio totaled $69.072 million, or 14.3% of earning assets at December 31, 1997, down from $73.944 million, or 16.2% of earning assets at the prior year end. Total investment securities at December 31, 1995, were $70.514 million, or 15.9% of earning assets. The investment mix of the portfolio, which consists of relatively conservative financial instruments, did not change materially over the most recent two year period.

Investment securities classified as available-for-sale are reported at fair value, with unrealized gains and losses excluded from earnings, but reported as a separate component of stockholders' equity. As a result of a prior management decision to maintain greater liquidity and flexibility within the portfolio, all investment securities held at year end 1997, 1996, and 1995 had been classified as available for sale.

The investment portfolio totals include unrealized gains net of unrealized losses totaling $2.302 million, $1.983 million, and $3.163 million for December 31, 1997, 1996 and 1995, respectively

Securities with a carrying value of $6.719 million, or 9.7% of the total investment portfolio at December 31, 1997, were scheduled to mature within one year. The following table shows the mix of the investment securities portfolio for each of the last three years at December 31, and the maturity distribution at year end 1997.






f o r t y   s e v e n


                             1997                  1996                  1995
                     -------------------   -------------------   -------------------
                      Amount     Percent    Amount     Percent    Amount     Percent
                     -------------------   -------------------   -------------------
U.S. Treasury        $ 14,880     21.6%    $ 17,838     24.1%    $ 18,173     25.8%
Federal agencies        8,248     11.9        7,972     10.8        4,153      5.9
State and municipal    45,031     65.2       44,166     59.7       43,105     61.2
Mortgage-backed                               3,078      4.2        3,695      5.2
Corporates                100      0.1          200      0.3          447      0.6
Other                     813      1.2          690      0.9          941      1.3
                     --------    -----     --------    -----     --------    -----
                     $ 69,072    100.0%    $ 73,944    100.0%    $ 70,514    100.0%
                     ========    =====     ========    =====     ========    =====

                     Within                            Over
                     1 Year   1-5 Years  5-10 Years  10 Years   Total
                    --------  ---------  ----------  --------   -----
U.S. Treasury       $  5,549   $ 9,331                         $ 14,880
Federal Agencies                 7,901    $    347                8,248
State and Municipal      374     6,811      17,618   $ 20,228    45,031
Corporates                         100                              100
Other                    813                                        813
                    --------   -------    --------   --------  --------
                    $  6,736   $24,143    $ 17,965   $ 20,228  $ 69,072
                    ========   =======    ========   ========  ========
Distribution
 Percent                 9.7%     35.0%       26.0%      29.3%    100.0%

LOANS. The Company surpassed its aggressive loan portfolio growth objectives for 1997 with the use of effective marketing strategies, while benefiting from a favorable economic environment that created a positive impact on loan demand.

The total loan portfolio at December 31, 1997, of $408.771 million, represented significant quality growth for the year of $32.690 million, or an increase of 8.7% over the 1996 year end portfolio of $376.081 million. The comparable gain achieved during 1996 was $27.168 million, or 7.8%, from the 1995 year end total of $348.913.

Commercial loan production was particularly vibrant in 1997, and indicative of strong business expansion opportunities in the East Central communities served by the Company. Total commercial and industrial loans rose to $99.378 million at December 31, 1997, a substantial $18.236 million, or 22.5%, net addition for the year. Less robust, but significant commercial loan activity in 1996 resulted in $6.059 million, or 8.1% portfolio growth for that year.

Mortgage lending volume remained relatively stable through most of 1997, but ended with a flourish as a quick drop in long term rates late in the year spawned a wave of refinancing with fixed-rate product. The Company reacted by modifying interest rate risk management strategies, and sold in the secondary market a greater share of the production of one-to-four family mortgage loans with lower interest rates. Commercial and investment property mortgage



f o r t y   e i g h t
lending demand remained relatively strong throughout the year. Real estate loans on one-to-four family properties increased $12.821 million, or 8.9%, while mortgage loans on other properties grew $6.775 million, or 6.9%. The 1997 growth rates were comparable to the 1996 portfolio increases of 7.6% and 7.4% for real estate loans on one-to-four family properties, and other real estate properties, respectively.

OTHER ASSETS. Major technology investments during 1997 in a new core data processing system, ancillary computer systems, including new alternative delivery systems for bank products and services, and in computer networks linking all offices, were primarily responsible for the significant $2.319 million increase in the net book value of premises and equipment to $11.664 million. In 1996, normal depreciation exceeded the acquisition cost of new additions, causing the carrying value of premises and equipment to decrease $232 thousand.

The $1.986 million increase in 1997 for total Federal Reserve and FHLB stock was due to additional investments required to support a higher credit line at the FHLB.

DEPOSITS. The Company realized significant demand deposit growth in 1997 of $7.804 million, or 4.8%, to $170.985 million. The 1997 experience was a reversal of 1996 when the total at year end of $163.181 million represented a 3.5% decline for the year. It should be noted that the change in total demand deposit balances between any two dates is not necessarily indicative of a trend. Due to the nature of transaction accounts, balance totals sometimes change quickly and significantly for various reasons during the course of a year, which is unlike balance totals for savings and certificate accounts that typically demonstrate much lower volatility.

Savings accounts remained on a downward trend, but at a slower pace than the prior year, finishing 1997 at $25.797 million, a $930 thousand, or 3.5%, drop for the year. In 1996 by comparison, the year end total was down $1.900 million, or 6.6%, for the period.

Attractive returns on a variety of products that are readily available in the financial markets continued during 1997, and presented enticing investment alternatives to traditional bank products, which created difficulty for most financial institutions in their efforts to retain retail certificate of deposit balances. Total balances of certificates of deposit of less than $100,000 dropped in each of the last two years, but similar to the savings account experience, at a slowing pace. Total balances of $154.814 million at December 31, 1997, were $3.449 million, or 2.2%, less than the prior year end. The decrease in 1996 was higher at $6.250 million, or 3.8% of total balances at the end of 1995.

Growth in certificates of deposit with balances of $100,000 or more was primarily a function of greater use of public funds deposits as a short-term funding source. These deposits offered a lower marginal cost solution than other immediate loan funding alternatives available to the Company. Total certificates of deposits of $100,000 or more were $59.666 million at December 31, 1997, a $1.992 million, or 3.5%, increase for the year. By comparison, these non-core deposit balances were increased $2.481 million, or 4.5%, in 1996.






f o r t y   n i n e

The Company's total deposits at December 31, 1997, of $411.262 million represented a slight gain for the year of $5.417 million, or 1.3%. In 1996, the Company experienced a modest loss of $9.506 million, or a 2.3% decline from year end 1995.

BORROWED FUNDS. In recent years the Company has relied more heavily on FHLB borrowings to fund its significant loan portfolio production. Interest rate spreads are maximized by controlling the marginal cost of new funds, and in 1997 wholesale funding often proved to be an attractive alternative from that perspective. Longer term FHLB borrowing rates became particularly attractive when market rates dropped appreciably near the end of the year. Additionally, with the variety of credit products currently offered by the FHLB, this source of funds can provide significant flexibility when designing strategies that also incorporate the use of borrowings as a tool for moderating interest rate risk in the Company's balance sheet. The company had a total of $39.615 million in FHLB borrowings at December 31, 1997, including both fixed-rate and adjustable-rate notes, with maturities staggered through the following three years. The year end 1997 total represented an increase of $25.615 million over the $14.000 million total for the prior year end. FHLB advances totaled only $2.395 million at year end 1995. Federal funds, repurchase agreements, and U.S. Treasury tax notes are all borrowing instruments used to meet the short-term cash needs of the Company. These short-term borrowings totaled $13.335 million at December 31, 1997, down $4.341 million, or 24.6%, from a year earlier.

Total borrowed funds have risen quickly to $52.950 million at December 31, 1997, from $31.676 million and $10.144 million on December 31, 1996, and 1995, respectively.

LIQUIDITY, INTEREST RATE SENSITIVITY, AND MARKET RISK. The principal objective of liquidity management is to insure the availability of sufficient funds to meet borrowers' credit requirements and depositor withdrawal needs on a continual basis, while maintaining a responsive program of investing excess funds until the need arises for their use. Funds management committees are responsible for monitoring the liquidity position on a monthly basis at each affiliate. outside sources for temporary primary liquidity, which include the federal funds market and the Federal Reserve discount window, are available should such a situation develop.

During 1997 and 1996, funds provided principally through net income, advances from the FHLB, and a reduction in the Company's average daily federal funds sold position were used by the Company to take advantage of strong loan demand.

Interest rate sensitive assets and liabilities are monitored monthly by the Asset/Liability Management committees. A rate sensitive asset is any asset that can be repriced upward or downward within a specific time frame, and likewise, a rate sensitive liability is any liability that can be repriced upward or downward within the identical time frame. Measuring interest rate sensitivity is an important fundamental to develop so that proper management of interest margins can be achieved, thereby avoiding wide variances in net




f i f t y
interest income and net income. A positive or negative gap results from the measurement of rate sensitivity, and this gap can be expressed as a percentage of total assets. The lower the negative or positive gap, the less likely a severe earnings swing will occur during periods of rapidly changing interest rates.

On December 31, 1997, the Company had $236.616 million in rate-sensitive assets and $271.695 million in rate-sensitive liabilities which matured or could be repriced within one year For this one year time frame, the Company had a negative rate sensitivity gap. A negative rate sensitivity gap is beneficial to the Company's net interest income during a time when interest rates are falling, and could adversely impact the Company's net interest income during a period in which interest rates are rising. The Company's current negative gap for the one year time frame expressed as a percentage of total assets is 6.7%.

The following table shows the gap position of the Company at December 31, 1997.

                                    0-3        3-6       Total        6-12     Total 12     Over 12   Current
                                   Months     Months    6 Months     Months     Months      Months    Balance
                                   ---------------------------------------------------------------------------
Earning assets
   Interest-bearing deposits
     in banks                     $    391              $    391               $    391               $    391
   Securities available for sale
     Taxable                         7,624   $  1,348      8,972    $  1,703     10,675    $ 18,065     28,740
     Tax-exempt                         40                    40         334        374      44,657     45,031
   Loans                           117,050     39,265    156,315      68,785    225,100     183,671    408,771
   Loans held for sale                  76                    76                     76                     76
                                  --------   --------   --------    --------   --------    --------   --------
       Totals                      125,181     40,613    165,794      70,822    236,616     246,393    483,009
                                  --------   --------   --------    --------   --------    --------   --------

Interest-hearing liabilities
   Deposits:
     NOW accounts                    8,036      7,160     15,196      12,058     27,254      46,404     73,658
     Money market accounts          13,792      9,336     23,128      10,595     33,723       8,964     42,687
     Regular savings                 1,174      1,120      2,294       2,092      4,386      21,411     25,797
     Certificates of deposit       104,143     29,040    133,183      36,314    169,497      44,983    214,480
   Short-term borrowings            12,615        720     13,335                 13,335                 13,335
   Federal Home Loan Bank
     advances                       18,500      1,000     19,500       4,000     23,500      16,115     39,615
                                  --------   --------   --------    --------   --------    --------   --------
       Totals                      158,260     48,376    206,636      65,059    271,695     137,877    409,572
                                  --------   --------   --------    --------   --------    --------   --------

Rate sensitivity gap positive
   (negative)                     $(33,079)  $ (7,763)  $(40,842)   $  5,763   $(35,079)
                                  ========   ========   ========    ========   ========
Rate sensitivity gap as a
   percent of total assets            (6.3%)   ( 1.5%)      (7.8%)       1.1%      (6.7%)
Percent of earning assets to
   interest-bearing liabilities       79.1%                 80.2%                  87.1%




f i f t y   o n e

Market risk is the risk of loss in financial instruments arising from adverse changes in market rates and prices. Interest rate risk is the primary source of market risk for the Company. Interest rate risk is always present in the Company's balance sheet, impacting the Company's performance and value. The Company's Asset/Liability Management committees monitor and manage interest rate risk on an ongoing basis.

Interest rate risk represents the sensitivity of earnings to changes in market interest rates. When interest rates change, the interest income and expense streams associated with the Company's financial instruments change, thereby impacting net interest income. The Company uses a rate sensitivity gap and rate shock analysis model for estimating the impact on net interest income in the event of market interest rate changes. The timing mismatch between the repricing of assets and liabilities is at the core of interest rate risk. If repricing opportunities of assets and liabilities were identical, there would be no risk and the spread between the two would remain constant if assets and liabilities were priced from the same index or yield curve. However, in reality the mismatch exists, and it is the Company's challenge to quantify and manage the timing difference of the interest spread.

Based on the Company's model utilized, if market interest rates were to immediately increase 100 basis points, the Company would experience a slight decline in earnings, due to a decrease in net interest income of approximately $454 thousand over a one year time period. This hypothetical estimate is based on numerous assumptions including yield curve shape and loan amortization. In addition, maturing balances are replaced with new balances at the new rate level and repricing balances are adjusted to the new rate shock level. The analysis assesses the behavior of earning assets and interest-bearing liabilities and assumes that account rate behavior correlates to economic behavior. The Company cannot make any assurances as to the predictive nature of these assumptions, nor can it assess the impact of such variables as prepayment and refinancing levels, depositor withdrawals, customer product preference changes, and competitive factors, as well as other internal and external variables. In addition, this analysis cannot reflect actions taken by the Company's Asset/Liability Management committees; therefore, this analysis should not be relied upon as indicative of expected operating results.

CAPITAL. The Company's strong capital position and earnings performance has afforded it the flexibility for future growth within current affiliate markets. The strong capital base also provides the foundation for future growth and expansion through acquisitions.

For the three years ended December 31, 1997, the Company has recorded net income totaling $ 18.298 million. Total stockholders' equity has grown from $44.910 million on January 1, 1995, to $56.233 million at year end 1997, an increase of $ 11.323 million or 25.2% for the three year period. Shareholders have received a total of $7.449 million in cash dividends, which represents an average payout ratio or 41.8% for the three year period. In August of 1997, the Company's Board of Directors approved increasing the quarterly dividend from $0.15 to $0.17 a share effective with the third quarter of 1997. This 13.3% increase in the quarterly


f i f t y   t w o
dividend rate marked the eighteenth consecutive year dividends have been increased. In each of the last fourteen years total annual dividends paid per share have grown at a rate of 10.8% or more. The average increase in total dividends paid per share during the last fourteen years has been 16.2%.

The $4.892 million increase in stockholders' equity in 1997 was the result of net income of $7.007 million, an increase of $192 thousand related to market value accounting for investment securities classified as available for sale, a net addition of $580 thousand from activity related to stock options and the Company's dividend reinvestment and stock purchase plan, and a reduction of $2.887 million for cash dividends.

At December 31, 1997 the Company's leverage capital ratio was 9.8%, which was 5.8% greater than the requirement for adequately capitalized institutions. The Federal Reserve Board has adopted "risk adjusted" capital ratios for bank holding companies. The "risk based" guidelines require the assignment of risk weightings to all assets and certain off-balance sheet items. Bank holding companies are required to have a total risk-based capital ratio of 8% or greater to be considered adequately capitalized. The Company's total risk-based capital ratio at December 31, 1997 was 14.3%, which is 6.3% above the level considered "adequately capitalized" under the current regulatory guidelines.

The following table shows various capital and performance ratios for the last three years:

                                          1997     1996     1995
--------------------------------------------------------------------------
Average stockholders' equity to:
     Average assets                       10.56%   10.34%   10.30%
     Average deposits                     12.82    12.20    11.97
Dividend payout ratio                     42.11    41.98    40.35
Increases in annual dividends paid        16.36    19.57    12.20
Total return to investors (*)             34.62    30.91    35.66
Market value as a percent of book value  210.56   174.98   144.23

(*) Market value may change with dividends reinvested.

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


f i f t y   t h r e e

YEAR 2000 COMPLIANCE
A significant issue has emerged in the banking industry and for the economy overall regarding how existing application software program and operating systems can accommodate the date value for the year 2000. The year 2000 Issue is the result of computer programs being written using two digits rather than four to define the applicable year. The Company has formed a year 2000 review committee to focus on potential operational problems associated with this issue. The financial impact to the Company to ensure year 2000 compliance is not anticipated by management to be material to the financial position, results of operations or cash flow of the Company,

IMPACT OF NEW ACCOUNTING STANDARDS
EARNINGS PER SHARE. In 1997, the Financial Accounting Standards Board ("FASB") issued Statement No. 128, Earnings per share, and specified the computation, presentation, and disclosure requirements for earnings per share (EPS) for entities with publicly held common stock or potential common stock. Statement 128 was issued to simplify the computation of EPS and replaces Primary EPS and Fully Diluted EPS with Basic EPS and Diluted EPS on the face of the income statement for all entities with complex capital structures, such as the Company, and requires a reconciliation of the numerator and denominator of the Basic EPS computation to the numerator and denominator or the Diluted EPS compiltation.

Statement 128 is effective for financial statement periods (both interim and annual) ending after December 15, 1997. Earlier application is not permitted (although pro forma EPS disclosure in the footnotes for periods prior to required adoption is permitted). After adoption, all prior period EPS data presented shall be restated (including interim financial statements, summaries of earnings and selected financial data) to conform with Statement 128. Accordingly, the Company adopted Statement 128 during the fiscal quarter ended December 31, 1997.

REPORTING COMPREHENSIVE INCOME. During 1997 the FASB issued Statement No.130, Reporting Comprehensive Income, establishing standards for the reporting of comprehensive income and its components in financial statements. Enterprises that have no items of other comprehensive income in any period presented are excluded from the scope of this Statement.

Statement 1330 is effective for interim and annual periods beginning after December 15, 1997. Earlier application is permitted. The Company will adopt Statement 130 for 1998.








f i f t y   f o u r

DISCLOSURES ABOUT SEGMENTS OF AN ENTERPRISE. Also in 1997, the FASB issued Statement No. 131, Disclosures About Segments of an Enterprise and Related Information, which supersedes SFAS 14, "Financial Reporting for Segments of a Business Enterprise", and establishes standards for the way that public enterprises report information about operating segments in annual financial statements and requires reporting of selected information about operating segments in interim financial statements issued to the public. It also establishes standards for disclosures regarding products and services, geographic areas and major customers. SFAS 131 defines operating segments as components of an enterprise about which separate financial information is available that is evaluated regularly by the chief operating decision maker in deciding how to allocate resources and in assessing performance.

This standard is effective for financial statement periods beginning after December 15, 1997 and requires comparative information for earlier years to be restated. Due to recent issuance of this standard, management has been unable to frilly evaluate the impact, if any, it may have on the Company's future financial statement disclosures.













f i f t y   f i v e

ANB CORPORATION
DIRECTORS AND OFFICERS

DIRECTORS
BEN E. DELK, President, Standt's Fine jewelry
MADELYN K. FERRIS, Senior Vice President, Paws Incorporated
R. DAVID HOOVER, Vice Chairman and Chief Financial Officer, Ball Corporation WILLIAM L. PETERSON, Chairman of the Board, Alltrista Corporation
DONALD A. ROSS, President, A.L. Ross & Sons, Inc.
JAMES R. SCHRECONGOST, Vice Chairman, President and Chief Executive Officer KELLY N. STANLEY, Chairman; President and Chief Executive Officer, Ontario
  Corporation
CHRIS L. TALLEY, President and Chief Executive Officer, Peoples Bank & Trust
  Bank
LEON V. TOWNE, Management Advisor and Consultant



HONORARY DIRECTOR
EDMUND F. BALL



OFFICERS
KELLY N. STANLEY, Chairman
JAMES R. SCHRECONGOST, Vice Chairman, President & Chief Executive Officer LARRY E. THOMAS, Treasurer and Chief Financial Officer
JAMES W. CONVY, Vice President, Human Resources and Corporate Secretary JOSEPH M. DAVIS, Vice President, Data Processing Manager
GARY D. DEMAREE, Vice President, Corporate Director of Marketing
ROGER S. MILLER, Vice President, Corporate Operations & Technology
DOUGLAS J. SCHUBA, CBA, Senior Auditor
JASON A. CONLEY, Assistant Vice President, Technology Officer
DAVID M. IVEY, Assistant Vice President, Assistant Data Processing Manager JILL A. JORDAN, Assistant Vice President, Operations Manager
CYNTHIA L. SOLLARS, CPA, Assistant Treasurer
DAVID W. SPADE, Assistant Secretary
BETTIE J. HENSLEY, Personnel Officer
THOMAS L. KOVACH, Corporate Marketing Manager
DEBRA A. CLAYBORN, Assistant Auditor
PATRICIA A. SHOEMAKER, Assistant Cashier, Data Processing Supervisor


f i f t y   s i x

AMERICAN NATIONAL TRUST & INVESTMENT MANAGEMENT COMPANY
DIRECTORS AND OFFICERS



DIRECTORS

William A. Barnes, Chairman of the Board

Frank E. Ball, President, Minnetrista Corporation

John W. Fisher, Retired Chairman, Ball Corporation

Robert E. Kersey, President, American Lawn Mower Company

James R. Schrecongost, Vice Chairman, President and Chief Executive
 Officer, ANB Corporation

Paul L. Sehnert, Jr., President and Chief Executive Officer, American
 National Trust

William L. Skinner, Senior Vice President, Alltrista Corporation


HONORARY DIRECTOR
Edmund F. Ball


OFFICERS
William A. Barnes, Chairman
Paul L. Sehnert, Jr., President and Chief Executive Officer
David S. Gooden, Senior Vice President and Senior Investment Officer Theodore H. Jarvis, Senior Vice President and Senior PortfoIio Manager

Terri E. Matchett, Vice President and Senior Trust Officer

Archie B. Spangler, Vice President and Senior Trust Officer; Corporate
 Cashier/Secretary

Edward V. Huffman, Vice President and Trust Officer

Tracy O. Osborne, Vice President and Trust Officer

Nancy L. Reed, Vice President and Trust Officer

John C. Silletto, Vice President and Investment Officer

William A. Tucker, Jr., Vice President and Trust Officer

Carolyn S. Bowers, Assistant Vice President and Trust Officer

Judith A. Polson, Assistant Vice President and Trust Officer

Shirley J. Ertel, Trust Officer

James L. Griest, Business Development Officer

J. Thomas Hurley, Trust Officer

Melissa V. Jones, Trust Officer

Brenda K. Reveal, Tax Officer


OFFICERS, Indiana Capital Management

Mark W. Cremonie, Executive Vice President

R. Michael Miner, Executive Vice President

f i f t y   s e v e n

ANB FINANCIAL PLANNING SERVICES
DIRECTORS AND OFFICERS



DIRECTORS & OFFICERS

Jerome J. Gassen, Chairman of the Board

Michael T. Downham, Executive Vice President

John J. Letter, CPA, Secretary and Treasurer



AMERICAN NATIONAL BANK & TRUST COMPANY
DIRECTORS AND OFFICERS

DIRECTORS
Ben E. Delk, President, Standt's Fine Jewelry

W H Fike, Managing Partner, Atlas Collections, Inc.

Charles N. Hetrick, President and Chief Operating Officer, Maxon Corporation

Robert L. Hoogenboom, Retired, American National Bank & Trust Company

Donald A. Ross, Chairman; President, A.L. Ross & Sons, Inc.

Charles E. Sanders, M.D., Medical Consultants, P.C.

James R. Schrecongost, Vice Chairman and Chief Executive Officer; Vice
 Chairman, President and Chief Exectitive Officer, ANB Corporation

W.Alan Simmons, Partner, Simmons, Carroll, Summers, Estep & Whisler, CPA

Norman L. Tirey, Retired Vice Chairman, ANB Corporation

HONORARY DIRECTORS

Edmund F. Ball

Wendell E. Covalt, M.D.

John L. Cullison, M.D.

J. Roberts Dailey

Margaret J. Edwards

John W. Fisher

John P. Isenbarger

William E Radcliff

Charles W. Rothhaar

Martin D. Schwartz

Edgar H. Seward

James O. Timbrook

f i f t y   e i g h t

AMERICAN NATIONAL BANK & TRUST COMPANY
DIRECTORS AND OFFICERS (CONT'D)


OFFICERS
Donald A. Ross, Chairman of the Board

James R. Schrecongost, Vice Chairman and Chief Executive Officer

Jerome J. Gassen, President and Chief Operating Officer

David W. Spade, Senior Vice President, Lending

James W. Convy, Vice President Human Resources and Branch Administrator

Patricia A. Davis, Vice President and Senior Mortgage Loan Officer

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

Terri E. Rickel, Vice President, Loan Administration

Serona S. Bartlett, Assistant Vice President, Mortgage Loan Officer

David George II, Assistant Vice President, Consumer Lending

Brian T. Jackson, Assistant Vice President, Mortgage Loan Officer

Betty M. Brown, Assistant Cashier

Sherry J. Hildreth, Manager of Customer Service & Proof

Deborah C. Robinson, Marketing Manager

Judy A. Schuck, Mortgage Loan Operations Officer

Merry Schwindt, Mortgage Loan Closing Officer

Denise L. Williams, Consumer Loan Officer

Mary J. Wingate, Assistant Cashier, Money Desk Manager


BANKING CENTER MANAGERS

Tamra L. Brown, Manager, Hoyt Avenue, Muncie

Carol S. Dobbs, Manager, Westminster Village, Muncie

Shelley K. Evans, Manager, McGalliard Road, Muncie

Donald C. Gillespie, Assistant Vice President and Manager, Portland

Jennifer S. Haisley, Manager, Morrison Road, Muncie

Rebecca L. Harmon, Assistant Vice President and Manager, Jackson Street,
 Muncie

Lillie M. King, Assistant Vice President and Manager, Main Street, Muncie

Connie J. Lamb, Manager, Country Village, Muncie

Yvonne Edwards-Gregory, Manager, East Memorial, Muncie

Barbara I. Metcalf-Bell, Assistant Vice President and Manager, Broadway
 Avenue, Muncie

Stanton L. Schad, Assistant Vice President and Manager, Yorktown

f i f t y   n i n e

PEOPLES LOAN & TRUST BANK
DIRECTORS AND OFFICERS



DIRECTORS

Richard G. Applegate, President, R.G. Applegate Steel Company, Inc.

Lowell W. Fields, Retired Manager, Campbell Soup Company

Richard L. Golliher, Retired, The Saratoga State Bank

John B. Goodrich, President, J&P Plating, Inc.

Grace E. Losh, Retired

James R. Schrecongost, Vice Chairman, President and Chief Executive
 Officer, ANB Corporation

Gerald Stephen, Chairman

Chris L. Talley, President and Chief Executive Officer, Peoples Loan &
 Trust Bank

Carl A. Thompson, Retired Farmer




HONORARY DIRECTOR

John W. Thompson




OFFICERS
Gerald Stephen, Chairman of the Board

Chris L. Talley, President and Chief Executive Officer

Dean E. Edwards, Executive Vice President, Loan Administration

Kent L. Heckley, Executive Vice President, Randolph County Mortgage & Consumer
 Lending

Philip R. Hirschfeld, Executive Vice President, Wayne County Commercial
 Lending

Janice A. Powers, Vice President/Cashier

E. Daniel Cox, Vice President, Wayne County Commercial and Agriculture Lending

Marc C. Edwards, Vice President and Branch Manager, Saratoga

Ernest R. Heighway, Vice President, Wayne County, Mortgage Lending

Mary Jane Miller, Vice President, Wayne County Commercial Lending

Thomas L. Powers, Vice President and Branch Manager, Farmland/Parker

Stephen K. Welch, Vice President and Branch Manager, Lynn

David E. Bertram, Assistant Vice President and Branch Manager, Wayne County

Kathy E. Beumer, Assistant Vice President and Director of Marketing

Debra K. Butcher, Secretary to the Board of Directors

Jan Brehm, Mortgage Loan Officer

Linda E. Pugh, Controller



s i x t y