Form 10-K, Exhibit 13
period 1998-12-31
ANB CORP
filed 1999-03-30
CIK 760992

Our Promise
We believe that banking services are best delivered personally and locally. With us, you'll feel secure, comfortable and appreciated. You'll get your questions answered. We'll meet your financial needs as you move through life. And we'll show you the respect and concern you'd expect from a good neighbor: someone like yourself.

Our Mission Statement
The mission of ANB Corporation is to provide a broad range of financial services to its market, to maximize a long-term return to stockholders through capital appreciation and dividends, and to provide a challenging work environment with appropriate compensation.

ANB Corporation will accomplish its mission through its affiliated companies by taking an active financial and civic role in its local communities. The organization shall deal fairly under all circumstances, and shall endeavor to be the most professional and responsive financial institution in the market.

ANB Corporation will continue to grow profitably by attaining excellence in the fulfillment of customer financial service needs. Growth may also be accomplished via acquisition or merger when such actions are in the best interests of all ANB Corporation shareholders.

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

Allen County                             Marion County
Indiana Capital Management               Indiana Capital Management

Boone County                             Randolph County
American National Bank (2 offices)       American National Trust
                                         Peoples Loan & Trust Bank (6 offices)
Delaware County
American National Bank (10 offices)      St. Joseph County
American National Trust                  Indiana Trust & Investment
ANB Financial Planning Services          Management Co. (minority
                                         interest owned by American
Jay County                               National Trust)
American National Bank
                                         Wayne County
Madison County                           Peoples Loan & Trust Bank (2 offices)
American National Bank (4 offices)
American National Trust

Map of Indiana locations appears here.

ANNUAL MEETING              MARKET MAKERS
Tuesday, April 27, 1999     NatCity Investments Inc.
Horizon Convention Center   McDonald & Company Sec., Inc.
401 South High Street       Howe Barnes Investments, Inc.
Muncie, Indiana 47305       Robert W. Baird & Co., Inc.
                            ABN AMRO Chicago Corporation
CORPORATE ADDRESS           Stifel, Nicolaus & Co., Inc.
ANB Corporation
120 West Charles Street
Muncie, Indiana 47305

STOCK TRANSFER AGENT
Registrar and Transfer Company
10 Commerce Drive
Cranford, New Jersey 07016-3572

Annual Report (Form 10-K)
Upon written request, the Company will provide without charge to each shareholder, a copy of the annual report on Form 10-K as filed with the Securities and Exchange Commission for the year ended December 31, 1998. Address all requests to: Larry E. Thomas, Chief Financial Officer and Treasurer, at the corporate office address.

Company Stock Prices and Dividends
The Company's common stock trades on The NASDAQ Stock Market under the symbol ANBC. At December 31, 1998, the Company had 4,567,586 shares of its common stock outstanding, and there were 708 shareholders of record.

The following table sets forth the high and low prices of the Company's common stock as reported by Bloomberg Financial Services in 1998 and 1997. The prices do not include retail mark-ups, mark-downs or commissions and may not represent actual transactions. The prices have been adjusted for stock splits. The table also sets forth the cash dividends declared on Company common stock since January 1, 1997. All dividends have been adjusted to give effect to stock splits.

                                   Stock Price              Dividends
                            High              Low           Per Share
                       1998     1997     1998     1997    1998     1997
First Quarter        $ 28.63  $ 19.75  $ 26.00  $ 18.50  $ 0.17   $ 0.15
Second Quarter         29.00    19.50    27.88    18.00    0.17     0.15
Third Quarter          28.13    21.88    25.63    19.50    0.19     0.17
Fourth Quarter         25.75    26.25    22.50    21.50    0.19     0.17


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

Financial Highlights
ANB Corporation Selected Financial Data

(Dollars in Thousands, Except for Per Share Amounts)

                                               1998        1997        1996        1995       1994
FOR THE YEAR:
     Net interest income                   $    23,953 $    22,504 $    21,028 $    19,824 $   17,411
     Provision for loan losses                   1,142         955       1,089       1,084        277
     Net interest income
     after provision for loan losses            22,811      21,549      19,939      18,740     17,134
     Net income                                  7,775       7,007       6,006       5,285      4,770
     Dividends                                   3,282       2,887       2,472       2,090      1,866
     Average shares outstanding:
         Basic                               4,555,738   4,508,408   4,501,155   4,551,822  4,549,010
         Diluted                             4,666,931   4,606,268   4,595,300   4,638,155  4,633,144

PER SHARE:*
     Basic net income                      $      1.71 $      1.55 $      1.33 $      1.16 $     1.05
     Diluted net income                           1.67        1.52        1.31        1.14       1.03
     Dividends                                    0.72        0.64        0.55        0.46       0.41
     Stockholders' equity                        13.27       12.41       11.43       10.92       9.85
     Market stock price at year end              23.88       26.13       20.00       15.75      12.00

AT YEAR END:
     Total assets                           $  615,940  $  525,490  $  493,847  $  483,236 $  441,586
     Loans, net                                466,520     405,274     372,681     346,016    326,105
     Deposits                                  508,434     411,262     405,845     415,351    380,132
     Federal Home Loan Bank advances            36,145      39,615      14,000       2,395        395
     Stockholders' equity                       60,596      56,233      51,341      49,471     44,910

*Per share amounts have been restated to give retroactive effect to the 1995 stock split.

Report from Management
To Our Shareholders
We are pleased to report that record net income, unparalleled market expansion, significant loan and deposit growth and new highs in trust assets were all realized in 1998. It is gratifying that our efforts to re-invent the concept of community banking have been successful. Throughout the year, our bank and trust affiliates enjoyed success in attracting and retaining new business and individual client relationships.

Record Profit Performance
Net income in 1998 surpassed the record set in 1997 by 11.0%. This was no small accomplishment since 1997 net income rose by 16.7% over the prior year. Diluted net income per share grew by 9.9% despite a singular, but significant loan loss late in the year. Net interest margins came under downward pressure most of the year, but still remained above other bank holding companies in our peer group.

Enhanced Return on Equity
Our corporate goal of improving return on shareholders' equity was realized during 1998. Return on equity of 13.52% was up from 13.34% in 1997. Although the trend is moving upward, we ultimately have targeted a higher return in the range of 15% to 17% within the next few years. Re-leveraging our historically strong capital base is an important component toward achieving our goal. Progress toward this goal was made during the year just completed.

Loan & Deposit Growth Set New Marks
Record deposit growth was recorded during 1998 as a result of our expansion into new markets and the resulting positive customer response to our local and personal delivery of financial services. Origination of quality loans became a focus in the commercial lending departments of all affiliates. This resulted in total loan increases of $61 million, representing a 15.1% growth factor.

PHOTO OF CHAIRMAN KELLY N. STANLEY AND VICE CHAIRMAN JAMES R. SCHRECONGOST APPEARS HERE

[BAR CHARTS APPEAR HERE]

Market Expansion
As mentioned earlier, unparalleled market expansion occurred during 1998. The growth pattern established last year has extended into 1999. Six branch offices with deposits of approximately $90 million were purchased in September, 1998.

These new branches allowed us to deliver our distinctive brand of retail banking into the Anderson and Zionsville communities. Customer reception in those two new communities exceeded our expectations and reaffirmed our belief that there is great opportunity to gain market share in communities that have experienced turnover in local ownership.

In October, we announced that Farmers State Bank of Union City, Ohio would join ANB Corporation. Farmers State Bank, a $92 million institution, will be the fourth banking company to join ANB Corporation and the first to be located in another state. The transaction is expected to be completed soon after you read this report.

During the last month of 1998, American National Bank announced the opening of a de novo office in Marion, Indiana. Seven officers and eight staff members resigned their positions with regional banks located in the area to launch the American National brand of community banking into Marion. Although the office did not formally open until February, the response has been overwhelming.

[GROWTH OF INVESTMENT BAR CHART APPEARS HERE]
If you had purchased 100 shares for $7,700 in 1985, your investment would have grown to $63,667 by 1998 - an increase of 727% in just over 13 years.

[BAR CHARTS APPEAR HERE]

We anticipate that it will make a significant contribution to future profitability.

Record High Trust Assets
Our trust affiliate, American National Trust & Investment Management Co., and its subsidiary, Indiana Capital Management, solidified their position as one of Indiana's largest trust providers by increasing client assets to $1.7 billion by year end. When combined with Indiana Trust & Investment Management Co., our partially owned affiliate in Mishawaka, Indiana, total trust assets exceeded $2 billion. Investment results during 1998 again outperformed respective benchmarks, including equity returns in the top 10% of peer group comparisons.

Stock Performance
The broader stock market experienced tremendous volatility during the year and financial stocks fell out of favor somewhat as preferences shifted to computer and technology stocks and large cap issues. We are disappointed in the 1998 market performance of ANBC shares, especially in view of our frequent communication with the financial community and our strong financial performance. We are hopeful that investors will understand that our performance and prospects for the future are far greater than what is reflected in the current share price.

The Future
The management and board of directors of ANB Corporation remain focused on the long term. Together, we have initiated strategies that will help drive future earnings increases and enhance long-term shareholder value. We remain committed to the quality of service associated with our philosophy of community banking and sincerely appreciate your confidence.


/s/ James R. Schrecongost
James R. Schrecongost
Vice Chairman, President
& Chief Executive Officer



[BAR CHARTS APPEAR HERE]

Re-inventing the Community Bank
Integrating Modern Services With Real Lives

There was a time when all banks were community banks. They drew economic strength from their home communities and gave it back in many ways. They tailored their services to meet the localized needs of consumers, home buyers and business borrowers. The deposits they collected and the loans they made helped to expand the local economy. Their directors, officers and staff were good corporate citizens. They were deeply and personally involved in local civic and government affairs.

   "Our retail banking customers like it when they walk into their favorite banking center and the manager knows their name before they look it up on the computer."

But something happened that changed all that. De-regulation and relaxed interstate banking rules caused a chain-reaction. What began as a fad of consolidation quickly became an feeding frenzy. Large banks swallowed up small banks. Bigger banks became mammoth banks. It was growth at any cost. Acquire or die.

The result? Bank transactions became less personal. Face to face meetings with local bankers were replaced with long-distance phone calls. Local decision making gave way to centralized control from distant cities. Personal relationships were sacrificed in the name of transactional efficiency.

So where does ANB Corporation fit in this strange new world of David versus Goliath banking? We are doing what we do best, but we are doing it better. We are re-inventing the concept of the community bank. At the core of this effort is our firm belief that banking and trust services are best-delivered locally and personally. Our growing network of financial services affiliates is adopting the technology necessary to deliver the latest information technology while offering real-life answers to real-life financial challenges facing our customers.

Our retail banking customers like it when they walk into their favorite banking center and the manager knows their name before they look it up on the computer. Our trust clients appreciate it when their trust officer visits their home instead of summoning them to a stuffy conference room. Our commercial lending customers like it when their loan officer not only knows their business and their employees, but doubles as the coach of their kid's soccer team. These are the kinds of differences that set ANB Corporation's community-oriented affiliates apart from their mega-bank cousins.

[PHOTO APPEARS HERE]
City Machine has been an important part of the local community since its founding in 1935. John Wagner, left, and his brother, Jim, have been with the company since 1955 and 1968, respectively.

We realize, however, that our new generation of community banks need be more than just comfortable. They need to be eminently capable. We must demonstrate that we know and appreciate our customer's situation and point of view. And we must generate the trust that results from showing our customers the difference between what's good for them and merely good for business.

But what about the new generation of computer-savvy consumers? Our plan is to take today's amazing developments in technology, business, commerce and personal finance and apply them to the vision of individual customers. To us, it matters very little if they're 25 or 65 years old----we will integrate modern technology with real lives. Not by force or elimination of options, however. Customers of ANB Corporation affiliates will always be able to transact banking and trust business in the form with which they are most comfortable. Why? Because each customer is too complex to cram into a cookie-cutter profile. They are far too intricate and individual to be distilled onto a form faxed to some distant corporate headquarters.

Holding on to community values such as these will get more difficult as time goes on. ANB Corporation has built its network of community banks on the concept of incorporating the latest technology while giving back to the communities served by its affiliates. If we are to retain these basic values while re-inventing the concept of the community bank, we must use imagination, flexibility and commitment. We believe ANB Corporation is up to the task.


[PHOTO APPEARS HERE]
Colin Scaife and his three-year-old daughter, Alisha, love to read together and laugh together too.


[PHOTO APPEARS HERE]
Putting their lives on the line to protect the community is all in a day's work for Anderson firefighters Steve Sumner, Thorpe Robinette and Jim Denny.

  "Customers of ANB Corporation affiliates will always be able to transact banking and trust business in the form with which they are most comfortable."

Independent
Auditor's Report

To the Stockholders and
Board of Directors
ANB Corporation
Muncie, Indiana


We have audited the accompanying consolidated balance sheet of ANB Corporation and subsidiaries as of December 31, 1998 and 1997, and the related consolidated statements of income, stockholders' equity and cash flows for each of the three years in the period ended December 31, 1998. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

In our opinion, the consolidated financial statements described above present fairly, in all material respects, the consolidated financial position of ANB Corporation and subsidiaries as of December 31, 1998 and 1997, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1998, in conformity with generally accepted accounting principles.

/s/ Olive LLP

Indianapolis, Indiana
January 29, 1999

Consolidated
Balance Sheet


(In Thousands Except Share Data)

DECEMBER 31                                                                  1998        1997
ASSETS
     Cash and due from banks........................................     $   28,740  $   22,262
     Federal funds sold.............................................          4,000
     Interest-bearing demand deposits...............................          3,003         391
                                                                         ----------  ----------
              Cash and cash equivalents.............................         35,743      22,653
     Investment securities available for sale.......................         76,482      69,072
     Mortgage loans held for sale...................................            311          76
     Loans, net of allowance for loan losses of $3,587 and $3,497...        466,520     405,274
     Premises and equipment.........................................         12,329      11,664
     Federal Reserve and Federal Home Loan Bank stock...............          5,031       4,699
     Foreclosed assets..............................................            345         518
     Interest receivable............................................          4,625       4,532
     Core deposit intangibles and goodwill..........................         11,963       5,050
     Other assets...................................................          2,591       1,952
                                                                         ----------  ----------
              Total assets..........................................     $  615,940  $  525,490
                                                                         ==========  ==========
LIABILITIES
     Deposits
         Noninterest bearing........................................     $   63,062  $   54,640
         Interest bearing...........................................        445,372     356,622
                                                                         ----------  ----------
              Total deposits........................................        508,434     411,262
     Short-term borrowings..........................................          5,807      13,335
     Federal Home Loan Bank advances................................         36,145      39,615
     Interest payable...............................................          1,839       1,334
     Other liabilities..............................................          3,119       3,711
                                                                         ----------  ----------
              Total liabilities.....................................        555,344     469,257
                                                                         ----------  ----------

     Commitments and Contingent Liabilities

STOCKHOLDERS' EQUITY
     Preferred stock, without par value
         Authorized and unissued--250,000 shares
     Common stock, $1 stated value
         Authorized--20,000,000 shares
         Issued and outstanding--4,567,586 and 4,530,974 shares.....          4,568       4,531
     Paid-in capital................................................          8,748       7,691
     Paid-in capital--stock options.................................            256         335
     Retained earnings..............................................         46,222      42,286
     Accumulated other comprehensive income.........................            802       1,390
                                                                         ----------  ----------
              Total stockholders' equity............................         60,596      56,233
                                                                         ----------  ----------

              Total liabilities and stockholders' equity............     $  615,940  $  525,490
                                                                         ==========  ==========

See notes to consolidated financial statements.

Consolidated
Statement of Income


(In Thousands Except Share Data)

YEAR ENDED DECEMBER 31                                                1998       1997        1996
INTEREST INCOME
     Loans receivable
         Taxable...............................................    $  37,382  $  34,987   $  32,310
         Tax exempt............................................          228        124         107
     Investment securities
         Taxable...............................................        1,820      1,648       1,837
         Tax exempt............................................        2,564      2,616       2,679
     Federal funds sold........................................          331         87         271
     Other interest and dividend income........................          693        257         220
                                                                   ---------  ---------   ---------
              Total interest income............................       43,018     39,719      37,424
                                                                   ---------  ---------   ---------

INTEREST EXPENSE
     Deposits..................................................       16,121     15,480      15,484
     Short-term borrowings.....................................          364        625         481
     Federal Home Loan Bank advances...........................        2,580      1,110         431
                                                                   ---------  ---------   ---------
              Total interest expense...........................       19,065     17,215      16,396
                                                                   ---------  ---------   ---------

NET INTEREST INCOME............................................       23,953     22,504      21,028
     Provision for loan losses.................................        1,142        955       1,089
                                                                   ---------  ---------   ---------

NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES............       22,811     21,549      19,939
                                                                   ---------  ---------   ---------

OTHER INCOME
     Fiduciary activities......................................        6,083      5,114       4,452
     Service charges on deposit accounts.......................        1,460      1,431       1,359
     Other customer fees.......................................          548        407         463
     Investment securities gains (losses), net.................          716        (13)
     Net loans sold gains......................................          236        105         159
     Other income..............................................          863        551         567
                                                                   ---------  ---------   ---------
              Total other income...............................        9,906      7,595       7,000
                                                                   ---------  ---------   ---------

OTHER EXPENSES
     Salaries and employee benefits............................       11,394     10,453      10,017
     Premises and equipment expenses...........................        3,714      3,095       2,672
     Advertising...............................................          825        524         472
     Professional fees.........................................          308        386         268
     Deposit insurance expense.................................           95         26         867
     Printing and office supplies..............................          697        609         561
     Amortization of goodwill and core deposit intangibles.....          631        459         375
     Other expenses............................................        3,419      3,037       2,907
                                                                   ---------  ---------   ---------
              Total other expenses.............................       21,083     18,589      18,139
                                                                   ---------  ---------   ---------

INCOME BEFORE INCOME TAX.......................................       11,634     10,555       8,800
     Income tax expense........................................        3,859      3,548       2,794
                                                                   ---------  ---------   ---------

NET INCOME.....................................................    $   7,775  $   7,007   $   6,006
                                                                   =========  =========   =========

BASIC EARNINGS PER SHARE.......................................    $    1.71  $    1.55   $    1.33
                                                                   =========  =========   =========

DILUTED EARNINGS PER SHARE.....................................    $    1.67  $    1.52   $    1.31
                                                                   =========  =========   =========

See notes to consolidated financial statements.

Consolidated Statement
of Stockholders' Equity


(In Thousands Except Share Data)

                                                               Compensatory
                                    Common Stock               Stock Options
                                                                                                              Accumulated
                                                                          Prepaid                                Other
                                  Shares             Paid-in  Paid-in  Compensation  Comprehensive  Retained  Comprehensive
                                Outstanding  Amount  Capital  Capital     Expense        Income     Earnings     Income      Total
BALANCES, JANUARY 1, 1996....... 4,530,335   $4,530  $6,274   $  466    $    (68)                   $ 36,358     $ 1,911    $49,471
     Net income ................                                                        $  6,006       6,006                  6,006
     Unrealized losses
      on securities, net
      of reclassification
      adjustment................                                                           (713)                    (713)      (713)
                                                                                       --------
              Total comprehen-
                 sive income....                                                       $  5,293
                                                                                       ========
     Cash dividends
      ($.55 per share)..........                                                                      (2,472)                (2,472)
     Exercise of stock options...   39,950       40     287      (57)                                                           270
     Stock tendered in exercise
      of stock options...........  (10,488)     (10)    (13)                                            (157)                  (180)
     Compensation expense
      related to options
      granted....................                                             56                                                 56
     Compensatory stock
      options cancelled..........                                (12)         12
     Tax benefit on stock
      options exercised..........                       109                                                                     109
     Stock repurchases...........  (93,000)     (93)   (128)                                          (1,410)                (1,631)
     Stock issued under dividend
      reinvestment and stock
      purchase plan..............   23,759       24     401                                                                     425
                                 ---------  -------  ------   ------     -------                    --------     -------    -------
BALANCES, DECEMBER 31, 1996..... 4,490,556    4,491   6,930      397          --                      38,325       1,198     51,341
     Net income ................                                                       $  7,007        7,007                  7,007
     Unrealized gains
      on securities, net
      of reclassification
      adjustment................                                                            192                      192        192
                                                                                       --------
              Total comprehen-
                sive income.....                                                        $ 7,199
                                                                                       ========
     Cash dividends
      ($.64 per share)..........                                                                      (2,887)                (2,887)
     Exercise of stock options..    29,200       29     233      (62)                                                           200
     Stock tendered in exercise
      of stock options..........    (9,132)      (9)    (14)                                            (159)                  (182)
     Tax benefit on stock
      options exercised.........                        136                                                                     136
     Stock issued under dividend
      reinvestment and stock
       purchase plan............    20,350       20     406                                                                     426
                                 ---------  -------  ------   ------     -------                    --------     -------    -------

BALANCES, DECEMBER 31, 1997..... 4,530,974    4,531   7,691      335          --                      42,286       1,390     56,233
     Net income ................                                                        $ 7,775        7,775                  7,775
     Unrealized losses
      on securities, net
       of reclassification
        adjustment..............                                                           (588)                    (588)      (588)
                                                                                       --------
              Total comprehen-
               sive income......                                                        $ 7,187
                                                                                       ========
     Cash dividends
      ($.72 per share)..........                                                                      (3,282)                (3,282)
     Exercise of stock options..    41,300       41     396      (79)                                                           358
     Stock tendered in exercise
      of stock options..........    (7,305)      (7)    (11)                                            (182)                  (200)
     Tax benefit on stock
      options exercised.........                        248                                                                     248
     Stock repurchases..........   (15,000)     (15)    (23)                                            (375)                  (413)
     Stock issued under dividend
      reinvestment and stock
       purchase plan............    17,617       18     447                                                                     465
                                 ---------  -------  ------   ------     -------                    --------     -------    -------
BALANCES, DECEMBER 31, 1998..... 4,567,586  $ 4,568  $8,748   $  256     $    --                    $ 46,222     $   802    $60,596
                                 =========  =======  ======   ======     =======                    ========     =======    =======

See notes to consolidated financial statements.

Consolidated Statement
of Cash Flows


(In Thousands)

YEAR ENDED DECEMBER 31                                                 1998        1997         1996
OPERATING ACTIVITIES
     Net income..................................................  $   7,775   $   7,007    $   6,006
     Adjustments to reconcile net income to net cash provided
          by operating activities
         Provision for loan losses...............................      1,142         955        1,089
         Depreciation and amortization...........................      1,840       1,293        1,109
         Amortization of goodwill and core deposit intangibles...        631         459          375
         Deferred income tax.....................................        (24)       (355)        (381)
         Investment securities amortization (accretion), net.....         19         (37)         (63)
         Investment securities (gains) losses....................       (716)         13
         Net loans sold gains....................................       (236)       (105)        (159)
         Mortgage loans originated for sale......................    (29,739)    (10,588)     (10,924)
         Proceeds from sale of mortgage loans....................     29,739      10,821       11,008
         Net change in
              Accounts receivable for loans sold.................                                 163
              Interest receivable................................        (93)       (373)         (78)
              Interest payable...................................        175         (57)        (235)
         Other adjustments.......................................       (921)        295          184
                                                                   ---------   ---------    ---------
              Net cash provided by operating activities..........      9,592       9,328        8,094
                                                                   ---------   ---------    ---------
INVESTING ACTIVITIES
     Net change in marketable equity securities available for sale       415        (123)         251
     Purchases of securities available for sale..................    (46,098)     (9,533)     (18,455)
     Proceeds from calls and maturities of securities available
      for sale...................................................     21,888       7,724       11,408
     Proceeds from sales of securities available for sale........     16,109       7,146          250
     Net change in loans.........................................    (62,579)    (33,751)     (28,203)
     Purchases of premises and equipment.........................     (1,962)     (3,512)        (878)
     Proceeds from sale of foreclosed real estate................        384         299          253
     Purchase of Federal Home Loan Bank stock....................       (332)     (1,986)         (52)
     Net cash received (paid) in acquisitions....................     82,252       7,342         (399)
     Other investing activities..................................        106          21           24
                                                                   ---------   ---------    ---------
              Net cash provided (used) by investing activities...     10,183     (26,373)     (35,801)
                                                                   ---------   ---------    ---------
FINANCING ACTIVITIES
     Net change in
         Noninterest-bearing, interest-bearing demand ...........
              and savings deposits...............................     26,121       2,260       (5,737)
         Certificates of deposit.................................    (18,984)     (5,913)      (3,760)
         Short-term borrowings...................................     (7,528)     (4,341)       9,926
     Proceeds from Federal Home Loan Bank advances...............     31,530      46,495       15,000
     Repayment of Federal Home Loan Bank advances................    (35,000)    (20,880)      (3,395)
     Cash dividends..............................................     (3,282)     (2,887)      (2,472)
     Stock repurchases...........................................       (413)                  (1,631)
     Exercise of stock options...................................        406         154          199
     Dividend reinvestment and stock purchase plan...............        465         426          425
                                                                   ---------   ---------    ---------
              Net cash provided (used) by financing activities...     (6,685)     15,314        8,555
                                                                   ---------   ---------    ---------

NET CHANGE IN CASH AND CASH EQUIVALENTS..........................     13,090      (1,731)     (19,152)

CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR.....................     22,653      24,384       43,536
                                                                   ---------   ---------    ---------

CASH AND CASH EQUIVALENTS, END OF YEAR..........................    $ 35,743   $  22,653    $  24,384
                                                                   =========   =========    =========
ADDITIONAL CASH FLOWS INFORMATION
     Interest paid..............................................   $  18,560   $  17,272    $  16,631
     Income tax paid.............................................      4,010       3,725        3,095

See notes to consolidated financial statements.

Notes to
Consolidated Financial Statements
(In Thousands Except Share Data)

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

The Company is a bank holding company whose principal activity is the ownership and management of the banks and other subsidiaries. The bank and trust company subsidiaries operate under national and state bank charters and provide full banking services and trust services. Accordingly, these subsidiaries are subject to regulation by the Office of the Comptroller of the Currency, Department of Financial Institutions, State of Indiana, and the Federal Deposit Insurance Corporation.

The banking subsidiaries generate commercial, mortgage and consumer loans and receive deposits from customers located primarily in Boone, Delaware, Jay, Madison, Randolph and Wayne Counties, Indiana and surrounding counties. The loans are generally secured by specific items of collateral including real property, consumer assets and business assets. American National also engages in loan servicing for investors. ANTIM provides trust and asset management services, and ANBFPS is engaged in the selling of financial services.

Consolidation-The consolidated financial statements include the accounts of the Company and subsidiaries after elimination of all material intercompany transactions.

Investment Securities-Debt securities are classified as held to maturity when the Company has the positive intent and ability to hold the securities to maturity. Securities held to maturity are carried at amortized cost. Debt securities not classified as held to maturity are classified as available for sale. Securities available for sale are carried at fair value with unrealized gains and losses reported separately in accumulated other comprehensive income.

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

The determination of the adequacy of the allowance for loan losses is based on estimates that are particularly susceptible to significant changes in the economic environment and market conditions. Management believes that as of December 31, 1998 the allowance for loan losses is adequate based on information currently available. A worsening or protracted economic decline in the areas within which the banking subsidiaries operate would increase the likelihood of additional losses due to credit and market risks and could create the need for additional loss reserves.

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

Foreclosed assets are carried at the lower of cost or fair value less estimated selling costs. When foreclosed assets are acquired, any required adjustment is charged to the allowance for loan losses. All subsequent activity is included in current operations.

Core deposit intangibles and goodwill are being amortized on straight-line or accelerated methods over periods from 10 to 20 years. Such assets are periodically evaluated as to the recoverability of their carrying value.

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

Earnings per share have been computed based upon the weighted average common and potential common shares outstanding during each year.

Proposed Merger

In October 1998, the Company entered into an Agreement and Plan of Merger (Agreement) with Farmers State Bancorp (Farmers), Union City, Ohio. Under the Agreement, stockholders of Farmers would receive 5.4 shares of Company common stock for each share of common stock of Farmers owned, or a total of approximately 841,000 shares. Unaudited total assets, total deposits and stockholders' equity approximated $92,630, $82,367 and $9,813 at December 31, 1998. It is expected that the merger will be accounted for using the pooling-of-interests method of accounting. The proposed merger is subject to approval by Farmers' shareholders and regulatory agencies.

Branch Acquisitions

In September 1998, the Company purchased branches in Boone and Madison counties. These branch acquisitions were accounted for using the purchase method of accounting. Total assets acquired, including cash of $82,252, and total liabilities assumed, including deposits at fair value of $90,196, totaled $90,543. The results of operations of the branches have been included since their acquisition dates. Intangible assets are being amortized over estimated useful lives.

In April 1997, the Company purchased a branch in Randolph County. Total assets acquired, including cash of $7,852, and total deposit liabilities assumed totaled $9,070.

Restriction on Cash and Due From Banks

The banking subsidiaries are required to maintain reserve funds in cash and/or on deposit with the FRB. The reserve required at December 31, 1998, was $7,348.

Investment Securities
                                                           1998
                                                     GROSS     GROSS
                                        AMORTIZED UNREALIZED UNREALIZED   FAIR
DECEMBER 31                                COST      GAINS     LOSSES     VALUE
AVAILABLE FOR SALE
     U.S. Treasury....................   $  5,407   $   84               $ 5,491
     Federal agencies.................     25,073       88    $    63     25,098
     State and municipal..............     34,137    1,293          2     35,428
     Mortgage-backed securities.......     10,039        7         78      9,968
     Marketable equity securities.....        397                            397
     Corporate obligations............        100                            100
                                         --------   ------    -------    -------
         Total investment securities..   $ 75,153   $1,472    $   143    $76,482
                                         ========   ======    =======    =======

                                                           1997
                                                     GROSS     GROSS
                                        AMORTIZED UNREALIZED UNREALIZED   FAIR
DECEMBER 31                                COST      GAINS     LOSSES     VALUE
AVAILABLE FOR SALE
     U.S. Treasury....................   $ 14,811   $   76    $     7    $14,880
     Federal agencies.................      8,253       11         16      8,248
     State and municipal..............     42,793    2,241          3     45,031
     Marketable equity securities.....        813                            813
     Corporate obligations............        100                            100
                                         --------   ------    -------    -------
         Total investment securities..   $ 66,770   $2,328    $    26    $69,072
                                         ========   ======    =======    =======

Marketable equity securities consist of shares in a mutual fund which invests in money market instruments including federal funds and repurchase agreements.

The amortized cost and fair value of securities available for sale at December 31, 1998, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because issuers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                              AMORTIZED   FAIR
                                                 COST     VALUE

Within one year............................    $10,848   $10,871
One to five years..........................     18,526    18,806
Five to ten years..........................     22,127    22,699
After ten years............................     13,216    13,741
                                               -------   -------
                                                64,717    66,117
Mortgage-backed securities.................     10,039     9,968
Marketable equity securities...............        397       397
                                               -------   -------
     Totals................................    $75,153   $76,482
                                               =======   =======

Securities with a total carrying value of $42,813 and $35,241 were pledged at December 31, 1998 and 1997 to secure certain deposits and for other purposes as permitted or required by law.

Proceeds from sales of securities available for sale during 1998 and 1997 were $16,109 and $7,146. Gross gains of $583 and $31 and gross losses of $2 and $44 were realized on the 1998 and 1997 sales. Gains from securities called included in the consolidated statement of income were $135 for 1998.

The tax expense (benefit) for securities gains (losses) was $284 for 1998 and $(5) for 1997.

Loans and Allowance

DECEMBER 31                                                1998         1997

Commercial and industrial loans.......................   $ 105,690   $   99,378
Term federal funds sold...............................       8,623        1,500
Real estate loans
     One-to-four family properties....................     186,965      157,570
     Other............................................     116,562      105,141
Individuals' loans for household and other personal
 expenditures.........................................      45,720       39,654
Tax-exempt loans......................................       4,090        2,994
Other loans...........................................       2,457        2,534
                                                        ----------   ----------
         Total loans..................................     470,107      408,771
Allowance for loan losses.............................      (3,587)      (3,497)
                                                        ----------   ----------
         Net loans....................................  $  466,520   $  405,274
                                                        ==========   ==========


DECEMBER 31                              1998       1997       1996

ALLOWANCE FOR LOAN LOSSES
     Balances, January 1...........   $  3,497  $   3,400  $   2,897
     Provision for losses..........      1,142        955      1,089
     Recoveries on loans...........        109        192         66
     Loans charged off.............     (1,161)    (1,050)      (652)
                                      --------  ---------  ---------
     Balances, December 31.........   $  3,587  $   3,497  $   3,400
                                      ========  =========  =========

Information on impaired loans is summarized below.



DECEMBER 31                                          1998     1997

Impaired loans with an allowance.................  $   962   $  518
Impaired loans for which the discounted
 cash flows or collateral value exceeds the
carrying value of the loan.......................       84      190
                                                   -------   ------
           Total impaired loans..................  $ 1,046   $  708
                                                   =======   ======
Allowance for impaired loans (included in the
Company's allowance for loan losses).............  $   364   $  236
                                                   =======   ======


DECEMBER 31                                        1998     1997    1996

Average balance of impaired loans............... $ 1,176   $ 839  $ 1,152
Interest income recognized on impaired loans....      47      46       56
Cash-basis interest included above..............      47      46       56

Premises and Equipment

DECEMBER 31                                  1998      1997

Land....................................  $  2,399  $  2,361
Buildings...............................     8,296     8,049
Leasehold improvements..................       702       563
Equipment...............................    11,696    10,211
                                          --------  --------
         Total cost.....................    23,093    21,184
Accumulated depreciation................   (10,764)   (9,520)
                                          --------  --------
         Net............................  $ 12,329  $ 11,664
                                          ========  ========

Deposits

DECEMBER 31                                    1998       1997

Demand deposits............................. $226,237   $170,985
Savings deposits............................   28,423     25,797
Certificates and other time deposits
 of $100,000 or more........................   69,319     59,666
Other certificates and time deposits........  184,455    154,814
                                             --------   --------
         Total deposits..................... $508,434   $411,262
                                             ========   ========

Certificates and other time deposits maturing in years ending after December 31, 1998:

     1999..........................................  $ 203,173
     2000..........................................     31,695
     2001..........................................     14,107
     2002..........................................      1,994
     2003..........................................      2,805
                                                     ---------
                                                     $ 253,774
                                                     =========

Short-Term Borrowings


DECEMBER 31                                         1998        1997

Federal funds purchased...........................            $ 6,375
Securities sold under repurchase agreements....... $ 4,321      3,980
U. S. Treasury demand notes.......................   1,486      2,980
                                                   -------    -------
         Total short-term borrowings.............. $ 5,807    $13,335
                                                   =======    =======

Securities sold under agreements to repurchase consist of obligations of the Company to other parties. The obligations are secured by U. S. Treasury securities, and such collateral is held in safekeeping by financial institutions. The maximum amount of outstanding agreements at any month-end during 1998 and 1997 totaled $5,353 and $6,932 and the monthly average of such agreements totaled $3,771 and $5,488. The agreements at December 31, 1998 mature on a daily basis.

Federal Home Loan Bank Advances

FHLB advances were $36,145 and $39,615 at December 31, 1998 and 1997. Maturities by year for advances at December 31, 1998 are $16,615 in 1999; $8,500 in 2000; $6,140 in 2003 and $4,890 in 2008. The weighted average interest rate at December 31, 1998 and 1997 was 5.67% and 5.93%.

These advances are secured by first mortgage loans and investment securities totaling $197,228 and $156,217 at December 31, 1998 and 1997. Advances are subject to restrictions or penalties in the event of prepayment.

Loan Servicing

Mortgage loans serviced for others are not included in the accompanying consolidated balance sheet. The unpaid principal balances of mortgage loans serviced for others totaled $67,516 and $58,265 at December 31, 1998 and 1997. Retained mortgage servicing rights on originated or purchased loans capitalized by the Company are not material.

Income Tax

YEAR ENDED DECEMBER 31                                           1998      1997      1996
INCOME TAX EXPENSE
     Currently payable
         Federal............................................   $ 2,982   $ 2,971   $ 2,361
         State..............................................       901       932       814
     Deferred
         Federal............................................       (68)     (331)     (317)
         State..............................................        44       (24)      (64)
                                                               -------   -------   -------
              Total income tax expense......................   $ 3,859   $ 3,548   $ 2,794
                                                               =======   =======   =======

Reconciliation of federal statutory to actual tax expense
     Federal statutory income tax at 34%....................   $ 3,956   $ 3,589   $ 2,992
     Tax exempt interest....................................      (830)     (816)     (834)
     Effect of state income taxes...........................       624       599       495
     Nondeductible goodwill amortization....................       128       122       121
     Other..................................................       (19)       54        20
                                                               -------   -------   -------
              Actual tax expense............................   $ 3,859   $ 3,548   $ 2,794
                                                               =======   =======   =======

A cumulative net deferred tax asset is included in other assets. The components of the asset are as follows:

DECEMBER 31                                       1998      1997

ASSETS
     Allowance for loan losses...............   $ 1,000   $   733
     Pensions and employee benefits..........       601       565
     Directors' fees.........................       221       209
     Stock option compensation...............       109       142
     Other...................................                  71
                                                -------   -------
         Total assets........................     1,931     1,720
                                                -------   -------

LIABILITIES
     Depreciation............................      (577)     (559)
     State income tax........................      (108)     (123)
     FHLB dividends..........................      (110)     (110)
     Securities available for sale...........      (526)     (912)
     Other...................................      (184)
                                                -------   -------
         Total liabilities...................    (1,505)   (1,704)
                                                -------   -------
                                                $   426   $    16
                                                =======   =======

No valuation allowance was necessary at any time during 1998, 1997 or 1996.


OTHER COMPREHENSIVE INCOME

                                                                          1998
                                                                            TAX
                                                           BEFORE-TAX  (EXPENSE)  NET-OF-TAX
YEAR ENDED DECEMBER 31                                         AMOUNT    BENEFIT      AMOUNT
UNREALIZED LOSSES ON SECURITIES
     Unrealized holding losses arising during the year..... $  (393)     $  156     $  (237)
     Less: reclassification adjustment
     for gains realized in net income......................     581        (230)        351
                                                            -------      ------     -------
     Net unrealized losses................................. $  (974)     $  386     $  (588)
                                                            =======      ======     =======

                                                                          1997
                                                                            TAX
                                                           BEFORE-TAX  (EXPENSE)  NET-OF-TAX
YEAR ENDED DECEMBER 31                                         AMOUNT    BENEFIT      AMOUNT
UNREALIZED GAINS ON SECURITIES
     Unrealized holding gains arising during the year...... $   305      $ (121)    $   184
     Less: reclassification adjustment
     for losses realized in net income.....................     (13)          5          (8)
                                                            -------      ------     -------
     Net unrealized gains.................................. $   318      $ (126)    $   192
                                                            =======      ======     =======

                                                                          1996
                                                                            TAX
                                                           BEFORE-TAX  (EXPENSE)  NET-OF-TAX
YEAR ENDED DECEMBER 31                                         AMOUNT    BENEFIT      AMOUNT
UNREALIZED LOSSES ON SECURITIES
     Unrealized holding losses arising during the year..... $(1,180)     $  467     $  (713)
                                                            =======      ======     =======

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

Financial instruments whose contract amount represents credit risk as of December 31 were as follows:


DECEMBER 31                                              1998      1997

Commitments to extend credit........................  $ 81,683  $ 72,436
Standby letters of credit...........................     2,302     1,114


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

The Company has entered into agreements with eleven officers which provide for salary continuation for a three-year period under certain circumstances following a change of control of the Company, as defined. Under the terms of the agreements, these payments could occur if, during a two-year period following a change of control, such officers are terminated other than for cause or unreasonable changes are made in their employment relationships.

In September 1997, ANTIM acquired a 15% interest in the outstanding shares of common stock of Indiana Trust & Investment Management Company ("Indiana Trust"), a trust company located in Mishawaka, Indiana, for a purchase price of approximately $510, including goodwill of $313. The investment was recorded using the equity method of accounting. ANTIM is obligated to acquire the remaining outstanding shares of common stock of Indiana Trust for cash or Company stock in 2002 or earlier, subject to various terms and conditions set forth in the Stock Acquisition Agreement. The agreement contains terms and conditions related to the determination of the purchase price of the stock, a change in control of the Company or ANTIM, Indiana Trust shareholder changes, its termination and other matters.

The Company and its subsidiaries are also subject to claims and lawsuits which arise primarily in the ordinary course of business. It is the opinion of management that the disposition or ultimate resolution of such claims and lawsuits will not have a material adverse effect on the consolidated financial position of the Company.

Year 2000

Like all entities, the Company and subsidiaries are exposed to risks associated with the Year 2000 Issue, which affects computer software and hardware; transactions with customers, vendors, and other entities; and equipment dependent upon microchips. The Company has begun, but not yet completed, the process of identifying and remediating potential Year 2000 problems. It is not possible for any entity to guarantee the results of its own remediation efforts or to accurately predict the impact of the Year 2000 Issue on third parties with which the Company and subsidiaries does business. If remediation efforts of the Company or third parties with which the Company and subsidiaries does business are not successful, the Year 2000 Issue could have negative effects on the Company's financial condition and results of operations in the near term.

Dividends and Capital Restrictions

Without prior approval, current regulations allow American National, Peoples and ANTIM to pay dividends to the Company not exceeding net profits (as defined) for the current year plus those for the previous two years. As a result of these restrictions, net assets of these subsidiaries not available for payment of dividends to the Company were approximately $49,926 as of December 31, 1998. Total net assets of these subsidiaries at such date were $57,835. As a practical matter, the subsidiaries' dividends are restricted to a lesser amount because of the need to maintain adequate capital structures.

Stock Transactions

In July 1998, the Company approved a stock repurchase program of its common stock to provide shares for issuance under its stock option and dividend reinvestment plans. After repurchasing 15,000 shares for $413, the plan was cancelled in December 1998. The Company repurchased 93,000 shares of its common stock in 1996 under a previous stock repurchase program.

Pursuant to the stock option plans, the Company redeemed 7,305; 9,132 and 10,488 shares of its common stock and issued 41,300; 29,200 and 39,950 shares of common stock in 1998, 1997 and 1996, respectively. Tax benefits of $248, $136 and $109 related to the exercise of stock options were credited to paid-in capital in 1998, 1997 and 1996.

The Company approved a Dividend Reinvestment and Stock Purchase Plan in 1994 enabling stockholders to elect to have their cash dividends on all shares held automatically reinvested in additional shares of the Company's common stock. In addition, stockholders may elect to make optional cash payments up to an aggregate of $5,000 per quarter for the purchase of additional shares of common stock. The stock is credited to participant accounts at fair market value. Dividends are reinvested on a quarterly basis on the applicable dividend payment date that began with the October 1994 dividend payment. The plan made 200,000 shares available for purchase. At December 31, 1998, 106,020 shares of common stock remained available for purchase under the plan.

Regulatory Capital

The Company and banking subsidiaries are subject to various regulatory capital requirements administered by the federal banking agencies and are assigned to a capital category. The assigned capital category is largely determined by three ratios that are calculated according to the regulations: total risk-adjusted capital, Tier 1 capital, and Tier 1 leverage ratios. The ratios are intended to measure capital relative to assets and credit risk associated with those assets and off-balance sheet exposures of the entity. The capital category assigned to an entity can also be affected by qualitative judgments made by regulatory agencies about the risk inherent in the entity's activities that are not part of the calculated ratios.

There are five capital categories defined in the regulations, ranging from well capitalized to critically undercapitalized. Classification of a bank in any of the undercapitalized categories can result in actions by regulators that could have a material effect on a bank's operations. At December 31, 1998 and 1997, the banking subsidiaries are categorized as well capitalized and met all subject capital adequacy requirements, except for American National at December 31, 1998, which was categorized as adequately capitalized for the total risk-adjusted capital ratio. There are no conditions or events since December 31, 1998, that management believes have changed the Company's or bank subsidiaries' classification.

The Company's and subsidiary banks' actual and required capital amounts and ratios are as follows:

                                                                  REQUIRED FOR         TO BE WELL
                                                      ACTUAL   ADEQUATE CAPITAL(1)   CAPITALIZED(1)
DECEMBER 31                                 AMOUNT    RATIO    AMOUNT      RATIO    AMOUNT     RATIO
AS OF DECEMBER 31, 1998
Total capital(1) (to risk-weighted assets)
     Consolidated....................... $  51,397     12.3%  $  33,355      8.0%                 N/A
     American National..................    27,070      9.4%     23,012      8.0%  $ 28,765     10.0%
     Peoples............................    14,866     10.9%     10,868      8.0%    13,585     10.0%
Tier I capital(1) (to risk-weighted assets)
     Consolidated.......................    47,810     11.4%     16,677      4.0%                 N A
     American National..................    24,782      8.6%     11,506      4.0%    17,259      6.0%
     Peoples............................    13,567     10.0%      5,434      4.0%     8,151      6.0%
Tier I capital(1) (to average assets)
     Consolidated.......................    47,810      7.9%     24,077      4.0%                 N/A
     American National..................    24,782      5.8%     17,172      4.0%    21,465      5.0%
     Peoples............................    13,567      8.2%      6,632      4.0%     8,290      5.0%

AS OF DECEMBER 31, 1997
Total capital(1) (to risk-weighted assets)
     Consolidated....................... $  53,280     14.3%  $  29,807      8.0%                 N/A
     American National..................    31,663     12.3%     20,551      8.0%  $ 25,689     10.0%
     Peoples............................    13,467     11.8%      9,094      8.0%    11,367     10.0%
Tier I capital(1) (to risk-weighted assets)
     Consolidated.......................    49,783     13.3%     14,972      4.0%                 N/A
     American National..................    29,380     11.4%     10,276      4.0%    15,414      6.0%
     Peoples............................    12,254     10.8%      4,547      4.0%     6,820      6.0%
Tier I capital(1) (to average assets)
     Consolidated.......................    49,783      9.8%     20,320      4.0%                 N/A
     American National..................    29,380      8.3%     14,082      4.0%    17,602      5.0%
     Peoples............................    12,254      8.1%      6,060      4.0%     7,575      5.0%

(1) As defined by regulatory agencies

Employee Benefit Plans

The Company's defined-benefit pension plan covers substantially all of its employees. The following table sets forth the plan's funded status and amounts recognized in the consolidated financial statements:

DECEMBER 31                                                        1998         1997
CHANGE IN BENEFIT OBLIGATION
     Benefit obligation at beginning of year...................  $ 8,055      $ 7,296
     Service cost..............................................      433          443
     Interest cost.............................................      572          535
     Actuarial loss............................................      794          378
     Benefits paid.............................................     (315)        (597)
                                                                 -------      -------
     Benefit obligation at end of year.........................    9,539        8,055
                                                                 -------      -------

CHANGE IN PLAN ASSETS
     Fair value of plan assets at beginning of year............    9,024        8,056
     Actual return on plan assets..............................    1,210        1,538
     Employer contribution.....................................                    27
     Benefits paid.............................................     (315)        (597)
                                                                 -------      -------
     Fair value of plan assets at end of year..................    9,919        9,024
                                                                 -------      -------

     Funded status.............................................      380          969
     Unrecognized net actuarial loss (gain)....................      122         (258)
     Unrecognized prior service cost...........................     (373)        (407)
     Unrecognized transition asset.............................     (364)        (434)
                                                                 -------      -------
     Accrued benefit cost......................................  $  (235)     $  (130)
                                                                 =======      =======

     Plan assets at fair value related to the Company
         Company common stock..................................  $   870      $   879
         Collective investment funds managed by ANTIM..........      518          893

YEAR ENDED DECEMBER 31                             1998     1997     1996

COMPONENTS OF NET PERIODIC BENEFIT COST
     Service cost................................ $  433   $  443   $  454
     Interest cost...............................    572      535      496
     Expected return on plan assets..............   (797)    (711)    (640)
     Amortization of transition adjustment.......    (70)     (70)     (70)
     Amortization of prior service cost..........    (34)     (34)     (34)
     Recognized net actuarial loss...............                       25
                                                  ------   ------   ------
     Net periodic benefit cost................... $  104   $  163   $  231
                                                  ======   ======   ======

ASSUMPTIONS USED IN THE ACCOUNTING WERE:
     Discount rate...............................   7.25%    7.25%    7.50%
     Rate of increase in compensation............   4.50%    4.50%    4.50%
     Expected long-term rate of return on assets.   9.00%    9.00%    9.00%


The Company has a retirement savings 401(k) plan in which substantially all employees may participate. The Company matches employees' contributions at the rate of 50 percent for the first 4 percent of base salary contributed by participants. The Company also has a stock investment plan under which employees may, at their option, purchase stock of the Company. The Company contributes 20 percent of employees' contributions. The expense for these plans was $170 for 1998, $164 for 1997 and $158 for 1996.

Related Party Transactions

The Banks have entered into transactions with certain directors, executive officers, significant stockholders and their affiliates or associates (related parties). Such transactions were made in the ordinary course of business on substantially the same terms and conditions, including interest rates and collateral, as those prevailing at the same time for comparable transactions with other customers, and did not, in the opinion of management, involve more than normal credit risk or present other unfavorable features. The aggregate amount of loans, as defined, to such related parties were as follows:

Balances, January 1, 1998................................. $  17,550
Changes in composition of related parties.................    (1,373)
New loans, including renewals.............................     4,106
Payments, etc., including renewals........................    (8,854)
Balances, December 31, 1998............................... $  11,429

Deposits from related parties held by the subsidiary banks at December 31, 1998 totaled $5,440.

Segment Information

The Company currently operates in two industry segments. The primary business involves providing banking services of generating loans and receiving deposits from customers. The Company, through ANTIM, its trust company subsidiary, also provides trust and asset management services. The following is a summary of selected data for the various business segments:

                                               BANKING     TRUST                 ELIMI-
                                              SERVICES   SERVICES    COMPANY(1) NATIONS(2)    TOTAL
1998
     Total interest income.................  $  42,788  $      230                          $  43,018
     Total non-interest income.............      3,927       6,143  $    9,947  $ (10,111)      9,906
     Total interest expense................     19,065                                         19,065
     Total non-interest expense............     13,891       4,913       3,149       (870)     21,083
     Income before income tax..............     12,617       1,460       6,798     (9,241)     11,634
     Income tax expense (benefit)..........      4,237         599        (977)                 3,859
     Total assets..........................    610,715       8,121      61,119    (64,015)    615,940
     Capital expenditures..................        892         698         543       (171)      1,962
     Goodwill acquired.....................      6,688                                          6,688
     Depreciation and amortization.........      1,599         383         489                  2,471

1997
     Total interest income.................  $  39,456  $      263                          $  39,719
     Total non-interest income.............      2,620       5,179  $    8,015 $   (8,219)      7,595
     Total interest expense................     17,215                                         17,215
     Total non-interest expense............     13,307       4,225       1,495       (438)     18,589
     Income before income tax..............     10,598       1,218       6,520     (7,781)     10,555
     Income tax expense (benefit)..........      3,538         497        (487)                 3,548
     Total assets..........................    516,646       7,604      56,871    (55,631)    525,490
     Capital expenditures..................      1,588         197       1,727                  3,512
     Goodwill acquired.....................        890         313                              1,203
     Depreciation and amortization.........      1,367         261         124                  1,752

1996
     Total interest income.................  $  37,202  $      222                          $  37,424
     Total non-interest income.............      2,780       4,409  $    6,711 $   (6,900)      7,000
     Total interest expense................     16,396                                         16,396
     Total non-interest expense............     13,791       3,716         997       (365)     18,139
     Income before income tax..............      8,707         914       5,714     (6,535)      8,800
     Income tax expense (benefit)..........      2,710         376        (292)                 2,794
     Total assets..........................    487,519       7,140      51,505    (52,317)    493,847
     Capital expenditures..................        778          96          13         (9)        878
     Goodwill acquired.....................                    372                                372
     Depreciation and amortization.........      1,214         225          45                  1,484

(1) From parent company only statements

(2) Eliminations include intercompany dividends and undistributed income of Company subsidiaries from parent company only statements; Company revenues of $697 for 1998, $218 for 1997 and $120 for 1996 from banking subsidiaries and revenues between segments of $173 for 1998, $220 for 1997 and $245 for 1996.

Stock Option Plans

Under the Company's stock option plans, which are accounted for in accordance with Accounting Principles Board Opinion (APB) No. 25, "Accounting for Stock Issued to Employees", and related interpretations, the Company grants selected executives and other key employees and directors stock option awards. The exercise price of each option since 1994 was equal to the market price of the Company's stock on the date of grant; therefore, no compensation expense was recognized. The excess of fair market value over the option price at date of grant for grants prior to 1994 granted at 75% of fair market value was recorded as prepaid compensation expense and allocated to paid-in capital. The Company recorded amortization of prepaid compensation expense of $56,000 for 1996 as a charge to income.

Under terms of the ANB Corporation Stock Option Plan ("1990 Plan") for key employees, 300,000 shares of Company common stock shall be available for grant, and the option price upon exercise shall not be less than 75% of fair market value of such stock at date of grant.

Options granted shall be exercisable in four annual installments, on a cumulative basis, beginning one year after date of grant, or upon a change in control of the Company as defined in the 1990 Plan, a purchase of Company stock pursuant to a tender offer or exchange offer, or a merger or sale of assets in which the Company does not survive as an independent entity. The period for exercising options shall not exceed ten years. There were 9,800 shares available for grant under the 1990 Plan as of December 31, 1998.

Under terms of the ANB Corporation 1995 Stock Option Plan ("1995 Plan") for key employees, 300,000 shares of Company common stock shall be available for granting both incentive ("ISO's") and non-qualified stock options. The option price to be paid upon exercise shall be not less than fair market value at date of grant. The period for exercising options shall not exceed ten years from the date of grant. The options shall be exercisable in four annual installments, on a cumulative basis, beginning one year after date of grant, after reaching age 65, upon circumstances or earlier times determined by the Compensation Committee or upon a change in control as defined in the 1995 Plan. There were 120,500 shares available for grant under the 1995 Plan as of December 31, 1998.

Under terms of the ANB Corporation 1996 Directors' Stock Option Plan ("Directors' Plan"), 96,000 shares of Company stock shall be available for granting non-qualified stock options. The option price to be paid upon exercise shall be not less than fair market value at date of grant. The period for exercising options shall not exceed ten years from the date of grant. Options granted shall be exercisable in four annual installments, on a cumulative basis, beginning one year after date of grant. Exercise rights terminate thirty days after status as a director terminates other than for retirement after age 70, death or disability. There were 16,000 options available for grant under the Directors' Plan as of December 31, 1998.

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

                                                                   1998           1997           1996
Risk-free interest rates.....................................  4.7 and 5.6%   5.8 and 6.6%   6.2 and 6.5%
Dividend yields..............................................          2.7%           2.9%           3.0%
Expected volatility factors of market price of common stock..         13.0%          11.0%          11.0%
Weighted-average expected life of the options................       6 years        6 years        6 years

Under SFAS No. 123, compensation cost is recognized in the amount of the estimated fair value of the options and amortized to expense over the options' vesting period. The pro forma effect on net income and earnings per share of this Statement is as follows:

                                              1998     1997     1996

Net income..................  As reported   $ 7,775  $ 7,007  $ 6,006
                                Pro forma     7,634    6,940    5,983
Basic earnings per share....  As reported      1.71     1.55     1.33
                                Pro forma      1.68     1.54     1.33
Diluted earnings per share..  As reported      1.67     1.52     1.31
                                Pro forma      1.64     1.51     1.30

During the initial phase-in period of SFAS No. 123, the effects of applying this Statement are not likely to be representative of the effects on reported net income for future years because options vest over several years and additional awards generally are made each year.

The following is a summary of the status of the Company's stock option plans and changes in those plans as of and for the years ended December 31, 1998, 1997, and 1996.

YEAR ENDED DECEMBER 31                            1998                1997                1996
                                                     WEIGHTED-           WEIGHTED-           WEIGHTED-
                                                      AVERAGE             AVERAGE             AVERAGE
                                                      EXERCISE            EXERCISE            EXERCISE
OPTIONS                                     SHARES     PRICE     SHARES     PRICE    SHARES     PRICE
Outstanding at beginning of year........   375,000   $ 14.11    329,450  $  11.37   305,150  $   8.97
Granted.................................    73,500     25.85     76,000     23.29    70,000     19.14
Exercised...............................   (41,300)     8.69    (29,200)     6.86   (39,950)     6.75
Cancelled...............................    (2,500)    15.58     (1,250)    18.78    (5,750)    10.52
                                           -------              -------             -------
Outstanding at end of year..............   404,700     16.79    375,000     14.11   329,450     11.37
                                           =======              =======             =======
Options exercisable at year end.........   229,700              214,625             189,700
Weighted-average fair value
    of options
granted during the year.................             $  4.37             $   3.96            $   3.38

As of December 31, 1998, other information in exercise price ranges for options outstanding and exercisable is as follows:

                                           OUTSTANDING                        EXERCISABLE
                                             WEIGHTED-
                                               AVERAGE   WEIGHTED-              WEIGHTED-
                                             REMAINING     AVERAGE                AVERAGE
                                    NUMBER CONTRACTUAL    EXERCISE     NUMBER    EXERCISE
EXERCISE PRICE RANGES            OF SHARES        LIFE       PRICE  OF SHARES       PRICE
$05.44 - 06.56.................     75,300   2.3 years   $    6.09     75,300   $    6.09
$08.80 - 12.38.................     74,500   4.9 years       10.70     74,500       10.70
$15.44 - 20.38.................    136,400   7.7 years       17.94     68,650       17.51
$24.06 - 28.75.................    118,500   9.5 years       26.10     11,250       26.50
                                  --------                           --------
     Total.....................    404,700   6.7 years       16.79    229,700       12.00
                                  ========                           ========

Earnings Per Share

Earnings per share ("EPS") were computed as follows:

YEAR ENDED DECEMBER 31                  1998                        1997                         1996
                                        WEIGHTED-      PER          WEIGHTED-      PER           WEIGHTED-     PER
                                          AVERAGE    SHARE            AVERAGE    SHARE             AVERAGE    SHARE
                               INCOME      SHARES   AMOUNT  INCOME     SHARES   AMOUNT   INCOME     SHARES   AMOUNT
Basic Earnings Per Share
  Income available to
  common stockholders.......  $  7,775  4,555,738  $  1.71  $7,007  4,508,408  $  1.55   $6,006  4,501,155  $  1.33
                                                   =======                     =======                      =======
Effect Of Dilutive
  Stock Options.............        --    111,193               --     97,860                --     94,145
                              --------  ---------           ------  ---------            ------  ---------
Diluted Earnings Per Share
    Income available to
    common stockholders and
    assumed conversions.....  $  7,775  4,666,931  $  1.67  $7,007  4,606,268  $  1.52   $6,006  4,595,300  $  1.31
                              ========  =========  =======  ======  =========  =======   ======  =========  =======

Options to purchase 28,000 shares of common stock at $28.75 per share and 45,000 shares at $26.50 per share were outstanding at December 31, 1998 and 1997, respectively, but were not included in the computation of diluted EPS because the options' exercise price was greater than the average market price of the common shares.

Fair Values of Financial Instruments

The following methods and assumptions were used to estimate the fair value of each class of financial instrument:

Cash and Cash Equivalents-The fair value of cash and cash equivalents approximates carrying value.

Investment Securities-Fair values are based on quoted market prices.

Loans-For both short-term loans and variable-rate loans that reprice frequently and with no significant change in credit risk, fair values are based on carrying values. The fair value for other loans are estimated using discounted cash flow analyses and using interest rates currently being offered for loans with similar terms to borrowers of similar credit quality.

FRB and FHLB Stock-Fair value of FRB and FHLB stock is based on the price at which it may be resold to the FRB and FHLB.

Interest Receivable/Payable-The fair values of accrued interest receivable/payable approximate carrying values.

Deposits-The fair values of noninterest-bearing, interest-bearing demand and savings accounts are equal to the amount payable on demand at the balance sheet date. The carrying amounts for variable rate, fixed-term certificates of deposit approximate their fair values at the balance sheet date. Fair values for fixed-rate certificates of deposit are estimated using a discounted cash flow calculation that applies interest rates currently being offered on certificates to a schedule of aggregated expected monthly maturities on such time deposits.

Short-term Borrowings-The interest rates on short-term borrowings approximate market rates, and thus the fair values approximate carrying values.

FHLB Advances-The fair value of these borrowings are estimated using a discounted cash flow calculation, based on current FHLB advance rates for periods comparable to the remaining terms to maturity of these advances.

The estimated fair values of the Company's financial instruments are as follows:

                                                            1998                1997
                                                   CARRYING      FAIR   CARRYING      FAIR
DECEMBER 31                                          AMOUNT     VALUE     AMOUNT     VALUE
ASSETS
     Cash and cash equivalents.................... $ 35,743  $ 35,743   $ 22,653  $ 22,653
     Investment securities available for sale.....   76,482    76,482     69,072    69,072
     Loans including loans held for sale, net.....  466,831   471,344    405,350   406,760
     Stock in FRB and FHLB........................    5,031     5,031      4,699     4,699
     Interest receivable..........................    4,625     4,625      4,532     4,532

LIABILITIES
     Deposits.....................................  508,434   509,932    411,262   411,770
     Short-term borrowings........................    5,807     5,807     13,335    13,335
     FHLB advances................................   36,145    36,512     39,615    39,629
     Interest payable.............................    1,839     1,839      1,334     1,334

Condensed Financial Information (Parent Company Only)

Presented below is condensed financial information as to financial position, results of operations and cash flows of the Company:

Condensed Balance Sheet

DECEMBER 31                                                 1998      1997

ASSETS
     Cash on deposit....................................  $    584  $    630
     Investment securities available for sale...........        15        15
     Investment in subsidiaries.........................    57,835    54,137
     Core deposit intangibles and goodwill..............        47        75
     Premises and equipment.............................     1,735     1,653
     Other assets.......................................       903       361
                                                          --------  --------
         Total assets...................................  $ 61,119  $ 56,871
                                                          ========  ========
LIABILITIES ............................................  $    523  $    638

STOCKHOLDERS' EQUITY....................................    60,596    56,233
                                                          --------  --------
         Total liabilities and stockholders' equity.....  $ 61,119  $ 56,871
                                                          ========  ========

Condensed Statement of Income

YEAR ENDED DECEMBER 31                                           1998      1997      1996
INCOME
     Dividends from subsidiaries.............................  $ 4,954   $ 4,159   $ 10,261
     Other income............................................      706       234        120
                                                               -------   -------   --------
         Total income........................................    5,660     4,393     10,381
                                                               -------   -------   --------
EXPENSES
     Amortization of core deposit intangibles, goodwill
         and fair value adjustments..........................       34        38         43
     Salaries and employee benefits..........................    1,823       915        626
     Compensation expense for stock options..................                            56
     Premises and equipment..................................      778       161          8
     Professional fees.......................................       75        85         62
     Other expenses..........................................      439       296        202
                                                               -------   -------   --------
         Total expenses......................................    3,149     1,495        997
                                                               -------   -------   --------
Income before income tax and equity in undistributed
     income of subsidiaries..................................    2,511     2,898      9,384
     Income tax benefit......................................      977       487        292
                                                               -------   -------   --------
Income before equity in undistributed income of subsidiaries.    3,488     3,385      9,676

     Equity in undistributed (distribution in excess of)
         income of subsidiaries .............................    4,287     3,622     (3,670)
                                                               -------   -------   --------

NET INCOME ..................................................  $ 7,775   $ 7,007   $  6,006
                                                               =======   =======   ========

Condensed Statement of Cash Flows

YEAR ENDED DECEMBER 31                                           1998      1997       1996
OPERATING ACTIVITIES
  Net income................................................  $  7,775   $ 7,007   $  6,006
  Adjustments to reconcile net income to net cash provided
      by operating activities
      Equity in undistributed income of subsidiaries.........   (4,287)   (3,622)     3,670
      Noncash dividend.......................................                        (6,426)
      Depreciation...........................................      461        92          8
      Other adjustments......................................     (628)      525        (63)
                                                              --------   -------   --------
           Net cash provided by operating activities.........    3,321     4,002      3,195
                                                              --------   -------   --------

INVESTING ACTIVITIES
  Net change in marketable equity securities available for sale               (1)       (14)
  Purchases of premises and equipment........................     (543)   (1,727)       (13)
                                                              --------   -------   --------
           Net cash used by investing activities.............     (543)   (1,728)       (27)
                                                              --------   -------   --------

FINANCING ACTIVITIES
  Cash dividends.............................................   (3,282)   (2,887)    (2,472)
  Stock repurchases..........................................     (413)              (1,631)
  Exercise of stock options..................................      406       154        199
  Dividend reinvestment and stock purchase plan..............      465       426        425
                                                              --------   -------   --------
           Net cash used by financing activities.............   (2,824)   (2,307)    (3,479)
                                                              --------   -------   --------

NET CHANGE IN CASH ON DEPOSIT................................      (46)      (33)      (311)

CASH ON DEPOSIT AT BEGINNING OF YEAR.........................      630       663        974
                                                              --------   -------   --------

CASH ON DEPOSIT AT END OF YEAR............................... $    584   $   630   $    663
                                                              ========   =======   ========

Management's Discussion and Analysis of the Financial
Condition and Results of Operations of the Company

The following discussion and analysis is intended to cover the significant factors affecting the Company's consolidated financial statements from January 1, 1996, to December 31, 1998. It is designed to provide a more comprehensive review of the operating results and financial position than could be obtained from an analysis of the financial statements alone. It should, however, be read in conjunction with the financial statements and notes included elsewhere herein.

Analysis of Results of Operations
Net Income. 1998 was the most profitable year in the history of the Company. Net income for 1998 rose to $7.775 million, an increase of $768 thousand or 11.0% over the previous high of $7.007 million which was reported in 1997. Net income results for 1997 were higher by 16.7% or $1.001 million when compared to the $6.006 million net income recorded in 1996.

Basic net income per common share for 1998, 1997, and 1996 was $1.71, $1.55, and $1.33 respectively. Basic net income per common share increased 10.3% for 1998 over 1997, following an increase of 16.5% in 1997 when compared to 1996.

Diluted net income per common share for 1998, 1997, and 1996 was $1.67, $1.52, and $1.31 respectively. Diluted net income per common share increased 9.9% for 1998 over 1997, following an increase of 16.0% in 1997 when compared to 1996. The compound annual growth rate in diluted earnings per share has been 13.6% for the three year period beginning January 1, 1996 and ending December 31, 1998.

A significant contributor in 1998 to the Company's record earnings was the continued quality growth in the loan portfolio, and the resulting higher level of net interest income generated. Net interest income grew by 6.4% in 1998 over 1997, while net interest margin, stated on a fully taxable equivalent basis, declined 23 basis points from the record high of 5.14% reached in 1997. Also having a positive impact on 1998 results were a 18.9% increase in fees generated by the Company's fiduciary activities and sales and calls of investment securities resulting in gains of $716 thousand.

The following table presents certain key performance ratios for the last three years:

                                                1998     1997     1996

Return on average assets.....................   1.40%    1.41%    1.27%
Return on average equity.....................  13.52%   13.34%   12.29%
Efficiency ratio*............................  59.27%   57.98%   58.96%
Average earning assets to average assets.....  92.69%   93.09%   93.26%
Net interest spread**........................   4.31%    4.46%    4.41%
Net interest margin**........................   4.91%    5.14%    5.07%

*  Excludes one-time special assessment of $589 thousand in 1996.
** Fully taxable equivalent basis

Other factors impacting the net income of the Company are discussed below.

Net Interest Income. 1998 can be best described as a successful year for the Company from a balance sheet growth perspective. Throughout the year aggressive loan portfolio expansion goals were met on a regular basis. It should also be noted that in addition to portfolio lending, the Company originated $30 million of single-family fixed-rate mortgage loans that were sold in the secondary market. Initially, the portfolio production was funded primarily with borrowed money, until the Company's lead bank took advantage of an opportunity to acquire six bank branch offices that held approximately $90 million in deposits. This new source of liquidity not only provided the base for continued loan portfolio growth, but more importantly it represented the establishment of an immediate significant presence in two new markets with an expanded customer base to cross-sell other financial products and services.

This significant asset growth achieved by the Company in 1998 was critical to its efforts to raise net interest income in the continuing difficult flat yield curve interest rate environment that had developed a year earlier. With most financial institutions employing aggressive growth strategies to drive earnings, fierce price competition resulted in a net interest margin squeeze that deeply impacted the financial institutions industries.

Throughout 1998, the United States economy appeared somewhat immune to the foreign economic turbulence that had permeated the globe. In an effort to further protect the nation from potential problems related to changing conditions both at home and abroad, beginning in late September and continuing through mid-November, the Federal Reserve enacted a series of three federal funds rate cuts. The Company's banks followed the lead of the larger regional banks and quickly followed suit with identical cuts to their prime lending rate, a move necessary to remain competitive, but at the cost of creating further pressure on net interest margin for the near term.

In anticipation of these challenging economic conditions, the Company is continuously developing alternative strategies to deal with the expected effect on the volume and nature of loan demand, as well as deposit activity. The Company strives to remain prepared to react to even minor changes in its economic environment, and attempts to fine tune strategies in tandem with changes in its market. This proactive approach is designed to support a macro strategy of focusing on loan portfolio growth as the primary driver of earnings, with funding alternatives being evaluated on an incremental cost basis with full consideration given to the ancillary benefits that can be derived from adding to the Company's retail customer deposit base.

The Company's strategies continued to produce the desired results, as net interest income was once again raised substantially over the record level of the prior year, 1997.

An increase or decrease in net interest income, the Company's primary source of revenue, is the combined result of volume and rate changes for both earning assets and interest-bearing liabilities. As stated earlier, loan volume continued to be the principal factor in another record level of net interest income. The new production was funded through multiple strategies involving principally borrowings and then acquired deposits, in addition to the capital provided by earnings. In a limited capacity, borrowings from the Federal Home Loan Bank ("FHLB") often serve as an attractive alternative funding source from a marginal cost perspective, but long term highly profitable balance sheet growth requires new retail customers and their typically lower cost deposit balances.

Although net interest spread (average yield on earning assets net of average cost of interest-bearing liabilities) decreased somewhat in 1998 from the prior year results, the Company relied on moderate growth in net average earning assets (average earning assets net of average interest-bearing liabilities) coupled with its significant balance sheet growth to continue to push net interest income to a new record level.

Net interest income on a tax-equivalent basis for 1998 of $25.281 million exceeded the 1997 total of $23.798 million by $1.483 million, or 6.2%. The 1997 total represented a similar improvement over the prior year, $1.451 million, or 6.5%, increase over 1996 net interest income on a tax-equivalent basis of $22.347 million. The growth for 1997 was primarily a function of growth in net average earning assets coupled with an improvement in the net interest spread. It should be noted, though, that the consistent net interest income growth for the Company in recent years, as well as for the rest of the industry, was also somewhat dependent upon generally favorable conditions for economic growth.

Total interest income on a tax-equivalent basis of $44.346 million for 1998 was $3.333 million, or 8.1%, higher than the $41.013 million earned in 1997. The increase was due to the greater volume of business, represented by a $51.122 million, or 11.0%, growth in average earning assets from $463.130 million to $514.252 million. The yield on average earning assets fell 24 basis points from 8.86% for 1997 to 8.62% for 1998. The lower yield in 1998 reflected a lower interest rate environment compared to the prior year.

In 1997, total interest income on a tax-equivalent basis rose 5.9% from the $38.743 earned in 1996. The 1997 improvement was accomplished through a $22.389 million, or 5.1%, growth in average earning assets coupled with a 7 basis points increase in yield to 8.86%. Relatively comparable yields on earning assets for the most recent three years were a function of the generally low interest rate volatility environment.

The deposits purchased in September of 1998 were the primary factor in average interest-bearing deposits for the year rising $29.952 million, an 8.3% increase, to $391.212 million from $361.260 million for 1997. The growth for 1997, all internally generated, was $3.399 million, a modest gain of 0.9% over the 1996 average of $357.861 million.

In early 1998, the Company accelerated its use of Federal Home Loan Bank advances to fund the expansion of the loan portfolio, which ultimately resulted in average total borrowed money for the year growing $20.664 million to $50.761 million, a 68.7% increase over $30.097 million in average borrowings for 1997. The greater reliance on borrowings to fund loans, while also providing additional benefit as an interest rate risk management tool, began in 1997 when the total of average borrowed money increased by $13.587 million, or 82.3%, to $30.097 million, compared to only $16.510 million for 1996.

The increase in total interest expense for 1998 was primarily a function of volume growth, as the average cost of funds dropped 9 basis points to 4.31%. One component of that cost, money market investment accounts, did grow in both volume and rate as customers migrated to this product attracted by both its competitive rate and liquidity attribute. Total interest expense for 1998 of $19.065 million was $1.850 million, or 10.7%, above the 1997 total of $17.215 million.

In 1997, total interest expense grew 5.0% from the total of $16.396 million recorded for 1996. The increase was also primarily related to volume changes, with the total net increase to a significant degree mitigated by rate reductions achieved in the certificates of deposit category. Funding strategies and market conditions resulted in a 4.40% cost of funds, a slight increase of two basis points over the 4.38% cost for 1996.

Net average earning assets (average earning assets net of average interest-bearing liabilities) were increased to $72.279 million in 1998, from $71.773 million in 1997 and $66.370 million in 1996, or annual increases of 0.7% and 8.1%, for 1998 and 1997, respectively. The lower growth rate in 1998 was a result of several factors, one of which was the impact from the purchase of the six bank banches with the related premium paid for the purchased transaction. Another factor, also one that is expected to provide significant future bottom line benefit, was the Company's substantial investment in technology. The net growth in net average earning assets was accomplished primarily through the utilization of funds available from undistributed earnings and from an increase in average total balances in non-interest bearing demand deposits during each of the two years.

The Company's growth strategies produced a healthy increase in net interest income in 1998, despite a 15 basis point drop in its net interest spread rate to 4.31% from the 1997 total of 4.46%, which had represented a 5 basis point gain over the 4.41% achieved in 1996.

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


Analysis of Changes in Net Interest Income

(In Thousands on Fully Taxable Equivalent Basis)
                                                 1998 OVER 1997               1997 OVER 1996
                                           VOLUME    RATE     TOTAL     VOLUME     RATE     TOTAL
INTEREST INCOME
     Federal funds sold.................  $    247  $  (3)  $    244   $  (191)   $    7   $  (184)
     Interest-bearing deposits..........       284      4        288         4        (2)        2
     Investment securities..............       481   (233)       248      (262)       14      (248)
     Loans..............................     3,130   (577)     2,553     2,612        88     2,700
                                          --------  -----   --------   -------    ------   -------
         Total..........................     4,142   (809)     3,333     2,163       107     2,270
                                          --------  -----   --------   -------    ------   -------

INTEREST EXPENSE
     NOW accounts.......................        80   (316)      (236)       64       (19)       45
     Money market investment accounts...       467     70        537        (2)       27        25
     Savings deposits...................        10    (63)       (53)      (40)        2       (38)
     Certificates of deposit............       632   (240)       392       134      (169)      (35)
     Short-term borrowings..............      (214)   (47)      (261)      110        34       144
     Federal Home Loan Bank advances....     1,467      4      1,471       682        (4)      678
                                          --------  -----   --------   -------    ------   -------
         Total..........................     2,442   (592)     1,850       948      (129)      819
                                          --------  -----   --------   -------    ------   -------

Change in net interest income(fully
     taxable equivalent basis)..........  $  1,700  $(217)     1,483   $ 1,215    $  236     1,451
                                          ========  =====              =======    ======
Tax equivalent adjustment...............                         (34)                           25
                                                            --------                       -------
Change in net interest income...........                    $  1,449                       $ 1,476
                                                            ========                       =======

Provision for Loan Losses, Allowances for Loan Losses, and Net Charge-offs. During 1998, 1997, and 1996, the Company provided $1.142 million, $955 thousand, and $1.089 million, respectively, to replenish the allowance for loan losses for charge-offs recorded, maintain an adequate balance for potential losses that may exist in the portfolio, and provide for growth in the various components of the Company's loan portfolio.

The allowance for loan losses at year end 1998, 1997, and 1996 was $3.587 million, $3.497 million, and $3.400 million, respectively. Total loan balances at the end of these periods were $470.107 million, $408.771 million, and $376.081 million, and the ratio of the allowance for loan losses to total loan balances was 0.76%, 0.86%, and 0.90%, respectively.

The allowance for loan losses included $364 thousand at December 31, 1998, and $236 thousand at December 31, 1997, for loans considered by the Company to be impaired. Impaired loans totaled $1.046 million and $708 thousand at December 31, 1998 and 1997, respectively.

Net charge-offs in 1998 were $1.052 million compared to $858 thousand in 1997 and $586 thousand in 1996. The ratio of net charge-offs to average outstanding loans for 1998, 1997, and 1996 was 0.25%, 0.22%, and 0.16%, respectively. That compares favorably to the Company's peer group for the years 1997 and 1996, and is higher than peer group for 1998. Late in the fourth quarter of 1998, the Company charged off a commercial loan in the amount of approximately $620 thousand. The Company and its counsel are pursuing the borrower in an effort to recover a portion of the loss incurred.

The Company's dollar amount of outstanding loans made to individuals and commercial mortgagors comprised approximately 65% of the company's total loan portfolio at year end 1998. For 1998 the Company had real estate mortgage loan charge-offs of $43 thousand and recoveries of $46 thousand resulting in a net recovery of $3 thousand for the year. As shown in the summary of loan loss table below, real estate mortgage charge-offs less recoveries for the five-year period ending December 31, 1998 were $242 thousand, or an average of approximately $48 thousand a year. The ratio of average real estate mortgage net charge-offs to average real estate mortgage loans during this five-year period was only 0.02%.

Based on management's analysis of the composition of the loan portfolio and current economic conditions, management considers the current allowance for loan losses to be adequate.

Summary of Loan Loss Experience
The following table summarizes the loan loss experience for the years indicated.

(In Thousands Except for Ratios)
                                                       1998      1997      1996      1995      1994
ALLOWANCE FOR LOAN LOSSES
     Balance at January 1........................... $ 3,497   $ 3,400   $ 2,897   $ 2,698   $ 1,441
                                                     -------   -------   -------   -------   -------
     Additions resulting from acquisitions..........                                           1,105
                                                                                             -------
     Charge-offs
         Commercial.................................     825       702       284       544       254
         Real estate mortgage.......................      43        89       177       261        69
         Loans to individuals.......................     293       259       191       267       104
                                                     -------   -------   -------   -------   -------
              Total charge-offs.....................   1,161     1,050       652     1,072       427
                                                     -------   -------   -------   -------   -------

     Recoveries
         Commercial.................................      29        79        14        32        31
         Real estate mortgages......................      46        53        20        64       214
         Loans to individuals.......................      34        60        32        91        57
                                                     -------   -------   -------   -------   -------
              Total recoveries......................     109       192        66       187       302
                                                     -------   -------   -------   -------   -------

     Net charge-offs................................   1,052       858       586       885       125
                                                     -------   -------   -------   -------   -------
     Provision for loan losses......................   1,142       955     1,089     1,054       277
                                                     -------   -------   -------   -------   -------
     Balance at December 31......................... $ 3,587   $ 3,497   $ 3,400   $ 2,867   $ 2,698
                                                     =======   =======   =======   =======   =======

     Ratio of net charge-offs during the period to
         average loans outstanding during the period.. 0.25%      0.22%     0.16%     0.26%     0.04%

Other Income. The following table shows the components of other income for 1998, 1997, and 1996.

(In Thousands)
                                                      1998      1997      1996

Fiduciary activities............................... $ 6,083   $ 5,114   $ 4,452
Service charges on deposit accounts................   1,460     1,431     1,359
Other customer fees................................     548       407       463
Other income.......................................     863       551       567
                                                    -------   -------   -------
     Subtotal......................................   8,954     7,503     6,841
Investment securities gains (losses), net..........     716       (13)
Net loans sold gains...............................     236       105       159
                                                    -------   -------   -------
     Total other income............................ $ 9,906   $ 7,595   $ 7,000
                                                    =======   =======   =======

Other income includes income items that are not directly related to the Company's interest-earning assets. From 1997 to 1998, other income, excluding net investment securities gains (losses) and net loans sold gains, increased $1.451 million, or 19.3%, following a 1996 to 1997 increase of $662 thousand, or 9.7%. The 1998 increase in other income, excluding net investment securities gains (losses) and net loans sold gains, was predominantly the result of increased fees from fiduciary activities, other customer fees, and other income.

In 1998 fiduciary activities fees increased $969 thousand, or 18.9%, over 1997 due to net growth in fiduciary accounts and assets under management. During the period from 1996 to 1997, fiduciary activities fees experienced a 14.9%, or $662 thousand increase. Other customer fees increased $141 thousand, or 34.6%, from 1997 to 1998 following a decline in the 1996 to 1997 period of $56 thousand. The 1998 growth in other customer fees was primarily attributable to increased revenue from fees associated with ATM and check card delivery. Other income increased $312 thousand from 1997 to 1998 which was principally the result of a recovery of $205 thousand in losses that were incurred in prior years and the reversal of a contingency loss that had been accrued in prior years. The increase in other income followed a decrease in other income of $16 thousand from 1996 to 1997.

From 1997 to 1998, service charges on deposit accounts experienced a modest growth of 2.0%, or $29 thousand. From 1996 to 1997, service charges on deposit accounts increased $72 thousand, or 5.3%.

In 1998, market opportunities and calls of investment securities allowed the Company to realize net investment securities gains of $716 thousand. In 1998 the Company recorded net loans sold gains of $236 thousand which represented an increase of $131 thousand over 1997. From 1996 to 1997 net loans sold gains decreased $54 thousand.

Other Expenses. The following table shows the components of other expenses for 1998, 1997, and 1996.

(In Thousands)
                                                        1998     1997     1996

Salaries and employee benefits........................ $11,394  $10,453  $10,017
Premises and equipment expenses.......................   3,714    3,095    2,672
Advertising...........................................     825      524      472
Professional fees.....................................     308      386      268
Deposit insurance expense.............................      95       26      867
Printing and office supplies..........................     697      609      561
Amortization of goodwill and core deposit intangibles.     631      459      375
Other expenses........................................   3,419    3,037    2,907
                                                       -------  -------  -------
     Total other expenses............................. $21,083  $18,589  $18,139
                                                       =======  =======  =======

Other expenses are noninterest operating expenses of the Company. Total other expenses increased $2.494 million, or 13.4%, from 1997 to 1998, and $450 thousand, or 2.5%, from 1996 to 1997.

Salaries and employee benefits increased 9.0%, or $941 thousand, from 1997 to 1998, and 4.4%, or $436 thousand, from 1996 to 1997. The 1998 increase was primarily due to the addition of staff in the acquisition of the Anderson and Zionsville branches by American National in September,1998. The 4.4 % increase from 1996 to 1997 was principally due to the addition of staff due to the acquisition of the Parker branch in April, 1997 and expansion into the Indianapolis market by ANTIM.

Premises and equipment expenses increased $619 thousand from 1997 to 1998 and $423 thousand from 1996 to 1997. Primarily, these increases reflect the Company's commitment to technology with the mid-year 1997 purchase of a corporate in-house core data processing system for the banking affiliates as well as the fourth quarter 1997 upgrade of ANTIM's core accounting software.

Due to the Company's increased emphasis on marketing programs, as well as the Company's expansion into the Anderson and Zionsville markets, advertising costs increased $301 thousand from 1997 to 1998. The 1998 increase followed a modest increase from 1996 to 1997 of $52 thousand.

Following an increase of $118 thousand from 1996 to 1997, professional fees declined $78 thousand from 1997 to 1998. The 1996 to 1997 increase was primarily attributable to costs associated with the acquisition of the Parker branch by Peoples and a minority interest in Indiana Trust Company by ANTIM.

Deposit insurance premiums increased $69 thousand from 1997 to 1998 following a 1996 to 1997 decrease of $841 thousand. In 1996, the Federal Deposit Insurance Corporation lowered the rate assessed on deposits insured by the Bank Insurance Fund resulting in a reduction in federal deposit insurance expense.

Printing and office supplies increased 14.4%, or $88 thousand, from 1997 to 1998 and 8.6%, or $48 thousand, from 1996 to 1997. The increases were essentially due to general cost increases as well as the acquisition of forms and supplies for new offices.

Amortization of goodwill and core deposit intangibles increased $172 thousand, or 37.5% from 1997 to 1998 and $84 thousand, or 22.4%, from 1996 to 1997. The increase in amortization of goodwill and core deposit intangibles is attributable to the acquisition of the Anderson and Zionsville branches in 1998, the Parker branch in 1997, and the minority interest in Indiana Trust in 1997.

Other expenses increased $382 thousand, or 12.6% from 1997 to 1998. The 1998 increase includes increased fees for various services utilized by the Company. From 1996 to 1997 the Company recorded a moderate increase in other expenses of $130 thousand, or 4.5%.

Income Taxes. Income tax expense for 1998, 1997, and 1996 was $3.859 million, $3.548 million, and $2.794 million, respectively. The Company invests in tax-exempt municipal securities as its principal strategy to reduce federal income taxes. The Company also receives state tax credits for a portion of interest earned on qualified loans made to urban enterprise zone businesses and residents. The law provisions for the enterprise zone state tax credit expired in 1998 for the Company's lead bank and will not be available for years 1999 and beyond.

The effective tax rates for 1998, 1997, and 1996 were 33.2%, 33.6% and 31.8%, respectively. The increase in income tax expense is generally due to increases in income upon which applicable federal and state income taxes are calculated.

BALANCE SHEET ANALYSIS Average Balances and Interest. The Company's balance sheet growth in 1998, driven primarily by continuing strong loan demand, spiked sharply in September when the lead bank closed the transaction for the purchase of six bank branch offices that held approximately $90 million in deposits. Average total assets for 1998 of $554.782 million represented a significant $57.284 million, or 11.5%, gain over the total of $497.498 million for 1997, which by comparison was $24.909 million, or 5.3%, above the average total assets of $472.589 million for 1996.

Well-designed strategic objectives, coupled with a cooperative economic climate, once again produced solid growth in the Company's loan portfolio. Average total loans of $425.379 million for 1998 exceeded by $35.201 million, or 9.0%, the 1997 average of $390.178 million. 1997 also was a very strong growth year, as average total loans increased $28.979 million, or 8.0%, over the prior year average of $361.199 million.

The Company's portfolio of investment securities and overnight investments grew dramatically in September with the cash acquired in the transaction that added the six bank branch offices. The new funds revitalized a liquidity position that had been allowed to decline in anticipation of the transaction closing. They were placed primarily in short term investments, as management had plans to use the funds for liability restructuring, and to support strategies expected to further the expansion of the Company's loan portfolio. Relatedly, the total investment portfolio, including overnight investments, average balance for 1998 of $88.873 million represented a substantial $15.921 million, or 21.8%, increase over the 1997 total of $72.952 million. In 1997, investment portfolio funds were redeployed to take advantage of more profitable lending opportunities, and the total portfolio average balance fell $6.590 million, or 8.3%, from the 1996 total of $79.542 million. This multipurpose portfolio serves as a ready source of liquidity, can be restructured to mitigate interest rate risk in other areas of the balance sheet, and provides further diversification of the Company's total portfolio of earning assets.

Although the purchase of the six bank branch offices was instrumental in the 11.0% growth of average earning assets to $514.252 million for 1998, the premium paid on the acquired deposits caused a negative effect on the ratio of average earning assets to average total assets. As a result, this key ratio decreased slightly in 1998 to 92.7%, compared to 93.1% and 93.3% for 1997 and 1996, respectively. Average earning assets of $463.130 million for 1997 represented a $22.389 million, or 5.1%, increase over the 1996 average.

Average total deposits for 1998 of $441.871 million were up $32.055 million, or 7.8%, above the prior year. Approximately $25 million of the increase in the average resulted from the purchased deposits. In 1997, average total deposits for the year of $409.816 million represented a $9.139 million, or 2.3%, increase over 1996.

As strong loan demand carried over into 1998, the Company encountered an increasing need to fund loan production through wholesale funding sources and decided to increase its use of FHLB credit products. This strategy allowed the Company to continue to meet the home financing needs of the communities it serves, grow its residential mortgage loan portfolio, and add longer term liabilities to mitigate interest rate risk in the balance sheet. The new residential mortgages also qualify as eligible collateral for additional borrowings from the FHLB. This substantial borrowing activity in 1998 resulted in average FHLB borrowings increasing by $24.803 million, or 131.8%, over the 1997 average to $43.623 million. In 1997, FHLB borrowings averaged $18.820 million, which was $11.577 million, or 159.8%, higher than 1996. Due to a declining need, average short term borrowings dropped in 1998 to $7.138 million, compared to $11.277 million and $9.267 million for 1997 and 1996, respectively.

Strategies employed by the Company's management, together with continuing favorable economic conditions in recent years, have resulted in consistent and respectable net interest income growth. Net interest income on a tax equivalent basis for 1998 reached $25.281 million, compared to $23.798 million for 1997 and $22.347 million for 1996. The results for the most recent two years reflect increases of $1.483 million, or 6.2%, and $1.451 million, or 6.5%, for 1998 and 1997, respectively.

A summary of average earning assets and interest-bearing liabilities is set forth below, together with the interest earned (on a tax-equivalent basis) and paid on each major type of earning asset and interest-bearing liability account. The average yield of the earning assets and the average rate paid on the interest-bearing liabilities is also summarized.

(In Thousands Except for Ratios)

                                                  1998                        1997                         1996
                                                  INTEREST                    INTEREST                     INTEREST
                                         AVERAGE  INCOME/  AVERAGE   AVERAGE  INCOME/   AVERAGE   AVERAGE  INCOME/   AVERAGE
                                         BALANCE  EXPENSE  RATE (%)  BALANCE  EXPENSE   RATE (%)  BALANCE  EXPENSE   RATE (%)
ASSETS
   Federal funds sold.................. $  6,136  $   331   5.39%   $  1,559  $    87    5.58%   $  4,992  $   271    5.43%
   Interest-bearing deposits...........    5,477      298   5.44%        255       10    3.92%        163        8    4.91%
   Investment securities
      Taxable..........................   35,576    2,215   6.23%     29,788    1,896    6.36%     32,606    2,048    6.28%
      Tax-exempt.......................   41,684    3,780   9.07%     41,350    3,851    9.31%     41,781    3,947    9.45%
                                        --------  -------           --------  -------            --------  -------
       Total investment securities.....   77,260    5,995   7.76%     71,138    5,747    8.08%     74,387    5,995    8.06%
   Loans*
      Commercial.......................  101,172    9,947   9.83%     89,681    8,879    9.90%     86,217    8,429    9.78%
      Term federal funds...............    5,726      311   5.43%      3,475      191    5.50%      5,528      295    5.34%
      Real estate mortgage.............  274,287   23,327   8.50%    253,954   22,011    8.67%    228,381   19,843    8.69%
      Loans to individuals.............   40,510    3,797   9.37%     41,027    3,905    9.52%     39,123    3,743    9.57%
      Tax exempt.......................    3,684      340   9.23%      2,041      183    8.97%      1,950      159    8.15%
                                        --------  -------           --------  -------            --------  -------
       Total loans.....................  425,379   37,722   8.87%    390,178   35,169    9.01%    361,199   32,469    8.99%
                                        --------  -------           --------  -------            --------  -------
         Total earning assets..........  514,252   44,346   8.62%    463,130   41,013    8.86%    440,741   38,743    8.79%
                                                  -------                     -------                      -------
   Allowance for loan losses...........   (3,575)                     (3,295)                      (2,882)
   Cash and due from banks.............   17,424                      16,250                       14,900
   Premises and equipment..............   12,319                      10,543                        9,475
   Other assets........................   14,362                      10,870                       10,355
                                        --------                    --------                     --------
      Total assets..................... $554,782   44,346           $497,498   41,013            $472,589   38,743
                                        ========  -------           ========  -------            ========  -------
LIABILITIES
   Interest-bearing deposits
      NOW accounts.....................  $77,878    1,611   2.07%$    74,511    1,847    2.48%    $71,954    1,802    2.50%
      Money market investment accounts.   54,401    1,815   3.34%     40,304    1,278    3.17%     40,383    1,253    3.10%
      Savings deposits.................   27,013      614   2.27%     26,592      667    2.51%     28,174      705    2.50%
      Certificates of deposit..........  231,920   12,081   5.21%    219,853   11,689    5.32%    217,350   11,724    5.39%
                                        --------  -------           --------  -------            --------  -------
      Total interest-bearing deposits..  391,212   16,121   4.12%    361,260   15,481    4.29%    357,861   15,484    4.33%
   Short-term borrowings...............    7,138      364   5.10%     11,277      625    5.54%      9,267      481    5.19%
   FHLB advances.......................   43,623    2,580   5.91%     18,820    1,109    5.89%      7,243      431    5.95%
                                        --------  -------           --------  -------            --------  -------
     Total interest-bearing liabilities  441,973   19,065   4.31%    391,357   17,215    4.40%    374,371   16,396    4.38%

   Non-interest bearing demand deposits   50,659                      48,556                       42,816
   Other liabilities...................    4,637                       5,050                        6,535
                                        --------                    --------                     --------
         Total liabilities.............  497,269                     444,963                      423,722

STOCKHOLDERS' EQUITY...................   57,513                      52,535                       48,867
                                        --------  -------           --------  -------            --------  -------
            Total liabilities and
            stockholders' equity....... $554,782   19,065   3.71**  $497,498   17,215    3.72 ** $472,589   16,396    3.72 **
                                        ========  -------           ========  -------            ========  -------
         Net interest income...........           $25,281   4.91%             $23,798    5.14%             $22,347    5.07%
                                                  =======                     =======                      =======
   Adjustment to convert tax-exempt
   investment securities and loans to
   fully taxable equivalent basis,
   using marginal rate of 34% after
   adjustment for effect of
   non-deductible interest expense
   attributed to such assets                      $ 1,328                     $ 1,294                      $ 1,319
                                                  =======                     =======                      =======

 * Loans held for sale are included with loans. Nonaccruing loans have been included in the average balances.
** Total interest expense divided by total earning assets

Assets. The Company's total assets grew dramatically in 1998, primarily a result of the purchase of six bank branch offices, and totaled $615.940 million at year end. This new record level represented $90.450 million, or 17.2%, growth over the December 31, 1997, total assets balance of $525.490 million. In 1997, total assets rose to a Company high at that time, finishing the year $31.643 million, or 6.4%, higher than the December 31, 1996, total of $493.847 million.

The investment securities portfolio of $76.482 million at December 31, 1998, was considerably higher than the balance a year earlier of $69.072 million. The change was primarily a result of the influx of cash from the purchased branches, most of which was invested in short term instruments and then used to fund loans and liability restructuring. Approximately $6 million of longer term municipal securities were sold late in the year in anticipation of additional cash being needed to fund the significant volume in both the mortgage loan and commercial loan pipelines.

Investment securities classified as available-for-sale are reported at fair value, with unrealized gains and losses excluded from earnings, but reported in a separate component of stockholders' equity. As a result of a prior management decision to maintain greater liquidity and flexibility within the portfolio, all investment securities held at year ends 1998, 1997, and 1996 had been classified as available for sale.

The product mix of the portfolio also changed materially during 1998, as the Company increased its position in Federal agency notes from $8.253 million to $25.073 million. The additions were mostly callable notes that offered an initial return significantly higher than fixed maturity alternatives.

The total of $69.072 million in investment securities at December 31, 1997, was down $4.872 million from the prior year end. The decline in the portfolio during 1997 was primarily a function of meeting loan growth opportunities with strategies designed to enhance the return on the Company's earning assets.

The investment portfolio totals include unrealized gains net of unrealized losses totaling $1.329 million and $2.302 million at December 31, 1998 and 1997, respectively. As market conditions result in the recording of adjustments to the carrying value of investment securities classified as available-for-sale, corresponding entries, reduced by related income taxes, may increase or decrease stockholders' equity.

Securities with a carrying value of $11.269 million, or 14.7% of the total investment portfolio at December 31, 1998, were scheduled to mature within one year. The following table shows the mix of the investment securities portfolio for each of the last three years at December 31, and the maturity distribution at year end 1998:

(In Thousands Except for Ratios)

                                            1998                 1997                1996
                                     AMOUNT    PERCENT    AMOUNT    PERCENT    AMOUNT   PERCENT
U.S. Treasury...................... $  5,491      7.3%    $14,880     21.6%   $17,838     24.1%
Federal agencies...................   25,098     32.8%      8,248     11.9%     7,972     10.8%
State and municipal................   35,428     46.3%     45,031     65.2%    44,166     59.7%
Mortgage-backed securities.........    9,968     13.0%                          3,078      4.2%
Marketable equity securities.......      397      0.5%        813      1.2%       690      0.9%
Corporate obligations..............      100      0.1%        100      0.1%       200      0.3%
                                     -------    ------    -------    ------   -------    ------
                                     $76,482    100.0%    $69,072    100.0%   $73,944    100.0%
                                     =======    ======    =======    ======   =======    ======

State and municipal securities decreased $9.603 million, or 21.3%, from 1997 to 1998 due to sales and calls of state and municipal securities.

                                WITHIN                            OVER
                                1 YEAR   1-5 YEARS  5-10 YEARS  10 YEARS    TOTAL
U.S. Treasury.................. $ 1,360  $  4,131                          $ 5,491
Federal agencies...............   4,971    10,078    $10,049                25,098
State and municipal............   4,441     4,596     12,650     $13,741    35,428
Mortgage-backed securities.....             1,021        907       8,040     9,968
Marketable equity securities...     397                                        397
Corporate obligations..........     100                                        100
                                -------  -------     -------     -------   -------
                                $11,269  $19,826     $23,606     $21,781   $76,482
                                =======  =======     =======     =======   =======
Distribution Percent...........    14.7%    25.9%       30.9%       28.5%    100.0%


Loans. The Company continued to rely primarily on loan portfolio growth to drive earnings growth, with positive results being achieved throughout 1998. The principal ingredients for another successful year of portfolio management were effective marketing strategies, strong relationship development, and an economic climate that presented the necessary opportunities for significant new lending activity. The Company's efforts in 1998 produced a substantial $61.336 million, or 15.0%, increase in portfolio size from $408.771 million at prior year end to $470.107 million at December 31, 1998. By comparison, in 1997 the loan portfolio growth was $32.690 million, or 8.7%, over the 1996 year end portfolio of $376.081 million.

The portfolio growth for 1998 was concentrated mostly in real estate loans originated for both residential and commercial properties, as borrowers took advantage of relatively low long term interest rates, resulting in significant refinancing activity, with some migration from adjustable rate products. Using cash available from the purchase of the six bank branch offices, the Company was able to selectively grow that portion of the portfolio, while continuing to sell loans to Federal Home Loan Mortgage Corporation. The Company views growth of its loan servicing portfolio as a strategy essential to expanding its customer base, in addition to producing a rising fee income annuity.

In 1998 the Company grew real estate loans by $40.816 million, or 15.5%, to $303.527 million from $262.711 million at December 31, 1997. Real estate loans represented 64.6% and 64.3% of the total loan portfolio at December 31, 1998 and 1997, respectively. The Company's aggressive secondary market operations in 1998 produced a $9.251 million, or 15.9%, increase in mortgage loans serviced for others from $58.265 million on December 31, 1997, to $67.516 at year end 1998.

In 1998, commercial loan growth slowed from the prior year, being impacted by early repayments and financing opportunities in the commercial mortgage area. Improving cash flow for many customers resulted in lower line of credit usage, and several major commercial loan relationships were paid as local businesses were sold. In spite of these impediments, the Company was still able to realize a $6.312 million, or 6.4%, increase in balances to $105.690 million, compared to $99.378 million at December 31, 1997.

1998 followed an extremely successful growth year in 1997, during which the Company was able to generate a significant $18.236 million, or 22.5%, increase over the December 31, 1996, total of $81.142 million in commercial loan balances.

The Company was also rewarded in 1998 for its considerable effort in implementing growth strategies for the consumer loan component of the portfolio, as total balances reached $45.720 million at December 31, 1998, a $6.066 million, or 15.3%, gain over the prior year end total of $39.654 million.

Other Assets. Emphasis on continuing to add new technology to better serve the Company's existing customers and gain new ones, and the purchase of the six bank branch offices were the chief factors responsible for the net book value of premises and equipment increasing by $665 thousand to $12.329 million at December 31, 1998. In 1997, the Company's revamping of its technology systems, including the installation of a new core processing system and a computer network linking all offices, resulted in significant investment costs that were the primary factor in a $2.319 million rise in the carrying value of premises and equipment for the year.

The $332 thousand and $1.986 million increases in 1998 and 1997, respectively, for total Federal Reserve and FHLB stock were due to additional investments required to support a higher credit line at the FHLB.

The balance of core deposit intangibles and goodwill was $6.913 million higher at December 31, 1998, than a year earlier as a result of the purchase of the bank branches.

Deposits. Through early 1998 the loan portfolio growth had been fueled primarily by borrowings from the FHLB, and the Company's lead bank began to approach its credit limit with that facility when the opportunity surfaced to bid on six bank offices with approximately $90 million in deposits. Being the successful bidder not only provided the funds to increase the pace of loan portfolio growth in 1998, but also shored up a weakened liquidity position, created an immediate significant presence in two new markets for further business development, and broadened the customer base to spread the rising costs for the new technology so critical to carrying the Company into the new millennium.

In 1998, competition for deposits among financial institutions heated up and certificate of deposit "specials" became more widely used and more aggressively priced. The continuing climb of the stock market and attractive returns on alternative investments available through non-bank competitors also created a difficult environment for internally generated deposit account growth. The Company's continuing efforts to manage the marginal cost of new retail deposits further increased the difficulty in achieving meaningful growth in total deposit account balances.

The deposits acquired in 1998, coupled with moderate internal growth, resulted in total deposits at December 31, 1998, of $508.434 million, an increase of $97.172 million, or 23.6%, more than the prior year end. By comparison, total deposits of $411.262 million at December 31, 1997, represented a slight gain for the year of $5.417 million, or 1.3%.

Due to a relatively low interest rate environment and a very flat yield curve that offered minimal incentive for customers to lock in long term rates, funds continued to migrate to daily money market deposit accounts and short term certificates of deposit. As of December 31, 1998, 43.0% of interest-bearing deposits were in daily accounts, compared to only 39.9% at December 31, 1997. Additionally, 80.1% of all certificate of deposit balances at December 31, 1998, were scheduled to mature within one year. By comparison, a year earlier 78.5% of all certificate balances were scheduled to mature within twelve months.

This shift in the retail deposit mix to more liquid instruments creates significant challenges for management from both an interest rate risk and customer retention perspective. The Asset/Liability Management committees of the Company's banks meet on a regular basis, with special meetings called as needed, to deal with these issues and fine tune strategies designed to meet earnings objectives.

Borrowed Funds. As stated earlier, the Company relied heavily on FHLB borrowings in 1997 and through early 1998 to fund the considerable growth of the loan portfolio. There was a significant paydown of these borrowings in the last quarter of 1998. Using the cash from the retail deposits acquired with the purchase of the bank branches, the Company reduced total borrowings from the FHLB to $36.145 million at December 31, 1998, $3.470 million less than a year earlier. By contrast, the December 31, 1997, total of $39.615 million was $25.615 million higher than the prior year end.

At times the Company will fund large long term loans with FHLB borrowings to lock in a spread and minimize interest rate risk in the balance sheet. These and other interest rate risk management strategies have resulted in $19.530 million, or 54.0%, of the dollar amount of FHLB advances on the books at year end 1998 having scheduled maturity dates beyond one year.

The availability of FHLB borrowings as an alternative funding source to new deposits also allows the Company's management to price deposits with reasonable consideration given to controlling the marginal cost of growth.

Federal funds, repurchase agreements, and U.S. Treasury tax notes are all borrowing instruments used to meet the short-term cash needs of the Company. These short-term borrowings totaled $5.807 million at December 31, 1998, down $7.528 million, or 56.5%, from a year earlier. This substantial change was also primarily a result of the availability of funds from the purchased bank branches.

Total borrowed funds were reduced substantially in the last quarter of 1998 to $41.952 million at December 31, 1998, down $10.998 million, or 20.8% lower than a year earlier.

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

During 1998 and 1997, funds principally provided through net income, advances from the Federal Home Loan Bank and a reduction in the Company's average daily federal funds sold position were used by the Company to take advantage of loan demand. In addition, in September 1998, deposits acquired in the acquisition of the branches by American National provided additional funds to meet loan demand.

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

On December 31, 1998, the Company had $242.402 million in rate-sensitive assets and $326.118 million in rate-sensitive liabilities which matured or could be repriced within one year. For this one year time frame, the Company had a negative rate sensitivity gap. A negative rate sensitivity gap is beneficial to the Company's net interest income during a time when interest rates are falling, and could adversely impact the Company's net interest income during a period in which interest rates are rising. The Company's current negative gap for the one year time frame expressed as a percentage of total assets is 13.6%.

The following table shows the gap position of the Company at December 31, 1998.

(In Thousands Except for Ratios)

                                            0-3       3-6     TOTAL 6     6-12   TOTAL 12   OVER 12  CURRENT
                                          MONTHS     MONTHS   MONTHS     MONTHS   MONTHS    MONTHS   BALANCE
EARNING ASSETS
     Federal funds sold................. $  4,000            $  4,000            $  4,000           $  4,000
     Interest-bearing deposits in banks.    3,003               3,003               3,003              3,003
     Securities available for sale
         Taxable........................    5,233      $988     6,221      $607     6,828   $34,226   41,054
         Tax-exempt.....................    3,840               3,840       601     4,441    30,987   35,428
     Mortgage loans held for sale.......      311                 311                 311                311
     Loans..............................  100,513    52,042   152,555    66,619   219,174   250,933  470,107
     Federal Reserve and Federal Home
      Loan Bank stock...................    4,645               4,645               4,645       386    5,031
                                         --------   -------  --------   -------  --------  -------- --------
              Totals....................  121,545    53,030   174,575    67,827   242,402   316,532  558,934
                                         --------   -------  --------   -------  --------  -------- --------

INTEREST-BEARING LIABILITIES
     Deposits
         NOW accounts...................    9,363     8,341    17,704    14,048    31,752    54,064   85,816
         Money market accounts..........   24,995    16,918    41,913    19,201    61,114    16,245   77,359
         Regular savings................    1,293     1,234     2,527     2,305     4,832    23,591   28,423
         Certificates of deposit........  124,667    38,627   163,294    42,704   205,998    47,776  253,774
     Short-term borrowings..............    5,807               5,807               5,807              5,807
     Federal Home Loan Bank advances....    3,500     1,000     4,500    12,115    16,615    19,530   36,145
                                         --------   -------  --------   -------  --------  -------- --------
              Totals....................  169,625    66,120   235,745    90,373   326,118   161,206  487,324
                                         --------   -------  --------   -------  --------  -------- --------

Rate sensitivity gap positive
 (negative)............................. $(48,080) $(13,090) $(61,170) $(22,546) $(83,716)
                                         ========   =======  ========   =======  ========
Rate sensitivity gap as a percent of
 total assets...........................    (7.8%)   (2.1%)     (9.9%)    (3.7%)   (13.6%)
Percent of earning assets to
 interest-bearing liabilities...........     71.7%               74.1%               74.3%

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

Interest rate risk represents the sensitivity of earnings to changes in market interest rates. When interest rates change, the interest income and expense streams associated with the Company's financial instruments change, thereby impacting net interest income. The Company uses a rate sensitivity gap analysis and rate shock analysis for estimating the impact on interest margin in the event of market interest rate changes. The timing mismatch between the re-pricing of assets and liabilities is at the core of interest rate risk. If re-pricing opportunities of assets and liabilities were identical, there would be no risk and the spread between the two would remain constant if assets and liabilities were priced off of the same index or yield curve. However, in reality the mismatch exists, and it is the Company's challenge to quantify and manage the timing difference of the interest spread.

Based on the Company's model utilized, if market interest rates were to immediately increase 100 basis points, the Company would experience a slight decline in earnings, due to a decrease in net interest income of approximately $188 thousand over a one year time period. This hypothetical estimate is based on numerous assumptions including yield curve shape and loan amortization. In addition, maturing balances are replaced with new balances at the new rate level and repricing balances are adjusted to the new rate shock level. The analysis assesses the behavior of earning assets and interest-bearing liabilities and assumes that account rate behavior correlates to economic behavior. The Company cannot make any assurances as to the predictive nature of these assumptions, nor can it assess the impact of such variables as prepayment and refinancing levels, depositor withdrawals, customer product preference changes, and competitive factors as well as other internal and external variables. In addition, this analysis cannot reflect actions taken by the Company's Asset/Liability Management committee; therefore, this analysis should not be relied upon as indicative of expected operating results.

Capital. A strong capital position continues to be a primary goal of the Company. Accordingly, capital positions are monitored on an ongoing basis to ensure that the Company maintains adequate capital and that its affiliate banks maintain ratios in excess of those considered by regulatory authorities to be "well capitalized." Bank regulators have adopted regulations that define five capital levels: well capitalized, adequately capitalized, undercapitalized, severely undercapitalized, and critically undercapitalized.

Bank regulators have also adopted "risk adjusted" capital ratios for banks and bank holding companies. These risk based guidelines require the assignment of risk weightings to all assets and certain off-balance sheet items. Banks are required to have a total risk-based capital ratio of 10% or greater to be considered "well capitalized." At December 31, 1998, Peoples was well capitalized with a total risk-based capital ratio of 10.9%; American National's ratio was 9.4%, which was in excess of an adequate capital ratio of 8.0% and less than the well capitalized ratio of 10.0%. The Company's total risk-based capital ratio at December 31, 1998, was 12.3%.

Branch expansion by the Company's lead bank will require additional capital be injected at the bank level to support new loan growth which is anticipated to occur. To facilitate the additional capital needs, the Company plans to reallocate capital among its affiliates thus achieving a more efficient and effective use of capital. In addition, the Company is considering other outside sources of funds available to satisfy its capital needs.

For the three years ended December 31, 1998, the Company recorded net income totaling $20.788 million. Total stockholders' equity has grown from $49.471 million on January 1, 1996, to $60.596 million at year end 1998, an increase of $11.125 million or 22.5% for the three-year period. Shareholders have received a total of $8.641 million in cash dividends, which represents a dividend payout of net income equal to 41.6% during this three-year period. In August of 1998, the Company's Board of Directors approved increasing the quarterly dividend from $0.17 to $0.19 a share effective with the third quarter of 1998. This 11.8% increase in the quarterly dividend rate marked the nineteenth consecutive year dividends have grown at a rate of 10.8% or more. The average increase in total dividends paid per share during the last fifteen years has been 16.2%.

For 1998 the $4.363 million increase in stockholders' equity was the result of net income of $7.775 million, a net addition of $406 thousand from activity related to stock options, and a net addition of $465 thousand relating to shareholder transactions in the Company's Dividend Reinvestment and Stock Purchase Plan; less decreases of $588 thousand related to market value accounting for investments classified as available for sale, $413 thousand stock repurchases under the Company's repurchase program, and $3.282 million for cash dividends.

The following table shows various capital and performance ratios for the last three years:

                                                         1998     1997     1996
Capital ratios
     Total capital to risk-weighted assets.............. 12.3%    14.3%    14.4%
     Tier I capital to risk-weighted assets............. 11.4%    13.3%    13.4%
     Tier I capital to average assets (leverage ratio)..  7.9%     9.8%     9.5%
Dividend payout ratio................................... 43.1%    42.1%    42.0%
Increases in annual dividends paid...................... 12.5%    16.4%    19.6%
Total return to investors*.............................. (6.1)%   34.6%    30.9%
Market value as a % of book value.......................180.0%   210.6%   175.0%
Price/earnings multiple at year end..................... 14.3%    17.2%    15.3%

*Market value change with dividends reinvested


Year 2000. A significant issue in the banking industry and for the economy overall relates to the year 2000. The Year 2000 ("Y2K") issue is the result of computer programs being written using two digits rather than four digits to define the applicable year. In 1997 the Company and each of its affiliates formed Year 2000 committees to address Y2K issues. These committees included key members of the operations and technology staff, representatives of functional business units, and senior management. A plan was created and is regularly evaluated by senior management and the respective affiliate Boards of Directors.

An inventory of all software and hardware used throughout the company was completed, and letters were sent to all parties to track the Y2K status of vendors providing services and equipment. The Company continues to monitor progress of these parties and any new parties with which the Company does business. Of the systems and applications used, a determination was made to identify those that were "mission-critical" to the operations of the Company.

In 1997 the Company upgraded the core data processing system used by the banking affiliates and also several other peripheral systems. In addition, ANTIM upgraded its core accounting system. These upgrades placed the Company on the cutting edge of technology along with the added benefit of the Year 2000 readiness that was provided by the new systems. Since the Company relies predominately on third-party vendors for its systems, there has been no internal software to have rewritten.

The total cost to the Company for the Year 2000 project is estimated to be between $125 thousand and $200 thousand. Approximately $70 thousand of the total cost relates to equipment acquisition which is depreciable under the Company's premises and equipment policy. In 1999, additional funds have been provided in the Company's operating budget to address Y2K issues. A substantial amount of the costs incurred under Y2K is an acceleration of costs that would have been incurred in the normal course of business. The total cost of Y2K readiness has not been, and is not anticipated to be, material to the financial position, results of operations, or cash flow of the Company.

The Company has spent considerable time testing its core processing systems for Year 2000 compliance and is pleased to report that no Y2K deficiencies have been found. All other "mission-critical" systems have been tested or are currently in the testing process. To date, we have found no cause for concern with any of these systems. Other "non-mission-critical" software and hardware is being tested to assure that no major problems arise as we approach the new millennium. All testing is substantially complete and will be finished by June 30, 1999.

One critical area each banking affiliate has addressed is the potential risk associated with borrowers who have not addressed their own Year 2000 status. Each bank has determined a risk-based assessment of its customers, and key customers have been contacted. Those customers with some substantial risk are being handled on a case by case basis.

Realizing that even our best efforts could still result in some minor disruptions, the Company is in the process of developing a contingency plan for all critical systems in the event that one of these should fail. This plan is being written and will be completed by June 30, 1999.

IMPACT OF NEW ACCOUNTING STANDARDS
Reporting Comprehensive Income. The Financial Accounting Standards Board ("FASB") issued Statement No. 130, "Reporting Comprehensive Income" establishing standards for the reporting of comprehensive income and its components in financial statements. Enterprises that have no items of other comprehensive income in any period presented are excluded from the scope of this Statement.

Statement No. 130 requires that all items that are required to be recognized under accounting standards as components of comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements. It does not require a specific format for that financial statement but requires that an enterprise display an amount representing total comprehensive income for the period in that financial statement.

Upon implementing this new statement, an enterprise will classify items of other comprehensive income by their nature in a financial statement and display the accumulated balance of other comprehensive income separately from retained earnings and additional paid-in capital in the equity section of a statement of financial position.

Statement No. 130 is effective for interim and annual periods beginning after December 15, 1997. Earlier application is permitted. The Company adopted Statement No. 130 for 1998.


Disclosures about Segments of an Enterprise and Related Information. Statement No. 131 established standards for the way that public business enterprises report selected information about operating segments in financial reports issued to shareholders. It also established standards for related disclosures about products and services, geographic areas, and major customers.

Statement No. 131 defines operating segments as components of an enterprise about which separate financial information is available that is evaluated regularly by the chief operation decision-maker in deciding how to allocate resources and in assessing performance.

Statement No. 131 is effective for financial statements for periods beginning after December 15, 1997. The Company reported segment information beginning in 1998.

Accounting for Derivative Instruments and Hedging Activities. Statement No. 133 requires companies to record derivatives on the balance sheet at their fair value. Statement No. 133 also acknowledges that the method of recording a gain or loss depends on the use of the derivative. If certain conditions are met, a derivative may be specifically designed as (a) a hedge of the exposure to changes in the fair value of a recognized asset or liability or an unrecognized firm commitment, (b) a hedge of the exposure to variable cash flows of a forecasted transaction, or (c) a hedge of the foreign currency exposure of a net investment in a foreign operation, an unrecognized firm commitment, an available-for-sale security, or a foreign-currency-denominated forecasted transaction. The new Statement applies to all entities. If hedge accounting is elected by the entity, the method of assessing the effectiveness of the hedging derivative and the measurement approach of determining the hedge's ineffectiveness must be established at the inception of the hedge.

Statement No. 133 amends Statement No. 52 and supersedes Statement Nos. 80, 105, and 119. Statement No. 107 is amended to include the disclosure provision about the concentrations of credit risk from Statement No. 105. Several Emerging Issues Task Force consensuses are also changed or nullified by the provisions of Statement No. 133.

Statement No. 133 will be effective for all fiscal years beginning after June 15, 1999.

Accounting for Mortgage-Backed Securities Retained after the Securitization of Mortgage Loans Held for Sale by a Mortgage Banking Enterprise. Statement No. 134 establishes accounting standards for certain activities of mortgage banking enterprises and for other enterprises with similar mortgage operations. This Statement amends Statement No. 65.

Statement No. 65, as previously amended by Statement Nos. 115 and 125, required a mortgage banking enterprise to classify a mortgage-backed-security as a trading security following the securitization of the mortgage loan held for sale. This Statement further amends Statement No. 65 to require that after the securitization of mortgage loans held for sale, an entity engaged in mortgage banking activities must classify the resulting mortgage-backed security or other retained interests based on the entity's ability and intent to sell or hold those investments.

The determination of the appropriate classification for securities retained after the securitization of mortgage loans by a mortgage banking enterprise now conforms to Statement No. 115. The only requirement the new Statement No. 134 adds is that if an entity has a sales commitment in place, the security must be classified into trading.

This Statement is effective for the first fiscal quarter beginning after December 15, 1998. On the date this Statement is initially applied, an entity may reclassify mortgage-backed securities and other beneficial interest retained after the securitization of mortgage loans held for sale from the trading category, except for those with sales commitments in place. Those securities and other interest shall be classified based on the entity's present ability and intent to hold the investments.

Accounting for the Costs of Computer Software Developed or Obtained for Internal Use. The Accounting Standards Executive Committee ("AcSEC") has issued Statement of Position (SOP) 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use". This SOP standardizes the accounting treatment of internal use computer software.

For the purposes of this SOP, internal-use software is software that is acquired, internally developed, or modified solely to meet the entity's internal needs with no plan to market the software externally.

This SOP applies to all nongovernmental entities and is effective for financial statements for fiscal years beginning after December 15, 1998. The SOP's provisions should be applied to computer software costs incurred in those fiscal years for all projects, including those projects in progress upon initial application of this SOP. Earlier application is encouraged in fiscal years for which annual financial statements have not been issued.

ANB Corporation
Directors and Officers

Directors

Kelly N. Stanley
Chairman,
President & Chief Executive Officer
Ontario Corporation

James R. Schrecongost
Vice Chairman, President &
Chief Executive Officer
ANB Corporation

Ben E. Delk
President
Standt's Fine Jewelry

Madelyn K. Ferris
Senior Vice President
Paws Incorporated

R. David Hoover
Vice Chairman,
Chief Financial Officer &
Director
Ball Corporation

William L. Peterson
Chairman
Alltrista Corporation

Donald A. Ross
President
A.L. Ross & Sons, Inc.

Chris L. Talley
President & Chief Executive Officer
Peoples Loan & Trust Bank

Leon V. Towne
Management Advisor and Consultant


Honorary Director

Edmund F. Ball


Officers

Kelly N. Stanley                             Jill A. Jordan
Chairman                                     Assistant Vice President,
                                             Operations Manager
James R. Schrecongost
Vice Chairman, President &                   Cynthia L. Sollars, CPA
Chief Executive Officer                      Assistant Treasurer

Larry E. Thomas                              Suanne B. Collins
Treasurer & Chief                            Director of Corporate
Financial Officer                            Sales & Service Training

James W. Convy                               Teddy R. Girton
Corporate Secretary                          Director of Corporate
Vice President, Human Resources              Loan Review

Joseph M. Davis                              Bettie J. Hensley
Vice President,                              Personnel Officer
Data Processing Manager
                                             Thomas L. Kovach
Gary D. Demaree                              Corporate Marketing Manager
Vice President &
Corporate Director of Marketing              Debra A. Clayborn
                                             Assistant Auditor
Roger S. Miller
Vice President, Corporate                    Patricia A. Shoemaker
Operations & Technology                      Assistant Cashier,
                                             Data Processing Supervisor
Douglas J. Schuba, CBA
Senior Auditor                               David W. Spade
                                             Assistant Secretary
Jason A. Conley
Assistant Vice President,
Technology Officer

David M. Ivey
Assistant Vice President,
Assistant Data Processing Manager

American National Bank
Directors and Officers

Directors

Donald A. Ross
Chairman
President
A.L. Ross & Sons, Inc.

James R. Schrecongost
Vice Chairman & Chief
Executive Officer
Vice Chairman, President
Chief Executive Officer,
ANB Corporation

Ben E. Delk
President
Standt's Fine Jewelry

W H Fike
Managing Partner
Atlas Collections, Inc.

Jerome J. Gassen
President & Chief
Operating Officer
American National Bank

Charles N. Hetrick
President & Chief
Operating Officer
Maxon Corporation

Robert L. Hoogenboom
Retired
American National Bank

Charles E. Sanders, M.D.
Partner
Medical Consultants, P.C.

W. Alan Simmons
Partner
Simmons, Carroll, Summers,
Estep & Whisler CPA

Norman L. Tirey
Retired Vice Chairman
ANB Corporation



Honorary Directors

Edmund F. Ball

John L. Cullison, M.D.

J. Roberts Dailey

Margaret J. Edwards

John W. Fisher

John P. Isenbarger

William F. Radcliff

Charles W. Rothhaar

Martin D. Schwartz

Edgar H. Seward

James O. Timbrook

Director Wendell E. Covalt, M.D.
died in 1998. The Directors and
Officers of ANB Corporation and
American National Bank gratefully
acknowledge his many years of
counsel and service to the Company.


Officers

Donald A. Ross                        Serona S. Bartlett
Chairman                              Assistant Vice President,
                                      Mortgage Loan Officer
James R. Schrecongost
Vice Chairman & Chief                 Brian T. Jackson
Executive Officer                     Assistant Vice President,
                                      Mortgage Loan Officer
Jerome J. Gassen
President & Chief                     Sherry J. Hildreth
Operating Officer                     Manager of Customer
                                      Service & Proof
David W. Spade
Senior Vice President,                Deborah C. Robinson
Lending                               Marketing Manager

John J. Letter, CPA                   Jan M. Harris
Senior Vice President &               Mortgage Loan Officer
Controller
                                      Ginger L. Beam
Patricia A. Davis                     Mortgage Loan Officer
First Vice President &
Senior Mortgage Loan Officer          Judy A. Schuck
                                      Mortgage Loan Operations Officer
Thomas R. Miller
First Vice President,                 Merry Schwindt
Commercial Lending                    Mortgage Loan Closing Officer

Terri E. Rickel                       S. Trent Dowling
First Vice President,                 Consumer Loan Officer
Loan Administration
                                      Denise L. Williams
James W. Convy                        Consumer Loan Officer
Vice President,
Human Resources & Secretary           Mary J. Wingate
                                      Assistant Cashier,
David George II                       Money Desk Manager
Vice President,
Consumer Lending

Richard A. Hancock
Vice President, Operations

Lou Anne Denny
Vice President,
Commercial Lending

Wade R. Phelps
Vice President,
Commercial Lending

Steven R. Thorn
Vice President,
Commercial Lending

Robert K. Weaver
Vice President,
Banking Center Sales &
Operations Manager

Banking Center Officers

Anderson, Indiana                        Muncie, Indiana

JoAnn G. Kelly                           Tamra L. Brown
Manager, Anderson East                   Manager, Hoyt Avenue

Michele J. Roudebush                     Carol S. Dobbs
Manager, Anderson South                  Manager, Westminster Village

T. Scott Vermillion                      Shelley K. Evans
Manager, Anderson North                  Manager, McGalliard Road

Dana L. Wallace                          Jennifer S. Phillips
Manager, Edgewood                        Assistant Vice President
                                         Manager, Jackson Street

Marion, Indiana                          Yvonne Edwards-Gregory
                                         Manager, East Memorial
Larry A. Myers
President                                Barbara I. Metcalf-Bell
                                         Assistant Vice President
Douglas E. Carl                          Manager, Broadway Avenue
Executive Vice President
                                         Kathleen K. Brandon
Gregory S. Kitts                         Manager, Country Village
Vice President, Commercial Lending
                                         Lorie A. Clevenger
Cecilia I. Bevans                        Manager, Morrison Road
Vice President, Banking
Center Administration                    Pauline Smith
                                         Manager, Main Street
Susan K. Stephens
Vice President, Indirect Lending

Christopher M. Oliver
Assistant Vice President,
Indirect Lending

Judith K. Morrical
Mortgage Loan Officer


Portland, Indiana

Donald C. Gillespie
Assistant Vice President



Yorktown, Indiana

Stanton E. Schad
Assistant Vice President



Zionsville, Indiana

John C. Bogan
Manager



                        ANB Financial Planning Services
                             Directors and Officers
                     A Subsidiary of American National Bank


Directors & Officers

Jerome J. Gassen    Michael T. Downham, CFP       John J. Letter, CPA
Chairman            Executive Vice President      Secretary & Treasurer

American National Trust & Investment Management Company
Directors and Officers

Directors

Robert E. Kersey, Chairman
President
American Lawn Mower Company

Frank E. Ball
Retired President
Minnetrista Corporation

John W. Fisher
Retired Chairman
Ball Corporation

C. Perry Griffith, Jr.
President
Denison, Inc.

James R. Schrecongost
Vice Chairman, President &
Chief Executive Officer
ANB Corporation

John C. Schuster
Chief Investment Officer
Indiana Trust & Investment
Management Company

Paul L. Sehnert, Jr.
President & Chief
Executive Officer
American National Trust

William L. Skinner
Senior Vice President
Alltrista Corporation


Honorary Director

Edmund F. Ball



Officers

Robert E. Kersey                           Jay McClellan
Chairman                                   Assistant Vice President &
                                           Trust Officer
Paul L. Sehnert
President & Chief                          Judith A. Polson
Executive Officer                          Assistant Vice President &
                                           Trust Officer
David S. Gooden
Senior Vice President &                    Shirley J. Ertel
Senior Investment Officer                  Trust Officer

Theodore H. Jarvis                         Jeff C. Mantock
Senior Vice President &                    Investment Officer
Senior Trust Officer
                                           Brian C. Merrill
Terri E. Matchett                          nvestment Officer
Vice President &
Senior Trust Officer                       Brenda K. Reveal
                                           Tax Officer
Archie B. Spangler
Vice President &
Senior Trust Officer
Corporate Cashier/Secretary

J. Neal Barnham
Vice President &
Trust Officer

Edward V. Huffman
Vice President & Trust Officer

Tracy O. Osborne
Vice President & Trust Officer

Nancy L. Reed
Vice President & Trust Officer


Officers, Indiana Capital Management

Mark W. Cremonie
Executive Vice President

R. Michael Miner
Executive Vice President

William A. Tucker, Jr.
Senior Vice President & Trust Officer

Lawrence O. Moeller
Vice President & Trust Officer

John C. Silletto
Vice President & Investment Officer

James L. Griest
Business Development Officer

Peoples Loan & Trust Bank
Directors and Officers


Directors & Officers

Gerald Stephen
Chairman

Richard G. Applegate
Retired President
R.G. Applegate Steel Company, Inc.

Kenneth D. Bane
Retired President & Chief
Executive Officer
Star Bank

Richard L. Golliher
Retired
The Saratoga State Bank

John B. Goodrich
President
J&P Plating, Inc.

Grace E. Losh
Retired

James R. Schrecongost
Vice Chairman, President &
Chief Executive Officer
ANB Corporation

Chris L. Talley
President & Chief
Executive Officer
Peoples Loan & Trust Bank

Carl A. Thompson
Retired Farmer



Honorary Director

John W. Thompson

Director Lowell W. Fields died
in July, 1998. The Directors
and Officers of ANB Corporation
and Peoples Loan & Trust Bank
gratefully acknowledge his many
years of counsel and service to
the Company.



Officers

Gerald Stephen                             Linda E. Pugh
Chairman                                   Controller

Chris L. Talley                            Stephen K. Welch
President & Chief                          Vice President
Executive Officer                          Manager, Lynn Office

Dean E. Edwards                            David E. Bartram
Executive Vice President                   Assistant Vice President
                                           Manager, Richmond Offices
Philip R. Hirschfeld
Executive Vice President                   Janice Brehm
Wayne County Commercial Lending            Mortgage Loan Officer

Janice A. Powers                           Debra K. Butcher
Vice President & Cashier                   Secretary to the Board of Directors

Kathy E. Beumer                            Jeffrey H. Jenkins
Vice President & Director                  Assistant Vice President,
of Marketing                               Indirect Lending

E. Daniel Cox                              Judy A. Scholl
Vice President                             Assistant Vice President,
Wayne County Commercial &                  Loan Administration
Agriculture Lending

Marc C. Edwards
Vice President
Manager, Saratoga Office

Ernest R. Heighway
Vice President
Wayne County Mortgage Lending

Mary Jane Miller
Vice President
Wayne County Commercial Lending

Thomas L. Powers
Vice President
Manager, Farmland/Parker Offices